As filed with the Securities and Exchange Commission on June 1, 1999
                                                 Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              --------------------

                                    FCNB Corp
             (Exact Name of Registrant as specified in its Charter)

         Maryland                                     6021                                      52-1479635
(State or Other Jurisdiction                    (Primary Standard                       (IRS Employer I.D. Number)
of Incorporation or Organization)      Industrial Classification Code Number)

                                 7200 FCNB Court
                            Frederick, Maryland 21703
                                 (301) 662-2191
    (Address, including ZIP Code and Telephone Number, including Area Code of
                   Registrant's Principal Executive Offices)

                                A. Patrick Linton
                      President and Chief Executive Officer
                                    FCNB Corp
                                 7200 FCNB Court
                            Frederick, Maryland 21703
                                 (301) 662-2191
  (Name, Address, including ZIP Code and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:

      Noel M. Gruber, Esquire                 Harold I. Freilich, Esquire
      David H. Baris, Esquire          Verner Liipfert Bernhard McPherson & Hand
   Kennedy, Baris & Lundy, L.L.P.              901 Fifteenth Street, NW
    4719 Hampden Lane, Suite 300                 Washington, DC 20005
         Bethesda, MD 20814                         (202) 371-6242
          (301) 654-6040.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
If this form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_| _________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering. |_|______________________

                         CALCULATION OF REGISTRATION FEE

=========================================================================================

Title of Each Class of Securities to           Proposed Maximum             Amount of
          be Registered                 Aggregate Offering Price(1)     Registration Fee

=========================================================================================
Common stock, $1.00 par value                    $8,970,000                 $2,493.66

=========================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                    FCNB CORP

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                             _________________, 1999


         A Special Meeting of Shareholders of FCNB Corp will be held on _____________, _______________, 1999 at __:00 __.M. local time, at FCNB's headquarters, 7200 FCNB Court, Frederick, Maryland, for the following purposes:

         (1) To consider and vote on the proposed merger of First Frederick Financial Corporation, the parent company of First Bank of Frederick, into FCNB, and pursuant to which each share of First Frederick common stock will be automatically converted into 1.0434 shares of FCNB common stock, subject to adjustment as set forth in the merger agreement between FCNB and First Frederick, and each outstanding option and warrant to purchase shares of First Frederick common stock will be converted into shares of FCNB common stock in accordance with the formula set forth in the merger agreement. Cash will be paid in lieu of fractional shares. A copy of the merger agreement is attached as Exhibit A to the accompanying combined proxy statement/prospectus.

         (2) To consider and vote on the proposed amendment to the Articles of Incorporation of FCNB to increase the number of authorized shares of FCNB common stock from twenty million (20,000,000) to fifty million (50,000,000).

         (3) To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

         Holders  of  FCNB  common   stock  as  of  the  close  of  business  on
______________, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the special meeting.

         The combined proxy statement/prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the special meeting in person. If you attend the special meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself constitute revocation of a proxy.

                                             By Order of the Board of Directors



                                             Helen G. Hahn, Secretary

            , 1999





    PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
       ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                      FIRST FREDERICK FINANCIAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                             _________________, 1999


         A Special Meeting of Shareholders of First Frederick Financial Corporation will be held on _____________, _______________, 1999 at __:00 __.M.
local time, at                                                               for
the following purposes:

         (1) To consider and vote on the proposed merger of First Frederick into FCNB Corp, the parent company of FCNB Bank, and pursuant to which each share of First Frederick common stock will be automatically converted into
1.0434 shares of FCNB common stock, subject to adjustment as set forth in the merger agreement between First Frederick and FCNB, and each outstanding option and warrant to purchase shares of First Frederick common stock will be converted into shares of FCNB common stock in accordance with the formula set forth in the merger agreement. Cash will be paid in lieu of fractional shares. A copy of the merger agreement is attached as Exhibit A to the accompanying combined proxy statement/prospectus.

         (2) To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

         Holders of First Frederick common stock as of the close of business on ______________, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the special meeting.

         The combined proxy statement/prospectus is set forth on the following pages and a proxy card is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the special meeting in person. If you attend the special meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not of itself constitute revocation of a proxy.

                                             By Order of the Board of Directors



                                             Mary Jo Clark, Secretary

            , 1999



    PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
       ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                       COMBINED PROXY STATEMENT/PROSPECTUS

        Proxy Statement                              Proxy Statement
Special Meeting of Shareholders             Special Meetings of Shareholders
              of                                           of
           FCNB CORP                    FIRST FREDERICK FINANCIAL CORPORATION
       ___________, 1999                              _______, 1999

                                   Prospectus
             Relating to 1,964,915 shares of FCNB Corp common stock

                    ----------------------------------------

         This combined proxy statement and prospectus is being furnished to the holders of the common stock of First Frederick Financial Corporation, and to the holders of the common stock of FCNB Corp. The Board of Directors of First Frederick is seeking proxies from its shareholders for use at the Special

Meeting of Shareholders of First Frederick to be held on ____________, 1999, or at any postponement or adjournment thereof, and the Board of Directors of FCNB is seeking proxies from its shareholders for use at the Special Meeting of Shareholders of FCNB to be held on ________________, 1999, or at any postponement or adjournment thereof. This proxy statement/prospectus is initially being mailed on or about ______________, 1999.

         The purposes of the special meetings are: (1) To consider and vote on the proposed merger of First Frederick into FCNB under the Agreement and Plan of Merger between First Frederick and FCNB dated as of March 12, 1999, pursuant to which each share of First Frederick common stock will be converted into 1.0434 shares of FCNB common stock and each outstanding option and warrant to purchase shares of First Frederick common stock will be converted into shares of FCNB common stock in accordance with the formula set forth in the merger agreement. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

         (2) At the FCNB shareholder meeting, to consider and vote on a proposal to amend the Articles of Incorporation of FCNB to increase the number of authorized shares of FCNB common stock from twenty million (20,000,000) to fifty million (50,000,000).

         (3) To transact such other business as may properly come before the meetings or any adjournment or postponement thereof. The date, time and place of the special meetings are as follows:

                FCNB                              FIRST FREDERICK
      ______, _____________, 1999             ______, _____________, 199
      ____  __.M.                             ____  __.M.
      7200 FCNB Court                         ____________________
      Frederick, Maryland  21703              ____________________

         This proxy statement/prospectus also constitutes the prospectus relating to the issuance of up to 1,964,915 shares of FCNB common stock to be issued under the merger agreement. FCNB common stock is listed on The Nasdaq National Market with the symbol of "FCNB."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE SECURITIES COMMISSION OF ANY STATE NOR THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER FEDERAL REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THE MERGER DESCRIBED HEREIN, OR DETERMINED IF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS ARE ACCURATE OR ADEQUATE, OR IF THE MERGER IS FAIR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE MARYLAND COMMISSIONER OF FINANCIAL REGULATION OR ANY OTHER REGULATORY AGENCY OF ANY STATE, NOR HAS THE COMMISSIONER OR ANY SUCH AGENCY PASSED UPON THE ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this proxy statement/prospectus is _______________, 1999.

                     ADDITIONAL INFORMATION ABOUT FCNB CORP

         FCNB files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information FCNB files with the Commission at the Public Reference Room of the Commission, 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of FCNB's filings can also be obtained from commercial document retrieval services and from the website maintained by the Commission at http://www.sec.gov.

         FCNB has filed a registration statement on Form S-4 with the Commission, to register the FCNB common stock to be issued in connection with the merger. This combined proxy statement/prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits.

         The Commission allows companies which file information with it to provide information by "incorporating by reference" into a proxy statement or prospectus. This means that important information can be disclosed by referring you to another document, filed separately with the Commission. Information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded in a document with a later date, or in this proxy statement/prospectus.

         The following documents filed by FCNB with the Commission, which contain important information about FCNB and its finances, are incorporated herein by reference:

         (1) FCNB's Annual Report on Form 10-K for the year ended December 31, 1998;

         (2) FCNB's Current Reports on Form 8-K dated January 21, 1999, January 28, 1999, February 24, 1999 and March 16, 1999;

         (3) FCNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

         (4)  The   description  of  FCNB  common  stock   contained  in  FCNB's
              registration statement on Form 8-A filed April 24, 1987.

         All other documents filed by FCNB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to final adjournment of the meetings are also deemed to be incorporated by reference in this proxy statement/prospectus and to be a part hereof from the date of filing of such documents.

         FCNB WILL PROVIDE COPIES OF ANY OF THE FCNB DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND NOT DELIVERED HEREWITH (NOT INCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THOSE DOCUMENTS), TO ANY PERSON RECEIVING A COPY OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST DIRECTED TO:

         MARK A. SEVERSON, SENIOR VICE PRESIDENT AND TREASURER
         FCNB CORP
         7200 FCNB COURT
         FREDERICK, MARYLAND 21703
         (301) 662-2191

         IN ORDER  TO  INSURE  TIMELY  DELIVERY  OF  DOCUMENTS  INCORPORATED  BY
REFERENCE,   ANY   REQUEST   SHOULD   BE   RECEIVED   BY  FCNB  NO  LATER   THAN
__________________, 1999.

         Neither FCNB nor First Frederick has authorized anyone to give any information or make any representation about the merger or the FCNB common stock that differs from, or adds to, the information in this proxy statement/prospectus or in FCNB's documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this proxy statement/prospectus and/or the issuance of shares of FCNB common stock do not mean that there have not been any changes in the condition of FCNB since the date of this proxy statement/prospectus. If you are in a jurisdiction where it is unlawful to offer to sell, or to ask for offers to buy, the securities offered by this proxy statement/prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this proxy statement/prospectus does not extend to you. This proxy statement/prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this proxy statement/prospectus speak only as of their date, except where they specify that other dates apply.

             CAUTIONARY STATEMENTS ABOUT FORWARD LOOKING STATEMENTS

         This proxy statement/prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, about the financial condition, results of operations and business of FCNB and First Frederick prior to the merger; about the financial condition, results of operations and business of FCNB following consummation of the merger, including statements relating to cost savings and business enhancements anticipated to be realized as a result of the merger; and the impact of the merger on FCNB's financial performance, and also including statements of goals, intentions, and expectations, regarding or based upon general economic conditions, interest rates, developments in national and local markets, and other matters, and which, by their nature, are subject to significant uncertainties.

         Factors   which  may  cause   actual   results  to  differ  from  those
contemplated by these forward looking statements include, but are not limited to, the following: expected cost savings may not be fully realized; customer loss and revenue loss following the merger may be greater than anticipated; the cost of, or difficulties related to integration of First Frederick into FCNB may be greater than anticipated; and changes in the general interest rate environment, reduced interest rate margins, or changes in economic conditions in general, nationally or regionally, may result in a deterioration of credit quality, among other things. Additionally, FCNB's future financial performance may be adversely impacted by the inability of FCNB and/or First Frederick to cause its information, communications and environmental systems to be capable of correctly recognizing and processing dates after December 31, 1999 as currently anticipated, and in any event, prior to January 1, 2000. Factors which may cause actual results to differ from current "Year 2000" compliance plans include increased costs of achieving Year 2000 compliance, delayed timeframes for implementing and testing Year 2000 compliance measures, and delays by FCNB's or First Frederick's vendors in becoming Year 2000 compliant, or the inability of such vendors to become Year 2000 compliant prior to January 1, 2000.
Additionally, FCNB's and/or First Frederick's performance may be adversely affected by the failure of its customers or governmental authorities to become Year 2000 compliant prior to January 1, 2000. Because of these uncertainties and the assumptions on which statements in this proxy statement/prospectus are based, actual future results may differ materially from those contemplated by such statements.

                                TABLE OF CONTENTS


                                                                                                               Page
Additional Information About FCNB Corp.............................................................................  2

Cautionary Statements About Forward Looking Statements.............................................................  3

Summary Information................................................................................................  5

Selected Consolidated Financial and Other Data.....................................................................  9

The Meetings....................................................................................................... 14

The Merger......................................................................................................... 16

FCNB Corp.......................................................................................................... 26

Comparison of Shareholder Rights and Certain Provisions of the Articles of Incorporation
     of FCNB and First Frederick................................................................................... 28

First Frederick Financial Corporation.............................................................................. 31

Amendment to the Articles of Incorporation of FCNB................................................................. 48

Legal Matters...................................................................................................... 49

Experts............................................................................................................ 49

Index to First Frederick Consolidated Financial Statements......................................................... 50

First Frederick Consolidated Financial Statements..................................................................

Exhibit A - Agreement and Plan of Merger........................................................................... A-1

Exhibit B - Title 3, Subtitle 2 of the Maryland General Corporation Law............................................ B-1

                               SUMMARY INFORMATION

The following summary information does not contain all of the information regarding FCNB, First Frederick and the merger which is contained in this proxy statement/prospectus. This Summary should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus, including the exhibits hereto, and the documents incorporated by reference herein. Shareholders are urged to carefully read this proxy statement/prospectus in its entirety.

THE PARTIES TO THE MERGER

FCNB CORP
7200 FCNB Court
Frederick, Maryland  21703
(301) 662-6191

         FCNB is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and as of March 31, 1999 had approximately $1.29 billion in total assets and $89.72 million of shareholders' equity. FCNB's principal subsidiary, FCNB Bank, currently operates thirty-two offices in Frederick, Anne Arundel, Baltimore, Carroll, Howard, Montgomery and Prince George's Counties, Maryland, the District of Columbia and Fairfax County, Virginia.

         As of April 30, 1999 there were 10,073,403 shares of FCNB common stock outstanding. FCNB common stock is quoted on The Nasdaq National Market under the symbol "FCNB".

         For additional information concerning FCNB, its business, financial condition, and results of operations, see "Additional Information About FCNB Corp" (page ____); "Selected Consolidated Financial and Other Data" (page ____) and "FCNB Corp" (page _____).

FIRST FREDERICK FINANCIAL CORPORATION
22 West Patrick Street
Frederick, Maryland  21701
(301) 694-5500

         First Frederick is the registered bank holding company for its sole bank subsidiary, First Bank of Frederick. First Bank operates five offices, in Frederick County, Maryland and one office in Carroll County, Maryland. As of March 31, 1999, First Frederick had approximately $123.55 million in total assets and $8.97 million of shareholders' equity.

         As of April 30, 1999 there were 1,525,215 shares of First Frederick common stock outstanding, and options and warrants to purchase 357,967 shares of First Frederick common stock.

         For additional information concerning First Frederick, its business, financial condition, and results of operations, see "Selected Consolidated
Financial and Other Data" (page ____), "First Frederick Financial Corporation" (page ____) and "Consolidated Financial Statements of First Frederick Financial Corporation" (page ____)..


                                   THE MERGER

         General. First Frederick and FCNB have entered into an Agreement and Plan of Merger under which First Frederick will be merged into FCNB. In connection with the merger, each outstanding share of common stock of First Frederick will, automatically and without further action, be converted into
1.0434 shares FCNB common stock.

         Each warrant to purchase shares of First Frederick common stock and each option under First Frederick's employee and director option plans to purchase First Frederick common stock will, subject to the agreement of the holders, be converted into the number of shares of FCNB common stock determined by dividing the exercise price per share of the option or warrant by 20.125, and subtracting the quotient from 1.0434.

         Additionally, it is anticipated that simultaneously with the effectiveness of the merger of First Frederick into FCNB, First Bank, First Frederick's subsidiary bank, will be merged into FCNB Bank, with FCNB Bank being the surviving institution.

         Option Agreement. In order to induce FCNB to enter into the merger agreement, and as a condition to FCNB's obligation to consummate the merger, First Frederick has granted FCNB an option to purchase up to 378,923 shares of First Frederick common stock at an exercise price of $15.00 per share, subject to adjustment and limitation in certain circumstances. These shares represent 19.9% of the outstanding First Frederick common stock following exercise of the option. The option is exercisable only upon the occurrence of certain events set forth in the option agreement. See "The Merger -- The Stock Option Agreement" (page _____).

         Closing Date. Under the merger agreement, the closing of the merger will occur on a date specified in writing by the parties, which date will be not more than thirty (30) days after the last condition precedent to the consummation of the merger set forth in the merger agreement has been fulfilled or waived. See "The Merger -- Conditions to the Merger" (page ___).

         Exchange of First Frederick Stock Certificates. The conversion of First Frederick common stock options and warrants into FCNB common stock will occur automatically upon effectiveness of the merger. However, until First Frederick securityholders surrender their First Frederick certificates in exchange for FCNB common stock certificates, they will not be entitled to receive dividends or other distributions on FCNB common stock. Promptly after the effectiveness of the merger, FCNB or FCNB's exchange agent will mail each First Frederick securityholder information regarding the exchange of his or her securities.

         FIRST FREDERICK SECURITYHOLDERS SHOULD NOT FORWARD THEIR CERTIFICATES TO FCNB, THE EXCHANGE AGENT OR FIRST FREDERICK UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SECURITYHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED FORM OF PROXY.

         Each share of FCNB common stock outstanding immediately prior to the merger will be unchanged by the merger, and will continue to represent one share of FCNB common stock. See "The Merger -- Consideration to be Received by Shareholders of First Frederick," "Description of FCNB Common Stock."

         If the merger had been effective as of December 31, 1998, it would have had the following effect on FCNB's per share earnings:


                                   Earnings per share
                               ---------------------------
                                 Actual        Pro Forma
                               -----------     -----------
Basic                            $0.80           $0.81
Diluted                          $0.80           $0.79
Basic    earnings     (before
merger related expenses          $1.12           $1.08
Diluted    earnings   (before
merger related expenses          $1.11           $1.06

It is anticipated that the merger will be accretive to FCNB's earnings within twelve months after consummation, based upon FCNB's expectations of the earnings of First Frederick following the merger. These expectations include assumptions regarding cost savings, operating efficiencies and growth opportunities to be achieved as a result of the merger. There can be no assurance that these expectations will be realized. FCNB shareholders will experience dilution of their percentage ownership interest in FCNB, and in their relative voting power.

REASONS FOR THE MERGER

         The Boards of Directors of FCNB and First Frederick are in unanimous agreement that the proposed merger of First Frederick into FCNB is in the best interests of each of their respective companies. The acquisition of First Frederick and its subsidiary First Bank will increase FCNB's deposit market shares, as of December 31, 1998, in the Frederick City market to 34% (the highest in the market) from 26%, and to 28% from 23% in the Frederick County market. FCNB will be able to achieve significant cost savings as a result of the proximity of all of First Bank's branches to branches of FCNB Bank and the ability to consolidate locations. The merger will enable FCNB to provide First Frederick's commercial and consumer customers with a substantially broader array of loan, deposit, insurance, investment, securities and trust services products than First Frederick currently offers. This will benefit First Frederick's customers and offer FCNB the opportunity to enhance its fee income.

          The Board of Directors of First Frederick believes that the merger is an attractive option at this time in light of the available alternatives for continued growth (which may in the future have required First Frederick to have access to additional capital) and enhancement of shareholder value. The Board of Directors of First Frederick has determined that the merger is desirable, and in the best interests of its shareholders. In considering the terms and conditions of the merger, the Board of First Frederick considered, among other things: the financial terms of the merger; the financial condition and historical performance of FCNB; the economic impact of the merger on First Frederick's shareholders; the effect of the merger on the customers and employees of First Frederick; the reputation and business practices of FCNB; legal and regulatory issues; and the operational and competitive benefits of the merger. See "The Merger -- Reasons for the Merger" (page ___)

         Recommendations of the Board of Directors. The respective Boards of Directors of FCNB and First Frederick have unanimously approved the proposed merger and recommend that their shareholders vote "FOR" the proposed merger.

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF FCNB

         As part of its approval of the merger, the Board of Directors of FCNB has approved a proposal to amend Article SIXTH of the Articles of Incorporation of FCNB to increase the number of authorized shares of FCNB common stock from twenty million (20,000,000) to fifty million (50,000,000). The amendment is necessary to enable FCNB to have sufficient shares of common stock available for issuance in the future for general corporate purposes, including possible future stock splits, stock dividends and acquisitions. If the amendment is approved, the additional authorized shares will be available for issuance without further shareholder action. THE BOARD OF DIRECTORS OF FCNB UNANIMOUSLY RECOMMENDS THAT FCNB SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.


                       SPECIAL MEETINGS AND VOTE REQUIRED

         First Frederick. The Special Meeting of Shareholders of First Frederick at which the merger will be considered will be held on _______, _______, 1999 at ____ P.M. local time, at ____________________. Holders of record of First Frederick common stock as of the close of business on ______ __, 1999 will be entitled to notice of and to vote at the First Frederick meeting. At least a majority of the total number of outstanding shares of First Frederick common stock must be represented at the meeting, in person or by proxy to conduct business at the First Frederick meeting.

         The affirmative vote of the holders of at least two-thirds of the outstanding shares of First Frederick common stock is required to approve the merger. Each share of First Frederick common stock is entitled to one vote in respect of the merger. See "The Meetings -- The First Frederick Shareholder Meeting" (page ____).

         As of the record date for the First Frederick meeting, there were 1,525,215 shares of First Frederick common stock outstanding. Directors and executive officers of First Frederick having the power to vote [371,222] shares of First Frederick common stock ([24.26]% of the outstanding) have agreed that they will vote all of the shares they have the power to vote in favor of the merger. See "The Merger -- Certain Related Agreements and Interests of Certain Persons" (page ____) and "The First Frederick Shareholder Meeting -- Purpose of the Special Meeting and Vote Required" (page ____). Additionally, FCNB will vote the 51,272 shares (3.36%) of First Frederick Common Stock which it owns for its own account in favor of the merger. Directors of FCNB owning 99,162 (6.50%) shares of First Frederick Common Stock intend to vote in favor of the merger.

         FCNB. The Special Meeting of Shareholders of FCNB at which the merger and the proposed amendment to the FCNB Articles of Incorporation will be considered will be held on ________, _______, 1999 at ____ P.M. local time, at FCNB headquarters, 7200 FCNB Court, Frederick, Maryland. Holders of record of FCNB common stock as of the close of business on ________, 1999 will be entitled to notice of and to vote at the FCNB meeting. At least a majority of the total number of outstanding shares of FCNB common stock must be represented at the meeting, in person or by proxy, to conduct business at the FCNB meeting.

         The affirmative vote of the holders of at least two-thirds of all votes entitled to be cast at the FCNB meeting is required to approve each of the merger and the amendment. Each share of FCNB common stock is entitled to one vote on each matter to be considered. As of the record date for the FCNB meeting, there were ________________ shares of FCNB common stock outstanding and entitled to vote. As of __________________, 1999, directors and executive officers of FCNB beneficially owning an aggregate of ____________________ shares (____%) of the issued and outstanding FCNB common stock have indicated that they intend to vote in favor of the merger and the amendment.

         Voting and Revocation of Proxies. Shares of First Frederick common stock represented by properly executed proxies received from recordholders at or prior to the First Frederick meeting and not subsequently revoked will be voted as directed. Shares as to which the "ABSTAIN" box has been marked, and shares held in street name by brokers for which no voting instructions are given ("broker non-votes"), will be treated as shares present and entitled to vote for quorum purposes, but will have the effect of a vote against the merger. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROPERLY EXECUTED PROXIES RECEIVED FROM RECORDHOLDERS WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

         Any holder of First Frederick common stock who has delivered a proxy may revoke it at any time before it is voted by (i) delivering written notice of revocation to Jacob H. Goldstein, President of First Frederick, prior to the First Frederick meeting, (ii) granting and delivering a later dated proxy, or
(iii) by attending the First Frederick meeting and voting the shares in person.

         Shares of FCNB common stock represented by properly executed proxies received from recordholders at or prior to the FCNB shareholder meeting and not subsequently revoked will be voted as directed. Shares as to which the "ABSTAIN" box has been marked and broker non-votes will be treated as shares present and entitled to vote for quorum purposes, but will have the effect of a vote against the merger. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROPERLY EXECUTED PROXIES RECEIVED FROM RECORDHOLDERS WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AND FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO FCNB'S ARTICLES OF INCORPORATION. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

         Any holder of FCNB common stock who has delivered a proxy may revoke it at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to Helen G. Hahn, Secretary of FCNB, prior to the FCNB shareholder meeting, (ii) granting and delivering a later dated proxy, or (iii) attending the FCNB shareholder meeting and voting the shares in person.

         If your shares of FCNB or First Frederick common stock are not registered in your name, you will need additional documentation from your recordholder to vote the shares in person.

         Conditions to the Merger. Completion of the merger is subject to numerous conditions, including but not limited to, obtaining the approval by the required vote of the shareholders of each of First Frederick and FCNB, receipt of certain regulatory approvals, and the receipt of certain tax and accounting opinions and letters. See "The Merger -- Conditions to the Merger" (page ____).

         Dissenters' Rights. Holders of First Frederick common stock who object to the merger and comply with certain procedural requirements are entitled to obtain payment in cash of the fair value of such holder's shares. In order to be entitled to these "appraisal rights" a shareholder must (a) deliver a written objection to the merger at or prior to the First Frederick shareholder meeting;
(b) ensure that his or her shares are not voted (or deemed to have been voted) to approve the merger, and (c) after the merger is consummated, make timely written demand for payment. If a judicial determination of the fair value of First Frederick common stock held by such shareholder is necessary, such determination may result in a value that is more than, less than, or equal to the consideration which would have been paid by FCNB pursuant to the merger agreement. FCNB will be entitled to not consummate the merger if the holders of more than 5% of the outstanding First Frederick common stock perfect their dissenters' rights. The exercise of dissenters' rights could result in the merger not qualifying as a "pooling of interests," which would also entitle FCNB to not consummate the merger. Holders of FCNB common stock will not be entitled to dissent from the merger or obtain the payment in cash of the fair value of such holders' shares. See "The Merger -- Dissenters' Rights" (page ______) and "--Conditions to the Merger" (page ___).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The merger has been structured so that shareholders of First Frederick will not recognize gain or loss as a result of the conversion of their shares of common stock into shares of FCNB common stock, except to the extent they receive cash in lieu of fractional shares of FCNB common stock. Holders of warrants or options to purchase First Frederick common stock, whose warrants or options are not exercised and are converted into shares of FCNB Common Stock pursuant to the merger agreement, may recognize income as a result of the merger. FCNB and First Frederick have received an opinion of Kevin P. Kennedy, Esquire, special tax counsel to FCNB, as to certain anticipated federal income tax consequences of the merger. For a more extensive discussion of the anticipated federal income tax consequences of the merger to shareholders of First Frederick, see "The Merger -- Certain Federal Income Tax Consequences" (page ___).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the management of First Frederick have interests in the merger that are in addition to their interests as shareholders of First Frederick. In particular, Mr. Jacob H. Goldstein, President of First Frederick, will receive payments amounting to $290,000 in connection with the termination of his employment agreement with First Frederick, and will enter into a consulting agreement with FCNB. See "The Merger -- Certain Related

Agreements and Interests of Certain Persons" (page _______).

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "The Merger -- Accounting Treatment" (page _____).

COMPARISON OF SHAREHOLDER RIGHTS

         Upon consummation of the merger, holders of First Frederick common stock and, subject to their agreement, holders of options and warrants to purchase shares of First Frederick common stock, will become shareholders of FCNB. Accordingly, their rights will be governed by the Maryland General Corporation Law as it affects large public companies, and the Articles of
Incorporation,   as  amended,   and  Bylaws  of  FCNB.  Certain  differences  in
shareholders' rights arise from differences between the Articles of Incorporation and Bylaws of First Frederick and FCNB, including, among other things, the number of authorized shares of capital stock, the voting rights of certain shareholders, the notice requirements for nominations of directors and presentation of new business at meetings of shareholders, the number and term of directors, removal and vacancies on the Boards of Directors and the applicability of certain anti-takeover provisions of law. See "Comparison of Shareholder Rights and Certain Provisions of the Articles of Incorporation of FCNB" (page ___).

MARKET FOR COMMON STOCK

         FCNB common stock is traded by eight market makers and is quoted on The Nasdaq National Market under the symbol "FCNB". First Frederick common stock has historically been traded only on a limited basis, generally in privately negotiated transactions. No dealers offer to make a market in First Frederick common stock.

         The following table sets forth the last trade price per share of FCNB common stock as reported on Nasdaq on March 11, 1999, the last business day preceding the public announcement of the merger and the equivalent per share price of First Frederick common stock. The equivalent per share price shown below is the product of multiplying the number of shares of FCNB common stock into which First Frederick common stock will be converted by the last trade price of FCNB common stock on March 11, 1999, of $19.875 per share.

                                               EQUIVALENT PER SHARE
                     FCNB COMMON STOCK AT    PRICE OF FIRST FREDERICK
 CONVERSION RATIO       MARCH 11, 1999             COMMON STOCK
      1.0434                $19.875                   $20.74



                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables show summarized historical financial data for FCNB and First Frederick. The information presented is based on historical financial statements for each company. The financial and other data set forth below is not complete and should be read together with, and is qualified in its entirety by, the more detailed information, including the consolidated financial statements of FCNB and related notes, appearing in its 1998 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, incorporated by reference herein, and the consolidated financial statements of First Frederick included elsewhere in this proxy statement/prospectus.

                  SELECTED CONSOLIDATED FINANCIAL DATA FOR FCNB

                                        At or for the three
                                      months ended March 31,                   At or for the year ended December 31,

                                      ------------------------  ---------------------------------------------------------------
                                         1999         1998         1998         1997         1996         1995         1994
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
SUMMARY OF OPERATING RESULTS:
Total interest income               $     22,499 $     19,926 $     85,421 $     74,675  $    63,802  $    58,463  $    50,123
Total interest expense (1)                11,943       10,010       43,835       35,978       28,725       25,721       19,132
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
Net interest income                       10,556        9,916       41,586       38,697       35,077       32,742       30,991
Provision for credit losses                  408          170        1,770        1,524          408        1,080          705
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
Net interest income after
provision  for
  credit losses                           10,148        9,746       39,816       37,173       34,669       31,662       30,286
Net securities gains (losses)                382          525        1,481          733          440          123          393
Noninterest income (excluding net
  securities gains (losses))               3,977        2,936       14,184       11,797       10,514       10,498        9,049
Noninterest expenses                      10,228        9,154       40,644       34,537       34,856       30,604       28,603
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
Income before provision for income
taxes                                      4,279        4,053       14,837       15,166       10,767       11,679       11,125
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
Provision for income taxes:
  Operating activities                     1,381        1,333        5,026        5,070        3,891        3,198        3,054
  Thrift bad debt reserve recapture            -            -        1,750            -            -            -            -
     Provision for income taxes            1,381        1,333        6,776        5,070        3,891        3,198        3,054
                                      ===========  ===========  ===========  ===========   ==========   ==========   ==========
Net income                                 2,898        2,720        8,061       10,096        6,876        8,481        8,071
                                      ===========  ===========  ===========  ===========   ==========   ==========   ==========
Other comprehensive income
(loss),net of
  taxes                                  (2,304)          510          212        2,919         (34)        2,875      (3,359)
                                      -----------  -----------  -----------  -----------   ----------   ----------   ----------
Comprehensive income                $        594 $      3,230 $      8,273 $     13,015  $     6,842  $    11,356  $     4,712
                                      ===========  ===========  ===========  ===========   ==========   ==========   ==========
Net income before merger-related
  expenses                          $      2,972 $      2,720 $     11,222 $     10,381  $     8,787  $     8,784  $     8,298
                                      ===========  ===========  ===========  ===========   ==========   ==========   ==========

PER SHARE DATA:
Basic earnings                      $       0.29 $       0.27 $       0.80 $       1.01  $      0.69  $      0.86  $      0.83
Diluted earnings                            0.29         0.27         0.80         1.01         0.69         0.86         0.83
Basic earnings before
merger-related
  expenses                                  0.30         0.27         1.12         1.04         0.88         0.90         0.86
Diluted earnings before
merger-related
  expenses                                  0.29         0.27         1.11         1.03         0.88         0.89         0.85
Cash dividends declared                    0.155        0.101        0.436        0.340        0.301        0.301        0.269
Book value at period-end                    8.91         9.07         9.01         8.81         7.86         7.56         6.76
Shares outstanding at period-end      10,072,013   10,007,820   10,060,714    9,988,312    9,969,334    9,844,735    9,516,361
Weighted average shares
outstanding:
  Basic                               10,064,712    9,998,366   10,024,630    9,975,300    9,975,655    9,813,797    9,691,289
  Diluted                             10,105,033   10,089,348   10,114,648   10,042,062    10,010,423   9,839,105    9,712,245

BALANCE SHEET DATA (AT PERIOD-END):
Total loans, net of unearned
income                              $    733,795 $    677,382 $    727,566 $    674,568     $583,826  $   501,283  $   445,814
Total assets                           1,290,517    1,086,167    1,337,224    1,083,898      911,945      771,038      716,609
Total deposits                           837,575      760,890      851,819      745,486      690,710      615,084      576,052
Federal funds purchased and
securities
  sold  under agreements to
repurchase                                52,565       50,419       92,287       84,827       55,203       32,251       29,896
Other short-term borrowings              253,145      175,538      248,155      154,793       78,593       34,253       30,953
Long-term debt                            40,250            -       40,250            -            -        5,680        7,000
Total shareholders' equity                89,722       90,818       90,610       88,016       78,332       74,382       64,350

PERFORMANCE RATIOS:
Return on average total assets(2)           0.90 %       1.02 %       0.70 %       1.04 %       0.84 %       1.15 %       1.19 %
Return on average total assets
before
  merger-related expenses(2)                0.93         1.02         0.98         1.06         1.07         1.19         1.22
Return on average shareholders'
equity(2)                                  12.92        12.14         8.80        12.35         9.24        12.25        12.97
Return on average shareholders'
equity
  before merger-related expenses(2)        13.25        12.14        12.25        12.70        11.81        12.69        13.34
Average equity to average assets            6.99         8.38         7.97         8.39         9.09         9.40         9.16
Cash dividends declared to net
income                                     53.80        36.95        54.45        34.29        43.00        34.82        31.11

(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.
(2)      Annualized.

            SELECTED CONSOLIDATED FINANCIAL DATA FOR FIRST FREDERICK

                                           At and for the
                                     three months ended March 31,         At and for the years ended December 31,
                                        ---------------------   ----------------------------------------------------------
                                          1999        1998        1998        1997        1996        1995        1994
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
SUMMARY OF OPERATING RESULTS:
Total interest income                 $    2,527  $    2,097  $    9,219  $    8,185  $    7,006  $    6,016  $    4,754
Total interest expense                     1,090         946       4,018       3,460       2,924       2,759       2,005
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income                        1,437       1,151       5,201       4,725       4,082       3,257       2,749
Provision for credit losses                   90          25         327         285         275         245         281
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision
for credit
  Losses                                   1,347       1,126       4,874       4,440       3,807       3,012       2,468
Net securities gains (losses)                  -           1          39        (64)        (20)        (14)           3
Noninterest income (excluding net
securities
  gains (losses))                            196         189       1,389         513         441         371         292
Noninterest expenses                         962         844       4,342       3,180       2,906       2,592       2,436
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before provision for income
taxes                                        581         472       1,960       1,709       1,322         777         327
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Provision for income taxes:
  Operating activities                       212         172         595         637         465         310           5
  Thrift bad debt reserve recapture            -           -           -           -           -           -           -
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Provision for income taxes                 212         172         595         637         465         310           5
Net income                                   369         300       1,365       1,072         857         467         322
Other comprehensive income (loss),
net of
  taxes                                     (87)           6          27         139        (13)         307       (323)
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Comprehensive income                  $      282  $      306  $    1,392  $    1,211  $      844  $      774  $      (1)
                                        =========   =========   =========   =========   =========   =========   =========
Net income before merger-related
expenses                              $      369  $      300  $    1,365  $    1,072  $      857  $      467  $      322
                                        =========   =========   =========   =========   =========   =========   =========

PER SHARE DATA:
Basic earnings                        $     0.24  $     0.20  $     0.90  $    $0.71  $     0.57  $     0.31  $     0.22
Diluted earnings                            0.21        0.18        0.79        0.64        0.52        0.29        0.20
Basic earnings before merger-related
  Expenses                                  0.24        0.20        0.90        0.71        0.57        0.31        0.22
Diluted earnings before
merger-related
  Expenses                                  0.21        0.18        0.79        0.64        0.52        0.29        0.20
Cash dividends declared                    0.100       0.085       0.357       0.232       0.099           -           -
Book value at period-end                    5.88        5.33        5.77        5.42        4.89        4.42        3.89
Shares outstanding at period-end        1,525,215   1,523,790   1,525,215   1,517,726   1,488,144   1,479,144   1,474,644
Weighted average shares outstanding:
  Basic                                 1,525,215   1,520,758   1,516,529   1,509,359   1,503,114   1,507,342   1,464,459
  Diluted                               1,732,434   1,704,556   1,728,429   1,676,392   1,647,644   1,630,033   1,637,373

BALANCE SHEET DATA (AT PERIOD-END):
Total loans, net of unearned  income  $   95,260  $   75,869  $   90,493  $   74,705  $   65,813  $   52,074  $   46,846
Total assets                             123,545     103,644     123,057      95,537      90,065      78,890      73,392
Total deposits                           104,521      93,749     110,979      84,840      76,201      71,225      59,190
Federal funds purchased and
securities sold
  under agreements to repurchase           1,964       1,292       1,830       1,208         243         545         994
Other short-term borrowings                7,544         148         564         974       5,823          75       7,280
Long-term debt                                 -           -           -           -           -           -           -
Total shareholders' equity                 8,970       8,120       8,806       8,220       7,280       6,535       5,737

PERFORMANCE RATIOS:
Return on average total assets(1)           1.23 %      1.20 %      1.27 %      1.14 %      1.01 %      0.58 %      0.49 %
Return on average total assets
before
  merger-related expenses(1)                1.23        1.20        1.27        1.14        1.01        0.58        0.49
Return on average shareholders'
equity(1)                                  17.86       15.00       16.87       14.01       12.43        7.24        6.05
Return on average shareholders'
equity
  before  merger-related expenses(1)       17.86       15.00       16.87       14.01       12.43        7.24        6.05
Average equity to average assets            6.91        8.03        7.57        8.15        8.18        8.08        8.08
Cash dividends declared to net income      41.19       43.00       39.63       32.65       17.39         N/A         N/A

(1)    Annualized

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                        At or for the three
                                      months ended March 31,              At or for the years ended December 31, 1999
                                      ------------------------   ---------------------------------------------------------------
                                          1999         1998        1998         1997         1996         1995         1994
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
SUMMARY OF OPERATING RESULTS:
Total interest income                 $    25,026 $     22,023 $    94,640  $    82,860  $    70,808  $    64,479 $     54,877
Total interest expense (1)                 13,033       10,956      47,853       39,438       31,649       28,480       21,137
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Net interest income                        11,993       11,067      46,787       43,422       39,159       35,999       33,740
Provision for credit losses                   498          195       2,097        1,809          683        1,325          986
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Net interest income after provision
for credit
  losses                                   11,495       10,872      44,690       41,613       38,476       34,674       32,754
Net securities gains (losses)                 382          526       1,520          669          420          109          396
Noninterest income (excluding net
securities
  gains (losses))                           4,173        3,125      15,573       12,310       10,955       10,869        9,341
Noninterest expenses                       11,190        9,998      44,986       37,717       37,762       33,196       31,039
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Income before provision for income
taxes                                       4,860        4,525      16,797       16,875       12,089       12,456       11,452
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Provision for income taxes:
  Operating activities                      1,593        1,505       5,621        5,707        4,356        3,508        3,059
  Thrift bad debt reserve recapture             -            -       1,750            -            -            -            -
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
  Provision for income taxes                1,593        1,505       7,371        5,707        4,356        3,508        3,059
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Net income                                  3,267        3,020       9,426       11,168        7,733        8,948        8,393
Other comprehensive income (loss),
net of
  taxes                                   (2,391)          516         239        3,058         (47)        3,182      (3,682)
                                        ----------  -----------  ----------   ----------   ----------   ----------  -----------
Comprehensive income                  $       876 $      3,536 $     9,665  $    14,226  $     7,686  $    12,130 $      4,711
                                        ==========  ===========  ==========   ==========   ==========   ==========  ===========
Net income before merger-related
expenses                              $     3,341 $      3,020 $    12,587  $    11,453  $     9,644  $     9,251 $      8,620
                                        ==========  ===========  ==========   ==========   ==========   ==========  ===========

PER SHARE DATA: (2)
Basic earnings                        $      0.28 $       0.26 $      0.81  $      0.97  $      0.67  $      0.79 $       0.75
Diluted earnings                             0.27         0.25        0.79         0.95         0.66         0.78         0.73
Basic earnings before
merger-related
  expenses                                   0.29         0.26        1.08         0.99         0.84         0.81         0.77
Diluted earnings before
merger-related
  expenses                                   0.28         0.25        1.06         0.97         0.82         0.80         0.75
Cash dividends declared                     0.147        0.098       0.425        0.330        0.269        0.259        0.224
Book value at period-end                     8.46         8.55        8.53         8.32         7.43         7.11         6.34
Shares outstanding at period-end        11,663,422  11,597,742   11,652,123   11,571,907   11,522,063   11,388,074  11,055,005
Weighted average shares outstanding:
  Basic                                 11,656,121  11,585,125   11,606,976   11,550,165   11,544,004   11,386,558  11,219,306
  Diluted                               11,912,655  11,867,882   11,918,091   11,791,209   11,729,575   11,539,881  11,420,680

BALANCE SHEET DATA (AT PERIOD-END):
Total loans, net of unearned  income  $   829,055 $    753,251 $   818,059  $   749,273  $   649,639  $   553,357 $    492,660
Total assets                            1,414,062    1,189,811   1,460,281    1,179,435    1,002,010      849,928      790,001
Total deposits                            942,096      854,639     962,798      830,326      766,911      686,309      635,242
Federal funds purchased and
securities
  sold under agreements to
repurchase                                 54,529       52,458      94,117       86,035       55,446       32,796       30,890
Other short-term borrowings               260,689      174,939     248,719      155,767       84,416       34,328       38,233
Long-term debt                             40,250            -      40,250            -            -        5,680        7,000
Total shareholders' equity                 98,692       99,131      99,416       96,236       85,612       80,917       70,087

PERFORMANCE RATIOS:
Return on average total assets(3)            0.93 %       1.03 %      0.75 %       1.05 %       0.86 %       1.10 %       1.13 %
Return on average total assets
before
  merger-related expenses(3)                 0.95         1.03        1.00         1.07         1.07         1.13         1.16
Return on average shareholders'
equity(3)                                   13.34        12.38        9.46        12.49         9.51        11.82        12.43
Return on average shareholders'
equity
  before  merger-related expenses(3)        13.64        12.38       12.63        12.81        11.87        12.22        12.76
Average equity to average assets             6.99         8.34        7.94         8.37         9.01         9.25         9.06
Cash dividends declared to net
income                                      52.37        37.55       52.30        34.13        40.17        33.00        29.92
-------------------------------------

(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.

(2) The amounts shown reflect the conversion of First Frederick common stock at the conversion ratio of 1.0434 shares of FCNB common stock per share of First Frederick common stock.

(3)  Annualized

(4)  For additional  information  regarding the impact on pro forma combined and
     pro  forma   equivalent  per  share  cash  dividends  and  book  value  see
     "Comparative Historical and Pro Forma Data."

                    COMPARATIVE PRO FORMA AND HISTORICAL DATA


                                                Three months ended
                                                     March 31,                         Years ended December 31,
                                                --------------------   --------------------------------------------------------
                                                 1999        1998        1998        1997       1996        1995        1994
                                                --------    --------   ---------   ---------   --------   ---------   ---------
FCNB Common Stock
Basic Earnings per Common Share
  Historical                                  $    0.29   $    0.27  $     0.80  $     1.01  $    0.69  $     0.86  $     0.83
   Pro forma combined - 1.0434 Conversion Ratio    0.28        0.26        0.81        0.97       0.67        0.79        0.75
Diluted Earnings per Common Share
  Historical                                       0.29        0.27        0.80        1.01       0.69        0.86        0.83
   Pro forma combined - 1.0434 Conversion Ratio    0.27        0.25        0.79        0.95       0.66        0.78        0.73
 Dividends per Common Share:
  Historical                                       0.15        0.10        0.44        0.34       0.30        0.30        0.27
   Pro forma combined - 1.0434 Conversion Ratio    0.15        0.10        0.42        0.33       0.27        0.26        0.22
 Book value per Common Share (period end)
  Historical                                       8.91        9.09        9.01        8.81       7.86        7.56        6.76
   Pro forma combined - 1.0434 Conversion Ratio    8.46        8.55        8.53        8.32       7.43        7.11        6.34
First Frederick Common Stock (1)
Basic Earnings per Common Share
  Historical                                  $    0.24   $    0.20  $     0.90  $     0.71  $    0.57  $     0.31  $     0.22
   Pro forma equivalent - 1.0434 Conversion
Ratio                                              0.29        0.27        0.85        1.01       0.70        0.82        0.78
Diluted Earnings per Common Share
  Historical                                       0.21        0.18        0.79        0.64       0.52        0.29        0.20
   Pro forma equivalent - 1.0434 Conversion
Ratio                                              0.28        0.26        0.83        0.99       0.69        0.81        0.76
 Dividends per Common Share:
  Historical                                       0.10        0.08        0.36        0.23       0.10           -           -
   Pro forma equivalent - 1.0434 Conversion
Ratio                                              0.15        0.10        0.44        0.34       0.28        0.27        0.23
 Book value per Common Share (period end)
  Historical                                       5.88        5.33        5.77        5.42       4.89        4.42        3.89
   Pro forma equivalent - 1.0434 Conversion
Ratio                                              8.83        8.92        8.90        8.68       7.75        7.41        6.61

-----------------

(1) The pro forma equivalent amount per common share for earnings, dividends, and book value are based on a formula that multiplies the appropriate pro forma combined amounts by the conversion ratio of 1.0434.

                                  THE MEETINGS

THE FIRST FREDERICK SHAREHOLDER MEETING

         General. The special meeting of shareholders of First Frederick will be held at ___________________, Frederick, Maryland, on ________, ________, 1999,
at ____ _.M. local time.

         The Board of Directors of First Frederick has chosen the close of business on _______, 1999 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the First Frederick shareholder meeting. As of the record date for the First Frederick shareholder meeting there were ___________ shares of First Frederick common stock issued and outstanding and entitled to vote. Shareholders of First Frederick are entitled to one vote on all matters to be acted on at the meeting for each share held of record by them on the First Frederick record date. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of outstanding shares of common stock of First Frederick is necessary to constitute a quorum. In the event that there are not sufficient votes for a quorum or to approve the merger at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

         Purpose of the First Frederick Shareholder Meeting and Vote Required. The purpose of the First Frederick meeting is to consider and vote on the proposal to approve the merger pursuant to which First Frederick will be merged into FCNB and each outstanding share of First Frederick common stock and, subject to the agreement of the holders, each option and warrant to purchase shares of First Frederick common stock, will automatically, and without further action, be converted into shares of FCNB common stock, and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. See "The Merger -- Consideration to be Received by First Frederick Shareholders."

         The affirmative vote of the holders of two-thirds of the outstanding shares of First Frederick common stock is required to approve the merger. Directors and executive officers of First Frederick having the power to vote _______ (_____%) of the outstanding First Frederick common stock have indicated that they will vote in favor of the merger. FCNB and directors of FCNB intend to vote the _________________ shares of First Frederick common stock owned by them in favor of the merger.

         THE BOARD OF DIRECTORS OF FIRST FREDERICK HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER.

         Voting and Revocation of Proxies. If the enclosed form of proxy is properly executed and returned in time to be voted at the First Frederick meeting, the shares represented thereby will be voted as specified by the shareholder executing the proxy. In the absence of specific instructions, properly executed proxies received will be voted in favor of the proposal to approve the merger. Management does not know of any matters that will be brought before the meeting, other than as described herein. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote such shares to which the proxies relate in accordance with their best judgment, unless such authority is withheld. A proxy may be revoked at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to Jacob H. Goldstein, President of First Frederick, prior to the meeting, (ii) granting and delivering a later dated proxy with respect to such shares, or (iii) by attending the First Frederick meeting in person and voting the shares. If your shares are not registered in your name, you will need additional documentation from your recordholder in order to vote personally at the meeting.

         Votes cast by proxy or in person at the First Frederick meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the shareholders for a vote, proxies are marked as abstentions (or shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present for purposes of determining a quorum. Since approval of the merger requires the affirmative vote of the holders of two-thirds of the outstanding First Frederick shares, an abstention or broker non-vote will have the effect of a vote against the merger. If your shares are held in street name, please see the voting form provided by your broker for additional information about the voting of your shares.

         The enclosed proxy is being solicited on behalf of the Board of Directors of First Frederick, and First Frederick will bear the cost of such solicitation. In addition to solicitation by mail, officers, directors and employees of First Frederick may solicit proxies by telecopier, telegram, in person or otherwise. Such persons will not receive any additional or special remuneration or payment for such solicitation. Additionally, officers, directors or employees of FCNB may solicit proxies by mail, telecopier, telegram, in person or otherwise. FCNB will pay all expenses of printing and distributing this proxy statement/prospectus.

THE FCNB SHAREHOLDER MEETING

         General.   The  FCNB  shareholder   meeting  will  be  held  at  FCNB's
headquarters, 7200 FCNB Court, Frederick, Maryland, on ________, _________ ___, 1999, at ____ _.M. local time.

         The Board of Directors of FCNB has chosen the close of business on ___________, 1999 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the FCNB meeting. As of the record date for the FCNB meeting, _____________ shares of FCNB common stock were issued and outstanding. Shareholders of FCNB are entitled to one vote on all matters to be acted on at the FCNB shareholder meeting for each share of FCNB common stock held of record by them on the record date. The presence at the FCNB shareholder meeting, in person or by proxy, of a majority of the total number of outstanding shares of FCNB common stock is necessary to constitute a quorum.

         Purpose of the FCNB Shareholder Meeting and Vote Required. The purpose of the FCNB meeting is to (i) consider and vote on the proposal to approve the merger, pursuant to which First Frederick will be merged into FCNB and each outstanding share of First Frederick common stock and, subject to the agreement of the holders, each outstanding warrant and option to purchase First Frederick common stock, will be converted into shares of FCNB common stock; (ii) consider and vote upon an amendment to FCNB's Articles of Incorporation which would increase the number of authorized shares of common stock to fifty million; and
(iii) transact such other business as may properly come before the FCNB meeting or at any adjournment or postponement thereof.

         FCNB is not required to obtain the approval of FCNB shareholders in order to effect the merger under Maryland law or the rules of The Nasdaq National Market. Given the number of shares to be issued in connection with the merger, however, the FCNB Board of Directors believes that it is important to permit FCNB shareholders the opportunity to vote on the merger.

         The affirmative vote of the holders of two-thirds of the votes entitled to be cast at the FCNB shareholder meeting is required to approve each of the merger and the amendment to FCNB's Articles of Incorporation. Directors of FCNB owning or having the power to vote or direct the voting of ______________________ shares of FCNB common stock have indicated their intention to vote in favor of the merger and the amendment.

         THE FCNB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE AMENDMENT AND RECOMMENDS THAT HOLDERS OF FCNB COMMON STOCK VOTE "FOR" THE MERGER AND THE AMENDMENT.

         Voting and Revocation of Proxies. If the enclosed form of proxy is properly executed and returned in time to be voted at the FCNB shareholder meeting, the shares represented thereby will be voted as specified by shareholders. In the absence of specific instructions, properly executed proxies received will be voted in favor of the proposal to approve the merger and the proposal to approve the amendment to FCNB's Articles of Incorporation. Management does not know of any matters that will be brought before the FCNB shareholder meeting, other than as described herein. If other matters are properly brought before the FCNB shareholder meeting, the persons named in the proxy intend to vote such shares to which the proxies relate in accordance with their best judgment unless such authority is withheld. A proxy may be revoked at any time prior to the exercise of the authority granted thereby by (i) delivering written notice of such revocation to Helen G. Hahn, Secretary of FCNB, prior to the FCNB shareholder meeting, (ii) granting and delivering a later dated proxy with respect to such shares, or (iii) attending the FCNB shareholder meeting in person and voting the shares. If your shares are held in street name, please see the voting form provided by your broker for additional information about the voting of your shares.

         Votes cast by proxy or in person at the FCNB shareholder meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether or not a quorum is present. Where, as to any matter submitted to the FCNB shareholders for a vote, proxies are marked as abstentions (or FCNB shareholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will also be considered present for purposes of determining a quorum. Since approval of the merger requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast, an abstention or broker non-vote will have the effect of a vote against the merger.

         The enclosed proxy is being solicited on behalf of the FCNB Board of Directors, and FCNB shall bear the entire cost of such solicitation. In addition to solicitation by mail, officers, directors and employees of FCNB may solicit proxies by telecopier, telegram, in person or otherwise. Such persons will not receive any additional or special remuneration or payment for such solicitation. FCNB may engage a paid proxy solicitation firm to assist it in obtaining proxies from FCNB shareholders on a timely basis. As of the date hereof, FCNB has not engaged such a firm, and has not committed itself to the payment of any fees in connection therewith.

                                   THE MERGER

         FCNB and First Frederick entered into the Agreement on March 12, 1999. Following shareholder approval of the merger, and the satisfaction or waiver of other conditions to the merger, First Frederick will be merged into FCNB. The following brief description of the merger and the merger agreement does not purport to be a comprehensive description of all facets of the merger or the documents prepared in connection therewith, and is qualified in its entirety by reference to the merger agreement in the form of Exhibit A attached hereto and made a part hereof, to which shareholders are urged to refer, and the other documents referred to herein.

THE MERGER AGREEMENT

         The merger agreement provides that First Frederick will be merged into FCNB with FCNB surviving the merger. Upon effectiveness of the merger, each of the outstanding shares of First Frederick common stock and, subject to the agreement of the holders, all outstanding warrants and options to purchase shares of First Frederick common stock, will automatically be converted into shares of FCNB common stock. See "The Merger -- Consideration to be Received by Shareholders of First Frederick" and "FCNB Corp -- Description of FCNB Capital Stock." Each share of FCNB common stock outstanding prior to the effectiveness of the merger will be unchanged, and will continue to represent one share of FCNB common stock.

                  THE BOARDS OF DIRECTORS OF FCNB AND FIRST FREDERICK HAVE UNANIMOUSLY APPROVED THE MERGER AND RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" THE MERGER.

CONSIDERATION TO BE RECEIVED BY SHAREHOLDERS OF FIRST FREDERICK

         Conversion of First Frederick Common Stock, Warrants and Options. Upon effectiveness of the merger, each outstanding share of First Frederick common stock, except for shares of First Frederick held by First Frederick in treasury or by any First Frederick subsidiary (other than in a fiduciary capacity), shares of First Frederick held by FCNB or a FCNB subsidiary (other than in a fiduciary capacity), and dissenting shares, will automatically, and without further action, be converted into 1.0434 shares of FCNB common stock. See "The Merger -- Dissenter's Rights"

         Each warrant and option to purchase First Frederick common stock (other than the stock option granted to FCNB in connection with the merger) will automatically, subject to the agreement of the holders, and without further action, be converted into the number of shares of FCNB common stock determined by dividing the exercise price of the warrant or option by 20.125, and subtracting that quotient from 1.0434.

         No fractional shares of FCNB common stock will be issued in connection with the merger. Holders of First Frederick common stock entitled to receive fractional shares of FCNB common stock will receive cash in lieu of such fractional shares, without interest, based upon the value of a share of FCNB common stock equal to the average closing price of FCNB common stock during a twenty (20) trading day period preceding the closing of the merger.

         Each share of FCNB common stock outstanding immediately prior to the merger will be unchanged by the merger, and will continue to represent one share of FCNB common stock. See "FCNB Corp -- Description of FCNB Capital Stock."

         If the merger had been effective as of December 31, 1998, it would have had the following effect on FCNB's per share earnings:


                                   Earnings per share
                               ---------------------------
                                 Actual        Pro Forma
                               -----------     -----------
Basic                            $0.80           $0.81
Diluted                          $0.80           $0.79
Basic    earnings     (before
merger related expenses          $1.12           $1.08
Diluted    earnings   (before
merger related expenses          $1.11           $1.06

It is anticipated that the merger will be accretive to FCNB's earnings within twelve months after consummation, based upon FCNB's expectations of the earnings of First Frederick following the merger. These expectations include assumptions regarding cost savings, operating efficiencies and growth opportunities to be achieved as a result of the merger. There can be no assurance that these expectations will be realized. FCNB shareholders will experience dilution of their percentage ownership interest in FCNB, and in their relative voting power.

         There can be no assurance as to the market, trading or intrinsic value of shares of FCNB common stock received by shareholders of First Frederick in exchange for their shares or by holders of First Frederick options and warrants to purchase First Frederick common stock. There can be no assurance as to the level at which shares of FCNB common stock can be sold, or as to whether an active and liquid market in FCNB common stock can be maintained, following the merger.

THE STOCK OPTION AGREEMENT

         In connection with the merger agreement, First Frederick has granted FCNB an option (the "option"), exercisable only in certain circumstances that have not yet occurred, to acquire up to 378,923 shares of First Frederick common stock, or 19.9% of the aggregate shares of First Frederick common stock that would be outstanding immediately after the issuance of shares upon exercise of the option (and without reference to other options, warrants or rights to acquire First Frederick common stock outstanding as of the date of grant of the option), at an exercise price of $15.00 per share.

         The option is exercisable in whole or in part, but subject to any required regulatory approvals, at any time after a "Purchase Event" occurs. A Purchase Event, as defined in the option agreement, is any of the following: (1) First Frederick without having received FCNB's prior written consent, which may be withheld in the sole discretion of FCNB, enters into an agreement with any person to, publicly proposes or recommends any offer of any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with First Frederick; (ii) purchase, lease or otherwise acquire all or substantially all of the assets of First Frederick; or (iii) purchase or otherwise acquire securities representing 15% or more of the voting power of First Frederick; (2) any person acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of First Frederick common stock (the term "beneficial ownership," for purposes of the option agreement has the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder); or (3) any person shall have made a bona fide proposal to First Frederick by public announcement or written communication that is or becomes the subject of public disclosure to acquire First Frederick by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal: (i) the shareholders of First Frederick vote not to approve the merger agreement with FCNB at the First Frederick shareholder meeting or the Board of Directors of First Frederick withdraws, modifies or changes it recommendation regarding the merger into FCNB to the shareholders of First Frederick as set forth in this proxy statement/prospectus in a manner detrimental to approval of the merger by shareholders of First Frederick; or (ii) the First Frederick shareholder meeting is not held prior to the termination of the merger agreement.

         If a Purchase Event occurs, and First Frederick has entered into an agreement with respect to the acquisition, merger or consolidation of First Frederick, the sale of all or substantially all of the assets of First Frederick, or similar business combination transaction, or other transaction inconsistent with the consummation of the merger (an "other transaction"), then, at the election of FCNB, and in lieu of the exercise of the option, and subject to the receipt of any required regulatory approvals, notices or certifications, FCNB may require the purchase of the option from FCNB at any time before or after the effectiveness of such other transaction, by payment in cash of an amount equal to the excess of the per share value of the other transaction over the exercise price multiplied by the number of shares subject to the option. First Frederick has agreed that it will cause the other party, and its parent company, if any, to the other transaction to expressly assume as an obligation of such other party the obligation to make the described payment.

         The option will expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the effective time of the merger; (ii) termination of the merger agreement in accordance with the provisions thereof, other than a termination based upon, following or in connection with either: (a) a material breach by First Frederick of a Specified Covenant (as defined below); or (b) the failure of First Frederick to obtain shareholder approval of the merger agreement by the vote required under applicable law, if either (a) or (b) follows the occurrence of a Purchase Event; or (iii) 12 months after termination of the merger agreement based upon a material breach by First Frederick of a Specified Covenant or the failure of First Frederick to obtain shareholder approval of the merger agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event. "Specified Covenant" means any material representation, warranty, covenant or agreement contained in the merger agreement.

         The grant of the option by First Frederick was a condition and inducement to FCNB's willingness to enter into the merger agreement. Exercise of the option may tend to make the acquisition of a controlling interest in First Frederick more expensive to any prospective acquiror of First Frederick, other than FCNB, and therefore may decrease the likelihood that another prospective acquiror will seek a business combination with First Frederick, and may increase the probability that the merger will be consummated, even if another business combination would be beneficial to holders of First Frederick common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST FREDERICK; REASONS FOR THE MERGER

         The First Frederick Board believes that the merger is in the best interests of the First Frederick shareholders and has authorized consummation of the merger agreement, subject to the approval of the shareholders and certain other conditions set forth in the merger agreement.

         In September 1998, First Frederick's management and Board of Directors concluded that the long range interests of its shareholders would be best served by considering the following strategic alternatives: (i) internal growth through branching; (ii) external growth through acquisition; (iii) exploring opportunities of a "merger of equals"; and (iv) a sale to, or merger with, a larger financial institution. The First Frederick Board evaluated each strategic alternative into the fourth quarter of 1998, although the Board did not pursue any single strategy.

         Based on its evaluation of conditions in the securities markets and bank merger activities in late 1998, the First Frederick Board determined in January 1999, that the sale or merger option would be the most beneficial to shareholders. Thereafter, the Board authorized management to contact potential merger partners identified by the Board's Executive Committee. Of the various potential merger partners identified, the Board determined that a merger with FCNB would be most beneficial to shareholders in light of, among other factors,
(i)  the  overall  economic  effect,  both  immediate  and  long  term,  on  the shareholders; (ii) the historical and then current operating results and financial condition of First Frederick; (iii) the proposed exchange ratio to convert First Frederick common stock into FCNB common stock; (iv) the possibility of obtaining a more favorable price for First Frederick's common stock in the future; (v) FCNB's reputation and operating record; (vi) FCNB's banking philosophy and customer relationships; (vii) FCNB's dividend payment record; (viii) FCNB's listing on The Nasdaq National Market; (ix) future appreciation potential of FCNB's common stock; (x) any antitrust or other legal and regulatory issues arising out of the merger; and (ix) the social and economic effect on First Frederick's employees, depositors and customers.

         The First Frederick Board also believes that the merger will permit greater flexibility in responding to the expanding financial needs of First Frederick's customers and in meeting the increasing competition for furnishing financial services. The merger will make the considerable commercial lending resources and expertise of FCNB directly available to commercial customers of First Frederick, including FCNB's higher legal lending limit of approximately $_____. As a part of FCNB, First Frederick customers will be offered some services not presently offered by First Frederick.

         The merger will give First Frederick's customers access to FCNB's banking system with its 32 full service branches in Frederick, Carroll, Montgomery, Baltimore, Howard, Anne Arundel and Prince George's counties in Maryland, Washington D.C. and Fairfax County, Virginia.

         The Board of Directors of First Frederick believes that the merger is desirable, and in the best interest of, First Frederick and its shareholders. ACCORDINGLY, THE FIRST FREDERICK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT FIRST FREDERICK'S SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER.

RECOMMENDATION OF THE FCNB BOARD; REASONS FOR THE MERGER

         The Board of Directors of FCNB believes that the proposed merger of First Frederick with and into FCNB is in the best interests of FCNB and its shareholders. The acquisition of First Frederick will increase FCNB's deposit share in the Frederick City market to 34% (the highest in the market) from 26%, and to 28% from 23% in the Frederick County market. The merger will also present FCNB with substantial opportunities to increase income, as a result of the ability to provide additional products not currently provided by First Bank, to customers of First Bank. FCNB also expects significant cost savings to be derived from the merger, as a result of the consolidation of five of First Bank's six branches with nearby FCNB Bank branches, and the reduction of administrative overhead. There can be no assurance, however, that FCNB will be able to successfully retain and integrate First Frederick's business and customers into its own, that FCNB will recognize the anticipated cost savings, or that FCNB's income or earnings will increase as a result of the merger.

         In considering the merger, the Board of Directors reviewed information prepared by FCNB's personnel, who were assisted by independent advisors having expertise in the valuation and acquisition of banking institutions.

         ACCORDINGLY, THE FCNB BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FCNB COMMON STOCK VOTE "FOR" THE APPROVAL OF THE MERGER.

CONDITIONS TO THE MERGER

         The obligation of First Frederick to consummate the merger is subject to various conditions, including the following: (i) the continued accuracy of the representations and warranties of FCNB; (ii) the performance, in all material respects, of all of the covenants and agreements of FCNB under the merger agreement; (iii) the approval of the merger by the shareholders of each of First Frederick and FCNB; (iv) the effectiveness of the registration statement (of which this proxy statement/prospectus forms a part) on Form S-4 relating to the FCNB common stock to be issued to securityholders of First Frederick in the merger; (v) the approval for quotation on The Nasdaq National Market, upon notice of issuance, of the shares of FCNB common stock to be issued to First Frederick securityholders in connection with the merger; (vi) the absence of a material adverse change in the business, operations, assets, financial condition, prospects or results of operations of FCNB; (vii) the absence of any order, decree, or injunction (or proceeding seeking any of the foregoing) enjoining or prohibiting consummation of the merger and the transactions contemplated by the merger agreement; and (viii) the receipt of certain legal and tax opinions from counsel to FCNB.

         The obligation of FCNB to consummate the merger is subject to various conditions, including the following: (i) the continued accuracy of the representations and warranties of First Frederick; (ii) the performance, in all material respects, of the obligations of First Frederick under the merger agreement; (iii) the receipt of all requisite regulatory approvals, which approvals shall not contain conditions other than those as are generally imposed, and which are not, in the opinion of FCNB, unduly burdensome; (iv) the approval of the merger by the shareholders of each of First Frederick and FCNB;
(v) the receipt of an opinion of FCNB's independent accountants, or FCNB's otherwise satisfying itself, that the merger can be accounted for as a pooling of interests; (vi) the absence of any material adverse change in the business, operations, assets, financial condition, prospects or results of operations of First Frederick; (vii) the absence of any injunction, proceeding, statute or regulation preventing consummation of the merger or making it unlawful, or in the reasonable judgment of FCNB, inadvisable, to consummate the merger; (viii) the absence of litigation which, if successful, would in the reasonable judgement of FCNB, have a material adverse effect on the financial condition, operations, business or prospects of First Frederick; (ix) the execution of noncompetition agreements by the directors of First Frederick; (x) the receipt of the tax opinion from counsel to FCNB; and (xi) the receipt of a satisfactory letter from First Frederick's outside accountants, and an opinion of counsel to First Frederick.

         See "The Merger -- Termination," "-- Certain Related Agreements and Interests of Certain Persons" and "-- Accounting Treatment."

         Pending effectiveness of the merger, First Frederick is required to conduct its business in the ordinary course, and in substantially the same manner as it has conducted business to date. Additionally, First Frederick has agreed not to take certain actions without the prior consent of FCNB, including, but not limited to paying any dividends; redeeming, repurchasing or issuing any shares of common stock; incurring any obligations or liabilities except in the ordinary course of business; granting any salary increases; effecting any merger, sale of assets or other transaction not in the ordinary course of business; or soliciting or authorizing any inquiries or proposals with respect to any extraordinary transactions other than the merger.

         Pending effectiveness of the merger, FCNB is required to use its best efforts to preserve its business organization intact in all material respects; maintain good relationships with its employees; and preserve the goodwill of its customer and other business relationships. FCNB has agreed not to take certain actions without the prior written consent of First Frederick, including actions which would adversely affect (i) the ability to obtain the necessary approvals of governmental authorities required for the merger; (ii) the status of the merger as a tax free reorganization for purposes of the Code; (iii) the eligibility of the merger for treatment as a pooling of interests for financial reporting purposes; or (iv) its ability to perform the covenants and agreements under the Agreement.

         The merger agreement provides that as promptly as practicable after the date of the merger agreement and First Frederick furnishing any information regarding First Frederick required to be included, FCNB will file the registration statement with the Commission and applications or notices with the Board of Governors of the Federal Reserve (the "Federal Reserve"), the Maryland Commissioner of Financial Regulation, and any other appropriate state or federal regulatory agency for approval of the merger. As of the date hereof, all notices and applications have been filed, but no approvals have been received.

TERMINATION

         The merger agreement may be terminated, and the merger abandoned, at any time prior to the effectiveness of the merger, whether or not such termination occurs before or after approval of the merger by the shareholders of First Frederick and FCNB, and without further action by shareholders of First Frederick and FCNB, in the following circumstances: (i) by mutual consent of First Frederick and FCNB; (ii) unilaterally by either FCNB or First Frederick, at any time after December 31, 1999, except that if First Frederick engages in communications related to an "unsolicited acquisition proposal" (as defined below) First Frederick may not terminate under this provision; (iii)
unilaterally, by either First Frederick or FCNB in the event of a material breach by the other of any representation, warranty or agreement contained in the merger agreement; (iv) unilaterally, by either First Frederick or FCNB, in the event that any of the conditions to the obligation of such party to consummate the merger cannot be satisfied by December 31, 1999, provided that the terminating party is not in material breach of a material representation, warranty or agreement at the time of termination; (v) unilaterally, by FCNB, if the merger is not approved at the FCNB shareholder meeting; (vi) unilaterally, by First Frederick, if the merger is not approved at the First Frederick shareholder meeting; or (vii) unilaterally, by either First Frederick or FCNB, if any governmental or regulatory approval required for the merger and the transactions contemplated by the merger agreement is denied by final non-appealable order, or the time for appeal has expired, except that the denial of an application relating to the merger of First Bank and FCNB Bank will not entitle First Frederick to terminate the merger. If the merger agreement is terminated under any of the foregoing circumstances, no party shall have any liability or obligation to the other relating to the merger agreement, other than with respect to confidentiality of documents and expenses, and except in the event of a willful breach of a material provision.

         For purposes of the merger agreement, an "unsolicited acquisition proposal" is defined as any proposal for a merger, consolidation, share purchase or exchange, purchase and assumption or similar extraordinary transaction involving First Frederick or First Bank or all of their respective assets, which is received by First Frederick without violation of its agreement not to further seek or encourage any proposals for such transactions.

AMENDMENT AND WAIVER

         Any of the terms and conditions of the merger agreement may be amended or modified by First Frederick and FCNB in writing, at any time before or after approval by shareholders, except that no amendment or modification after approval by the shareholders of First Frederick may reduce the value or change the form of consideration to be received by shareholders of First Frederick. Any term or condition of the merger agreement may be waived at any time, in writing, by the party which, or the shareholders of which, is entitled to the benefit of such waived term or condition. See "The Merger -- Conditions to the Merger."

EFFECTIVENESS OF THE MERGER

         The closing of the merger shall take place within 30 days of the receipt of all required approvals and authorizations of government and regulatory authorities and the expiration of all applicable waiting periods, and the satisfaction or waiver of all conditions to the merger. The merger shall become effective upon the later of the filing of Articles of Merger with the Maryland Department of Assessments and Taxation or the date indicated in such Articles of Merger. It is expected that the merger will become effective within one business day of the closing.

SURRENDER OF CERTIFICATES

         Upon effectiveness of the merger, certificates which formerly represented shares of First Frederick common stock, options to purchase First Frederick common stock or warrants to purchase First Frederick common stock will represent the number of shares of FCNB common stock into which such shares, options or warrants, as the case may be, shall have been converted, except that until exchanged for FCNB common stock certificates, the holders of First Frederick common stock certificates, options or warrants, as the case may be, will not be entitled to receive dividends or other distributions or payments on FCNB common stock.

Promptly following effectiveness of the merger, FCNB or American Stock Transfer & Trust Company, FCNB's transfer agent (the "Exchange Agent"), will mail to each First Frederick shareholder and each holder of First Frederick options and warrants information regarding the exchange of his or her shares of First Frederick common stock, options or warrants, as the case may be, including procedures to be followed in the event that certificates representing First Frederick common stock, options or warrants have been lost. HOLDERS OF FIRST FREDERICK COMMON STOCK, OPTIONS AND WARRANTS SHOULD NOT DELIVER THEIR CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS, AND SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED FORM OF PROXY. Upon surrender of certificates representing shares of First Frederick common stock, options and warrants, as the case may be, the Exchange Agent will issue to such holder one or more certificates representing the number of whole shares of FCNB common stock into which such holder's shares, options and/or warrants shall have been converted, together with a check representing payment, without interest, of cash in lieu of any fractional share of FCNB common stock to which such holder may be entitled, and, if appropriate, a check representing payment, without interest, of any dividend or other cash payment or distribution on such holder's shares of FCNB common stock which may have been withheld as a result of such holder's failure to earlier surrender his or her First Frederick certificates for redemption.

         If any holder of First Frederick common stock, options or warrants shall not have surrendered his or her certificates for exchange within two years of the effectiveness of the merger, the shares to which such securityholder would be entitled may, at the option of FCNB, be sold and the proceeds of such sale, together with any cash in lieu of fractional shares and previously accrued dividends, held in a non-interest bearing account for such holder's benefit. In such event, such holder's only right shall be to collect, without interest, and subject to applicable laws of escheat, such net proceeds, cash and accumulated dividends, upon surrender of his or her First Frederick certificates.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         FCNB and First Frederick have received an opinion from Kevin P. Kennedy, Esquire, special tax counsel to FCNB in respect of the merger, as to certain federal income tax consequences of the merger. The opinion provides that the merger of First Frederick into FCNB pursuant to the merger agreement will qualify as a reorganization under

Section 368(a)(1)(A) of the Code. The following is a description of the expected federal income tax consequences of the merger to FCNB, First Frederick and the shareholders of First Frederick.

         No gain or loss will be recognized by First Frederick upon consummation of the merger.

         No gain or loss will be recognized by FCNB upon the receipt of First Frederick's assets in exchange for FCNB common stock, cash and the assumption of First Frederick's liabilities. The federal income tax basis of the assets of First Frederick in the hands of FCNB will be the same as the tax basis of such assets in the hands of First Frederick immediately prior to the effective time of the merger. The holding period of the assets of First Frederick transferred to FCNB will include the period during which such assets were held by First Frederick prior to the effective time of the merger.

         No gain or loss will be recognized by the shareholders of First Frederick on the receipt of shares of FCNB common stock pursuant to the merger. The federal income tax basis of the shares of FCNB common stock received by a shareholder of First Frederick will be the same as the basis of the First Frederick shares surrendered in exchange therefor. The holding period of the FCNB common stock received by a shareholder of First Frederick will be the same as the holding period of the First Frederick shares surrendered in exchange therefor provided the stock was held by the shareholder as a capital asset.

         Cash received by shareholders of First Frederick in lieu of fractional shares of FCNB common stock will be treated as received by such shareholders as distributions in redemption of such shares, subject to the conditions and limitations of Section 302 of the Code

         Shareholders of First Frederick who receive solely cash for their shares will be treated as having received such cash in redemption of such shares subject to the limitations and conditions of Section 302 of the Code.

         The opinion of Mr. Kennedy is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding.

         As a result of the complexity of the tax laws and the impact of each shareholder's particular circumstances upon the tax consequences of the merger, the information set forth above regarding the federal income tax consequences of the merger is not intended to be individualized tax or legal advice to the shareholders of First Frederick. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX OR FINANCIAL COUNSEL AS TO THE SPECIFIC FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE MERGER, IF ANY, TO SUCH SHAREHOLDER.

         Holders of options and warrants to purchase First Frederick common stock who will have their options and warrants cancelled in exchange for shares of FCNB common stock may have special tax consequences. The tax consequences to the holders of such options and warrants will depend upon a number of factors, which vary from holder to holder. The tax consequences could include the recognition of personal service wage income. Personal service wage income is generally subject to taxation under the Federal Insurance Contributions Act ("FICA"), which includes both social security and medicare taxes, in addition to federal income taxation. HOLDERS OF OPTIONS AND WARRANTS TO PURCHASE FIRST FREDERICK COMMON STOCK WHO RECEIVE FCNB COMMON STOCK IN CANCELLATION OF THEIR OPTIONS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RECEIPT OF FCNB COMMON STOCK.

ACCOUNTING TREATMENT

         It is anticipated that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. The obligation of FCNB to consummate the merger is conditioned upon the receipt by FCNB of an opinion of its independent accountants or FCNB otherwise satisfying itself that the merger can be accounted for as a pooling of interests, under generally accepted accounting principles, if consummated in accordance with the merger agreement. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of FCNB and First Frederick will be combined at the closing and carried forward at their previously recorded amounts. Income and other financial statements of FCNB issued after consummation of the merger will be restated retroactively to reflect the consolidated operations of FCNB and First Frederick as if the merger had taken place prior to the periods covered by such financial statements.

         In order for the merger to qualify for pooling of interests accounting treatment, substantially all of the outstanding common stock of First Frederick must be exchanged for FCNB common stock. In the event that any of the conditions to the pooling of interests method of accounting treatment are not satisfied, the merger would not qualify for the pooling of interests method of accounting, and a condition to the consummation of the merger would not be fulfilled. See "The Merger -- Conditions to the Merger."

         Under generally accepted accounting principles, the pooling of interests method records neither the acquiring of assets nor the obtaining of capital. Therefore, all costs incurred to effect a combination accounted for as a pooling of interests are expenses of the combined enterprise rather than additions to assets or reductions to shareholders' equity. Accordingly, the costs incurred in connection with the merger will be charged to expense and deducted in determining the results of operations of the combined entity.

         Expenses of a pooling of interests typically include, but are not limited to, registration fees and expenses, proxy solicitation costs, legal and accounting fees, salaries and other expenses related to services of employees, and costs of combining operations of the previously separate companies. In connection with the merger, additional accounting adjustments and accruals will be required to recognize certain specific one-time costs associated with the merger. These adjustments and accruals will cause significant reductions to the combined entity's results of operations for the initial period following consummation of the merger.

         First Frederick has an employment agreement with its President, and FCNB has entered into an agreement regarding the termination of that agreement. See "The Merger -- Certain Related Agreements and Interests of Certain Persons." This employment agreement provides for a change in control payment upon the change in control of First Frederick, which will occur upon the effectiveness of the merger, as well as certain incentive bonus payments. This liability will be paid at the closing in accordance with the employment termination agreement, and will be recognized through a charge to "salaries and employee benefits" of approximately __________. The after tax effect of recognizing this liability will reduce the combined entity's results of operations by approximately $__________ in the initial period after closing. FCNB will recognize approximately $2.8 million of one-time merger related charges in the first period following consummation of the merger. These charges relate to expenses incurred in connection with the merger, including accounting and legal expenses, lease termination costs, charges required to align the accounting policies of FCNB and First Frederick relating to the reserve for loan losses, and data processing conversion and termination costs, and will result in a reduction of FCNB's earnings in the initial period after closing of approximately $1.7 million on an after tax basis.

CERTAIN RELATED AGREEMENTS AND INTERESTS OF CERTAIN PERSONS

         Support Agreement. As a condition to the obligation of FCNB to consummate the merger each of the directors of First Frederick has entered into an agreement with respect to the voting of shares of First Frederick common stock which they own or control in their individual capacities (the "Support Agreement"). Pursuant to the Support Agreement, the directors and executive officers of First Frederick have agreed that they will vote an aggregate of _____ shares of First Frederick common stock which they possess the power to vote or direct the voting of, or approximately ________% of the total number of shares of First Frederick common stock outstanding, in favor of the merger, and against any other merger, consolidation, share exchange, business combination or other extraordinary transaction involving First Frederick. See "The Merger -- Termination." See "The First Frederick Shareholder Meeting -- Purpose of the First Frederick Shareholder Meeting and Vote Required."

         Management and Operations of FCNB Following the Merger. Following the effectiveness of the merger, the officers and directors of FCNB and FCNB Bank as of the effectiveness of the merger will continue to serve as officers and directors of FCNB and FCNB Bank. It is anticipated that most of the employees of First Frederick will become employees of FCNB Bank. FCNB has agreed that all employees of First Frederick who continue as employees of FCNB will be provided with benefits which, on the whole are substantially similar to those provided by FCNB to its similarly situated employees.

          Employment Termination and Consulting Agreements. FCNB and Jacob H. Goldstein, President of First Frederick, have entered into an agreement regarding the termination of Mr. Goldstein's employment contract with First Frederick and the payment of the amounts to which he would be entitled thereunder. FCNB and Mr. Goldstein have agreed that FCNB shall pay, or cause FCNB Bank to pay, Mr. Goldstein in a lump sum at the effective time of the merger, an aggregate of $290,000 in lieu of bonus and change in control payments to which he would otherwise have been entitled under his employment contract with First Frederick. FCNB and Mr. Goldstein have also entered into a consulting agreement under which Mr. Goldstein would serve as a management consultant to FCNB and FCNB Bank, assisting it in maintaining the business and employment relationships previously developed by First Frederick and First Bank, and on such other matters as they may agree upon. Mr. Goldstein will be entitled to compensation at a rate of $52,000 per year during the term of the consulting agreement. The consulting agreement has a term of two years from the effective date of the merger.

         Non-Competition Agreements. As a condition of the obligation of FCNB to consummate the merger, each director of First Frederick has entered into an agreement restricting such director's ability to engage in activities in competition with FCNB and FCNB Bank from the effective time of the merger until June 30, 2002 (the "Non-Compete").

         The Non-Compete provides that from and after the effective time of the merger until June 30, 2002 (the "Covenant Period"), subject to limited exceptions for certain existing and advisory relationships, the director shall not, directly or indirectly, engage or participate in the ownership, management, operation, control or financing of, or otherwise be connected with or have any interest in, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, stockholder (other than as a holder of less than 2% of the capital stock of a financial institution reporting under the Securities Exchange Act of 1934), or otherwise, of any financial institution competitive with FCNB or FCNB Bank which has a branch or loan production office (or in the case of financial institutions other than banking (including thrift institutions, an office) in Frederick County, including but not limited to any entity engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, deposit production, loan production or commercial lending services and mortgage banking services. The Non-Compete also contains provisions regarding the use and disclosure of confidential or other non-public information of FCNB and First Frederick, the solicitation of customers of First Frederick and the solicitation and hiring of employees of First Frederick during the Covenant Period.

         Options and Warrants. In connection with the 1988 organization of First Bank, certain of the current directors of First Frederick received warrants to purchase shares of First Bank common stock, which were converted into warrants to purchase First Frederick common stock in connection with the holding company formation. The warrants, which expire on December 7, 2008, are presently exercisable at an exercise price of $4.54 per share. Commencing in 1994, certain directors received options to purchase shares of First Frederick common stock, at exercise prices ranging from $4.01 to $8.34 per share. Upon consummation of the merger, and subject to the agreement of each director involved, the following directors will receive the number of shares of FCNB common stock set forth opposite his name upon conversion of such director's options and/or warrants: Mr. Barrick - 11,861 shares; Mr. Goldstein - 41,201 shares; Mr. Buterbaugh - 9,259 shares; Mr. Dredden - 5,355 shares; Mr. Fitzgerald - 22,085 shares; Mr. Jenkins - 61,100 shares; Mr. Kline - 19,230 shares; Mr. McClellan - 11,206 shares; Mr. Weinberg - 31,636 shares; Mr. Windsor - 11,625 shares; Mr. Rauh - 1,107 shares; Mr. Vona - 1,930 shares; and Mr. Kallstrom - 524 shares. In addition, Mr. Joseph Vona, the father of current director Joseph H. Vona, owns warrants to purchase shares of First Frederick common stock which, subject to his agreement, will be converted into 19,840 shares of FCNB common stock.

         Indemnification of Directors. FCNB has acknowledged and agreed that all rights of indemnification, and all limitations on liability, which were applicable to First Frederick's directors, officers and employees under its Articles of Incorporation, Bylaws or other governing documents, continue in full force and effect with respect to matters arising prior to the effective time, and that FCNB will honor such obligations.

RESTRICTIONS ON RESALE OF FCNB COMMON STOCK BY CONTROLLING PERSONS

         The FCNB common stock issued in connection with the merger will be freely transferable under the Securities Act of 1933 as amended (the "Securities Act"), except for shares issued to any First Frederick shareholders who may be deemed to be affiliates of First Frederick under Rule 145 promulgated pursuant to the Securities Act. This proxy statement/prospectus is not to be used by affiliates of First Frederick or other persons who may be deemed to be underwriters under Rule 145(c) for resale of shares received in connection with the merger.

DISSENTERS' RIGHTS

         Any shareholder of First Frederick who does not vote in favor of the merger and the transactions contemplated by the merger agreement and who has given prior written notice to First Frederick of such shareholder's objection to the proposed transaction and who otherwise complies with the procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (the "MGCL"), shall be entitled to receive payment in cash of the fair value of such shareholder's shares of First Frederick common stock. A copy of Title 3, Subtitle 2 of the MGCL is attached hereto as Exhibit B.

         Shareholders of FCNB are not entitled to demand the payment in cash of the fair value of their shares of FCNB common stock.

         A First Frederick shareholder wishing to demand payment of the fair value of any part of all of his or her shares of First Frederick common stock must submit a written notice to the Secretary of First Frederick at or prior to the meeting, stating that such shareholder objects to the proposed merger. The shareholder must then not vote those shares in favor of the merger. Merely voting against the merger or not voting in favor of the merger will not constitute notice of objection or dissent and will not entitle a shareholder to payment in cash of the value of his or her shares. Promptly following the effectiveness of the merger, FCNB, as the successor to First Frederick, will notify in writing each shareholder of First Frederick who filed a notice of objection to the merger, of the date on which the Articles of Merger were accepted for record. Within twenty (20) days of the date on which the Articles of Merger were accepted for record, an objecting shareholder must make a written demand for payment of the fair value of his or her stock, stating the number and class of shares for which payment is demanded. The notice of objection should be sent to First Frederick at 22 West Patrick Street, Frederick, Maryland 21701,
Attention: Jacob H. Goldstein. The demand for payment should be sent to FCNB, as the successor to First Frederick, at 7200 FCNB Court, Frederick, Maryland, 21703, Attention: Mark A. Severson, Senior Vice President and Treasurer.

         FCNB's notice of the date on which the Articles of Merger were accepted may contain an offer of payment and certain financial disclosures. If an objecting shareholder who has followed all of the procedural steps required to demand payment of fair value has not received payment for his or her shares, he or she may, or FCNB may, within fifty (50) days of the acceptance of the Articles of Merger, petition the court of equity in Frederick County for appraisal of the fair value of his or her shares of First Frederick common stock as of the date of the First Frederick shareholder meeting, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal. Any shareholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner will be bound by the shareholder vote and will not be entitled to receive payment in cash as a holder of dissenting shares. A shareholder who demands payment for his or her stock as a dissenting shareholder has no right to receive any dividends or other distributions on such shares (or the shares of FCNB common stock into which such dissenting shares would be converted), after close of business on the date of the First Frederick shareholder meeting at which the merger is approved, and has no other rights, including voting rights, with respect to such shares, except the payment of fair value. The rights of a shareholder who demands payment will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that the shareholder is not entitled to relief, or the merger is abandoned or rescinded.

         If the court finds that the objecting shareholder is entitled to an appraisal of his or her stock, the court shall appoint three disinterested appraisers to determine the fair value of the stock. Within sixty (60) days after appointment (or such longer period as the court may direct), the appraisers shall file with the court and mail to each dissenting shareholder their report stating their conclusion as to the fair value of the stock. Within fifteen (15) days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the shareholders' vote at the meeting, unless the court finds that the shareholder's refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

         The expenses of the appraisal proceedings, not including fees and expenses of counsel, and not including fees or expenses of experts if FCNB made an offer of payment for the dissenting shareholder's stock or if the value of the stock as determined in the appraisal proceeding materially exceeds the amount offered by FCNB, will be the responsibility of FCNB, except that all or any part of such expenses may be assessed against any or all of the dissenting shareholders to whom an offer to pay for such shareholder's shares has been made, if the court finds the failure to accept such offer was arbitrary, vexatious or not in good faith.

                                    FCNB CORP

         Financial and other information relating to FCNB is set forth in FCNB's Annual Report to Shareholders for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, incorporated by reference herein. Additional financial and other information relating to FCNB, including information relating to FCNB's directors and executive officers, is included in FCNB's Annual Report on Form 10-K, and FCNB's proxy statement relating to its Annual Meeting of Shareholders held on April 20, 1999, copies of which may be obtained without cost from FCNB. See "Additional Information About FCNB Corp."

HISTORY AND BUSINESS

         FCNB was organized in 1986 to serve as the holding company for FCNB Bank, its principal operating subsidiary. FCNB Bank, which was originally chartered in 1818, was converted from a national bank to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Baltimore, Carroll, Howard, Montgomery and Prince George's counties in Maryland, the District of Columbia and Fairfax County, VA. FCNB Bank is the fifth largest commercial banking institution headquartered in Maryland. At March 31, 1999, FCNB had assets of approximately $1.29 billion, total deposits of approximately $837.58 million, and total shareholders' equity of approximately $89.72 million. The principal executive office of FCNB is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

         Over the past five years, FCNB has achieved significant growth in assets. From 1994 to 1998, FCNB's assets grew at a 14.3 % compound annual growth rate. FCNB has achieved its growth both internally and through acquisition. FCNB has completed four whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank (March 1995), Laurel Federal Savings Bank (January
1996), Odenton Federal Savings and Loan Association (April 1996) and Capital Bank (November 1998), as well as a number of branch transactions. In December 1998, FCNB also completed the acquisition of Frederick Underwriters, Inc. and its affiliated companies, a general lines insurance agency.

         FCNB has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.6% from 1994 to 1998. For the six year period from January 1, 1993 to December 31, 1998, FCNB's average annual return on average equity (before merger-related expenses) was ____%.

         FCNB routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that FCNB will be able to grow, or if it does, that any such growth or expansion will result in an increase in FCNB's earnings, dividends, book value or market value of its securities.

DESCRIPTION OF FCNB CAPITAL STOCK

         FCNB is authorized to issue an aggregate of twenty-one million (21,000,000) shares of capital stock, of which twenty million (20,000,000) is common stock, par value $1.00 per share, and one million (1,000,000) is undesignated preferred stock. As of the record date for the FCNB meeting there were _________________ shares of FCNB common stock outstanding, held of record by approximately _____________ shareholders, and options to purchase ____________ shares of FCNB common stock were issued and outstanding. No shares of preferred stock were outstanding as of that date. The FCNB Board of Directors has proposed for approval at the FCNB meeting an amendment to FCNB's Articles of Incorporation which would increase the number of authorized shares of FCNB common stock to fifty million (50,000,000).

         FCNB Common Stock. Each share of FCNB common stock is entitled to one vote on all matters to be submitted to a vote of shareholders, and are not permitted to cumulate votes in the election of directors. The holders of FCNB common stock are not entitled to any preemptive or preferential right to acquire any shares of any class of capital stock or other securities of FCNB, except as the FCNB Board may expressly provide in connection with any offering of capital stock or other securities. Holders of FCNB common stock are entitled to receive dividends as and when declared by the FCNB Board.

         FCNB maintains a Dividend Reinvestment and Stock Purchase Plan (the "DRI Plan") providing for the purchase of additional shares of FCNB common stock by reinvestment of cash dividends paid on outstanding shares of FCNB common stock and/or by optional direct cash payments by shareholders. Shares purchased under the DRI Plan with reinvested cash dividends and optional cash payments can be acquired at 97% of current market prices. No commissions or other fees are charged. Optional cash payments pursuant to the DRI Plan are limited to $2,500 for any shareholder in each calendar quarter. The DRI Plan allows FCNB, at its election, to use shares purchased in the open market, or authorized but unissued shares, to satisfy demand under the plan.

         Upon liquidation, dissolution or winding up of FCNB, the holders of FCNB common stock would be entitled to ratably receive all of the assets of FCNB available for distribution after payment of all debts and liabilities of FCNB, subject to the rights, if any, of the holders of any class of preferred stock which may be issued with a priority in liquidation or dissolution over the holders of FCNB common stock.

         Preferred Stock. The FCNB Board may, from time to time, by action of a majority of the Board of Directors, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock. As of the date hereof, no shares of preferred stock are outstanding.

MARKET FOR FCNB COMMON STOCK AND DIVIDENDS

         Market for Common Stock. FCNB common stock is listed for quotation on The Nasdaq National Market under the symbol "FCNB." Eight brokerage firms, Ferris, Baker, Watts & Co., Legg Mason Wood Walker, Inc., Ryan, Beck & Co., Wheat First Securities, Inc. Sandler O'Neill & Partners, L.P., Janney Montgomery Scott, Inc., F.J. Morrisey & Co., Inc., and Friedman, Billings, Ramsey & Company, Inc., currently offer to make a market in FCNB common stock on a regular basis.

         Dividends. Holders of FCNB common stock are entitled to receive dividends as and when declared by the FCNB Board of Directors. Historically, FCNB has paid quarterly cash dividends on or about January 31, April 30, July 31, and October 31 of each year. Funds for the payment of dividends will, for the foreseeable future, be obtained primarily from dividends paid to FCNB by FCNB Bank, which dividends are subject to statutory limitations.

         In addition, FCNB and its banking subsidiary are subject to capital ratio requirements imposed by the Federal Reserve. The effect of the payment of dividends on FCNB's or its subsidiary's capital ratios may be a factor in the determination of the FCNB Board, or the ability of FCNB, to pay dividends. To the extent that such ratios are inadequate for regulatory purposes or would be if dividends were paid by its banking subsidiary to FCNB, or by FCNB to its shareholders, FCNB's banking subsidiary or FCNB, as applicable, would be precluded from paying dividends. Although the management of FCNB believes that sufficient funds for the payment of dividends will be available, there can be no assurance that funds for the payment of dividends will continue to be available in sufficient amounts to pay dividends in accordance with FCNB's past practice, or even if available, that the FCNB Board of Directors will elect to expend resources in the payment of dividends, as opposed to retaining earnings to fund growth or expansion, or for other corporate purposes.

         Set forth below are the high and low closing prices for FCNB common stock for each quarter since January 1, 1997,as reported by The Nasdaq National Market, as well as the amount of cash dividends declared in each quarter.


     Quarter Ended           High          Low         Dividends Declared
     -------------           ----          ---         ------------------
March 31, 1999              $22.50        $18.88             $0.155
June 30, 1999(1)             ____          ____               _____

March 31, 1998              $24.38        $20.81             $0.101
June 30, 1998               $24.94        $24.44             $0.106
September 30, 1998          $26.81        $23.88             $0.112
December 31, 1998           $24.50        $23.00             $0.117

March 31, 1997              $15.34        $13.64             $0.081
June 30, 1997               $15.00        $13.64             $0.081
September 30, 1997          $23.87        $13.98             $0.086
December 31, 1997           $23.69        $20.80             $0.092

(1) Through __________________, 1999.

           COMPARISON OF SHAREHOLDER RIGHTS AND CERTAIN PROVISIONS OF
            THE ARTICLES OF INCORPORATION OF FCNB AND FIRST FREDERICK

         Following effectiveness of the merger of First Frederick into FCNB, the former holders of First Frederick common stock will become holders of FCNB common stock, and the rights of such holders will be determined by reference to the Maryland General Corporation Law (the "MGCL") as it applies to large, public companies, and the Restated Articles of Incorporation ("Articles") and Bylaws of FCNB, rather than the Articles of Incorporation ("Articles") and Bylaws of First Frederick.

         Authorized Shares. The Articles of FCNB authorize the FCNB Board of Directors to issue, without further authorization by shareholders, up to twenty million (20,000,000) shares of FCNB common stock, and one million (1,000,000) shares of preferred stock having such rights as the Board in its discretion may determine. At the FCNB meeting, the FCNB shareholders will consider and vote on an amendment to FCNB's Articles which will increase the number of authorized shares of common stock to fifty million (50,000,000). See "Description of FCNB Capital Stock" and "Amendment to the Articles of Incorporation of FCNB." The existence of a class of authorized, undesignated preferred stock could have the effect of discouraging or rendering more difficult an attempted takeover of FCNB, or, alternatively, of facilitating a negotiated acquisition. The availability of additional shares of capital stock for issuance could have the effect of diluting the ownership interest of holders of FCNB common stock. The Articles of First Frederick authorize the issuance of five million (5,000,000) shares of capital stock, two million (2,000,000) of which are designated as common stock and three million (3,000,000) of which are undesignated and may be designated with such rights as the First Frederick Board of Directors may determine.

         Voting Rights. The holders of FCNB common stock are entitled to one vote per share on all matters submitted for a vote of shareholders, and are not permitted to cumulate votes in the election of directors. The undesignated preferred shares authorized by FCNB's Articles could be issued with such voting rights as the FCNB Board of Directors determines at the time of issuance. The holders of First Frederick common stock are entitled to one vote per share on all matters submitted for the vote of shareholders, and are not permitted to cumulate votes in the election of directors.

         Directors. The Articles and the Bylaws of FCNB call for a Board of Directors of between three and fifteen directors, with the exact number to be determined by the resolution of the Board of Directors. Currently there are fourteen directors, divided into one class of four directors and two classes of five directors. At each annual meeting, one class is elected for a three year term and until their successors shall have been duly elected and qualified. In determining the rights of any class or series of preferred stock which may in the future be issued, the Board of Directors of FCNB may provide that any such class or series is entitled to elect one or more directors separately from the holders of other classes of capital stock. The Bylaws of First Frederick call for the size of the Board of Directors to be determined by resolution of the Board of Directors. Currently, there are fourteen directors, divided into three classes. At each annual meeting, one class is elected for a three year term, and until their successors are elected and qualified.

         The Articles of FCNB provide that directors may be removed at any time, but only for cause and upon the vote of the holders of eighty percent (80%) or more of the total number of votes entitled to be cast generally in the election of directors. The provision regarding the removal of directors may be amended only upon the vote of holders of eighty percent (80%) of all votes entitled to be cast in the election of directors. The Articles of First Frederick provide that directors may be removed only for cause and upon the vote of the holders of eighty percent (80%) of the votes entitled to be cast in the election of directors.

         Special Meetings. Special meetings of the shareholders of FCNB may be called by the Chairman of the Board, President or a majority of the Board of Directors, or by the request of the holders of at least twenty five percent (25%) of the votes entitled to be cast at the meeting. FCNB's Bylaws provide that if any matter to be acted upon at the meeting is substantially the same as a matter voted upon at any special meeting of shareholders held during the preceding twelve months, the holders of at least fifty percent (50%) of the votes entitled to be cast at the meeting must request the meeting with respect to such matter. Additionally, shareholders of FCNB requesting a special meeting must pay the reasonably estimated costs of preparing and mailing a notice of such meeting prior to issuance of a notice for the meeting. Special meetings of the shareholders of First Frederick may be called for any legitimate purpose by the Board of Directors or the President, or upon the request of shareholders owning in the aggregate at least twenty five percent (25%) of the votes entitled to be cast at the meeting. First Frederick's Bylaws provide that if any matter to be acted upon at the meeting is substantially the same as a matter voted upon at any special meeting of shareholders held during the preceding twelve months, the holders of at least fifty percent (50%) of the votes entitled to be cast at the meeting must request the meeting with respect to such matter. The conduct of business at special meetings of both FCNB and First Frederick is limited to the matters set forth in the notice.

         Amendment of Articles/Bylaws. Except where applicable law or the Articles of FCNB provide otherwise, the Articles of FCNB may be amended by the affirmative vote of two-thirds of the votes entitled to be cast thereon. The provision of the FCNB Articles relating to removal of directors may be amended only upon the vote of the holders of eighty percent (80%) of the votes entitled to be cast in the election of directors, voting as a single class.

         Except to the extent a greater vote is required by law or the Articles of FCNB, the Bylaws of FCNB may generally be amended by the majority vote of the shareholders or the Board of directors. Except to the extent that a greater vote is required by law or the Articles of First Frederick, First Frederick's Bylaws generally provide that the Bylaws may be amended by the vote of a majority of the Board of Directors or by the vote of a majority of the votes entitled to be cast on the amendment. Any amendment to the First Frederick Bylaw provisions relating to (i) the election of the Board of Directors (including the classification of the Board of directors); (ii) the number and term of directors; (iii) Board action by unanimous written consent or (iv) requirements relating to the amendment of the Bylaws, may be adopted only by the authorization of not less than seventy-five percent (75%) of the aggregate number of the votes entitled to be cast by shareholders (voting as a single class), or by the Board of Directors, as applicable.

         Consideration of Business Combinations. The Articles of FCNB provide that where the Board of Directors evaluates any actual or proposed transaction which would or may involve a change in control of FCNB, the Board of Directors shall, in connection with the exercise of its business judgement in determining what is in the best interests of FCNB and its shareholders and in making any recommendation to its shareholders, give due consideration to all relevant factors, including, but not limited to the economic effect, both immediate and long term, upon FCNB's shareholders, if any, not to participate in the transaction; the social and economic effect on the employees, depositors and customers of, and others dealing with, FCNB and its subsidiaries and on the communities in which FCNB and its subsidiaries operate or are located; whether the proposal is acceptable based on the historical and current operating results or financial condition of FCNB; whether a more favorable price could be obtained for the FCNB common stock or other securities in the future; the reputation and business practices of the offeror and its management and affiliates as they would affect the employees of FCNB and its subsidiaries; the future value of the stock or other securities of FCNB; and any antitrust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any such transaction should be rejected, it may take any lawful action to defeat such transaction. The Articles of First Frederick contains a comparable provision.

         Advance Written Notice of Shareholder Proposals and Nominations. The Articles of FCNB provide that any shareholder entitled to vote at a meeting of shareholders who desires to nominate any person for election as director of FCNB or who desires to bring up any new business at the meeting, but who does not seek to have such nomination or proposal included in the proxy materials prepared by FCNB, give at least 30 days, but not more than 60 days, written notice to FCNB of such nomination or business. Where less than 31 days notice of the meeting was given to shareholders by FCNB, notice must be given by the shareholder within 10 days of the date on which the meeting was announced to shareholders. If notice by the shareholder is not given in proper form and in a timely manner, the matter will be laid over until the next meeting of shareholders held more than 30 days following the meeting at which the nomination or proposal, was made. The Bylaws of First Frederick require at least 60 days but not more than 90 days notice of any shareholder nomination for election as a director, provided that if less than 70 days notice or prior public disclosure of the meeting at which the election of directors will be held is given, notice must be given by the shareholder within ten days of the date on which the meeting was announced to the shareholders or such public disclosure was made. The Bylaws of First Frederick contain comparable provisions regarding nominations to be brought up at a meeting of shareholders.

         Restrictions on Business  Combinations  with  Interested  Shareholders.
Section 3-602 of the MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "interested shareholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. Section 3-602 is not applicable to the merger with FCNB. The Articles and Bylaws of First Frederick do not include any provisions imposing any special approval requirements for a transaction with a major shareholder.

         Control Share Acquisition Statute. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33-1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. As FCNB's acquisition of First Frederick is pursuant to the merger agreement between FCNB and First Frederick, the control share acquisition law is not applicable to the merger. The Articles and Bylaws of First Frederick do not include any provisions restricting the voting ability of major shareholders.

                      FIRST FREDERICK FINANCIAL CORPORATION

BUSINESS OF FIRST FREDERICK

         First Frederick is a bank holding company registered under the Bank Holding Company Act of 1956, as amended that provides banking and non-banking financial services through its wholly owned subsidiary, First Bank. First Bank is a state-chartered bank that provides a full range of traditional retail and commercial banking services primarily to individual consumers and small business in the Frederick and Carroll County, Maryland, through six branch offices. First Bank was founded in 1989 in Frederick City, and incorporated in the State of Maryland, as a full-service community bank organization. In 1996, First Frederick was formed to serve as a holding company for First Bank, at which time First Bank became a subsidiary of First Frederick.

         First Bank offers a full service commercial and consumer banking business. These services include accepting demand, savings and time accounts; issuing certificates of deposit; and granting and collecting installment loans, time and demand loans, commercial loans, real estate loans and lines of credit. First Bank offers safe deposit boxes, drive-up teller facilities and automatic teller machines. Additionally, First Bank maintains correspondent banking relationships and transacts overnight investment activities, on an unsecured basis, with regional correspondent banks and the Federal Home Loan Bank. In December 1998, First Bank established 26 Automatic Teller Machines in Maryland and Virginia under an agreement with a national retailer. This arrangement provided access to the many consumer customers living and working outside the primary market area of Frederick County.

         The banking business in the area served by First Bank is highly competitive with respect to both loans and deposits. First Bank competes for deposits principally with other commercial banks, savings and loan associations and credit unions. In Frederick County, there are approximately __ commercial banking offices, including __ FCNB branches offering services ranging from deposits and real estate loans to full service banking. As of June 30, 1998, First Bank's share of total deposits in the Frederick County, Maryland market was approximately 5.15%, and its share of the Frederick City market was approximately 7.53%.

         First Bank operates First Bank Mortgage Corporation ("First Bank Mortgage"), a wholly-owned a mortgage subsidiary formed in February 1998. First Bank Mortgage provides residential mortgage loans to individuals in Frederick, Washington, Carroll, and Montgomery Counties, Maryland. First Bank also operates a commercial leasing division, which began in December 1998 to provide an alternative to traditional commercial equipment financing for small business customers. The executive offices of First Frederick, First Bank and First Mortgage are located at 22 West Patrick Street, Frederick, Maryland, 21701 and its telephone number is (301) 694-5500.

MARKET FOR FIRST FREDERICK COMMON STOCK AND DIVIDENDS

          There is no established public trading market for, and there is only limited and sporadic trading of, First Frederick common stock. First Frederick stock is not listed for trading on any registered exchange or quoted on Nasdaq, although bids for First Frederick common stock are reported in the "pink sheets." Accordingly, First Frederick cannot accurately determine the sales price of the shares of its stock.

          The following table sets forth the high/ask and low/bid prices for First Frederick common stock during 1997, 1998 and 1999 through May 19, 1999, based on inquiries made by First Frederick of market makers in its shares and other available sources. However, the information contained in the table does not represent necessarily the actual sales prices or the fair market or intrinsic value of a share of First Frederick common stock. There is no assurance that any sales were made at the prices specified, or if so, it is not known how many shares were sold at such prices.

         The prices set forth in the following table have been adjusted to reflect a three-for-two stock split in the form of a 50% stock dividend paid in September 1997 and a two-for-one stock split in the form of a 100% stock dividend paid in October 1998


                                                                                 Cash dividends paid
                         Quarter Ended              High/Ask       Low/Bid            per share
                   ---------------------------     -----------    ----------     ---------------------
                   March 31, 1999                   $19.75         $14.50               $0.10
                   June 30, 1999(1)                 $19.50         $18.00               $0.10

                   March 31, 1998                   $11.81         $10.87               $0.17
                   June 30, 1998                    $12.12         $11.87               $0.17
                   September 30, 1998               $13.12         $12.50               $0.17
                   December 31, 1998                $14.00         $13.25               $0.10

                   March 31, 1997                   $7.67           $7.17               $0.10
                   June 30, 1997                    $8.33           $7.50               $0.10
                   September 30, 1997               $8.45           $6.00               $0.167
                   December 31, 1997                $10.50         $10.25               $0.17

(1)      Through  May 19, 1999.

         As of the record date, there were approximately __ holders of the 1,525,215 outstanding shares of First Frederick Common Stock.

SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT  OF  FIRST
FREDERICK

         The following table sets forth certain information as of ____________, 1999 concerning the number and percentage of shares of First Frederick common stock beneficially owned by its directors, executive officers and by its directors and all executive officers as a group, as well as information regarding each other person known to First Frederick to own in excess of 5% of the outstanding First Frederick common stock. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, First Frederick knows of no other person or persons, who beneficially own in excess of 5% of the First Frederick common stock.


                                           Beneficial                                 Beneficial
                                          Ownership of                                 Ownership
                                           Outstanding          Percent of         including Options          Percent of
Name                                         Shares              Class(1)            and Warrants              Class(2)
------------------------------------    ------------------    ----------------    --------------------    -------------------
Samuel Barrick                              35,486(3)              2.33%                50,007                  3.25%
Jacob H. Goldstein                          6,380(4)               0.42%                61,955                  3.92%
Noel L. Buterbaugh                          16,206(5)              1.06%                27,562                  1.79%
George E. Dredden, Jr.                      7,268(6)               0.48%                13,849                  0.90%
James E. Fitzgerald                         10,440(7)              0.68%                37,481                  2.41%
James O. Jenkins                            92,769(8)              6.08%                167,519                 10.47%
Robert E. Kallstrom                         8,104(9)               0.53%                 8,837                  0.58%
Richard R. Kline                            1,416(10)              0.09%                24,962                  1.61%
James E. McClellan                         22,040(11)              1.45%                35,801                  2.33%
William M. O'Neill                          8,270(12)              0.54%                20,247                  1.32%
Philip Rauh, Sr.                           17,039(13)              1.12%                18,464                  1.21%
Joseph H. Vona                             10,526(14)              0.69%                12,937                  0.85%
David S. Weinberg                          111,856(15)             7.33%                150,548                 9.63%
Robert S. Windsor, Jr.                     22,184(16)              1.45%                36,419                  2.37%
All    directors    and   executive
officers as a group (16 persons)           371,222(17)             24.26%               682,826                 37.17%

(footnotes appear on the following page)

(footnotes from prior page)

1 Represents percentage of 1,525,215 shares of First Frederick common stock outstanding as of ________, 1999.

2 Represents percentage of 1,525,215 shares of First Frederick common stock issued and outstanding as of _________, 1999, except with respect to individuals holding options or warrants to purchase First Frederick common stock, in which case represents the percentage of the sum of (a) the number of shares issued and outstanding plus (b) the number of shares with respect to which such person holds options or warrants. With respect to all directors and executive officers as a group, represents the percentage of the sum of (a) the number of shares issued and outstanding plus (b) the number of shares with respect to which all such persons hold options or warrants.

3 This figure includes: 17,728 shares owned of record by the Samuel W. Barrick Trust; and 17,728 shares owned of record by the Joan J. Barrick Trust. Does not include options and/or warrants to acquire 14,521 shares of First Frederick common stock.

4 This figure includes a total of 1172 shares of First Frederick common stock owned by Mr. Goldstein's three minor children. Does not include options and/or warrants to acquire 55,575 shares of First Frederick common stock or 868 shares owned by an investment partnership, of which Mr. Goldstein is a partner owning a 33 1/3% interest.

5 This figure does not include options and/or warrants to acquire 11,356 shares of First Frederick common stock.


6 This figure includes 6,786 shares of First Frederick common stock owned jointly by Mr. Dredden and his wife. Does not include options and/or warrants to acquire 6,581 shares of First Frederick common stock.

7 This figure includes a total of 10,336 shares of First Frederick common stock owned jointly by Mr. Fitzgerald and his wife. Does not include: options and/or warrants to acquire 27,041 shares of First Frederick common stock; 1,500 shares owned by JEF Exempt GST Trust, of which Mr. Fitzgerald is the [trustee] and; 41,720 owned by Fitzgerald Realty Group, Inc. Profit Sharing Plan, of which Mr. Fitzgerald is the [trustee].

8 This figure includes 11,025 shares of First Frederick common stock owned jointly by Mr. Jenkins and his wife. Does not include options and/or warrants to acquire 74,750 shares of First Frederick common stock.

9 This figure includes 5,930 shares of First Frederick common stock owned jointly by Mr. Kallstrom and his wife. Does not include options and/or warrants to acquire 733 shares of First Frederick common stock.

10 This figure includes 1,344 shares of First Frederick common stock owned jointly by Mr. Kline and his wife. Does not include options and/or warrants to acquire 23,546 shares of First Frederick common stock.

11 This figure includes 21,878 shares of First Frederick common stock owned jointly by Dr. McClellan and his wife. Does not include options and/or warrants to acquire 13,761 shares of First Frederick common stock.

12 This figure does not include options and/or warrants to acquire 11,977 shares of First Frederick common stock.

13 This figure does not include 13,450 shares of First Frederick common stock owned by a family partnership of which Mr. Rauh is a partner. Does not include options to acquire 1,425 shares of First Frederick common stock.

14 This figure does not include options and/or warrants to acquire 2,411 shares of First Frederick common stock.

15 This figure includes 111,806 owned of record by the David S. Weinberg Irrevocable Trust. Does not include options and/or warrants to acquire 38,692 shares of First Frederick common stock.

16 This figure does not include options and/or warrants to acquire 14,235 shares of First Frederick common stock.

17 This figure does not include options and/or warrants to acquire 311,874 shares of First Frederick common stock owned by First Frederick directors and executive officers, including those specified above.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion focuses on information about the consolidated financial condition and results of operations of First Frederick for the years ended December 31, 1998 and 1997, and for the three month periods ended March 31, 1999 and 1998, which may not be readily apparent from a review of the financial statements. The discussion should be read in conjunction with the financial statements and the selected financial data presented elsewhere in this proxy/statement/prospectus. Results of operations for the period ended March 31, 1999 is not necessarily indicative of the results of operations for any other interim period or for the full year ended December 31, 1999.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

         Table 1, "Comparative Statement Analysis," shows average balances of asset and liability categories, interest income and interest paid, and average yields and rates for the periods indicated.

RESULTS OF OPERATIONS

         For the first three months of 1999, First Frederick reported pre-tax earnings of $581,000 and net earnings of $369,000, as compared to pre-tax earnings of $472,000 and net earnings of $300,000 in the first three months of 1998. Return on average assets and return on average equity are key measures of earnings performance. The return on average assets measures the ability to utilize assets in generating income. Basic earnings per share were $0.24 for the three months ended March 31, 1999 and $0.20 per share for the same period in 1998, while diluted earnings per share were $0.21 in the first three months of 1999 and $0.18 in the first three months of 1998. For the first three months of 1999, return on average assets ended at 1.23% as compared to 1.20% for the same period in 1998. The return on average shareholders' equity for the three months ended March 31, 1999, was 17.86%, compared to 15.00% for the three months ended March 31, 1998.

         Earnings increased in 1998 over 1997, resulting in pre-tax income of $1.9 million compared to $1.7 million for the prior year and net income of $1.36 million compared to $1.07 million the previous year. First Frederick's return on average assets was 1.27% in 1998, compared to 1.14% in 1997. Return on average equity was 16.87% in 1998 and 14.01% in 1997. Basic earnings per share were $0.90 in 1998, compared to $0.71 in 1997, and diluted earnings per share were $0.79 and $0.64 in 1998 and 1997, respectively. The improvement in earnings is primarily attributable to the growth of earning assets combined with control of operating expenses. Key investments made in human resources and improved technology for efficiency contributed to a second consecutive year of improved earnings growth. First Frederick positioned itself to continue the positive trends in profitable growth during the coming year.

         Net income was $1.07 million in 1997, compared to $857,000 in 1996. Basic earnings per share were $0.71 in 1997 compared to $0.57 for 1996, and diluted earnings per share were $0.64 and $0.52 for 1997 and 1996, respectively. Return on average assets was 1.14% in 1997 compared to 1.01% for 1996. Return on average shareholders' equity was 14.01% at December 31, 1997, as compared to 12.43% at December 31, 1996.

Net Interest Income
-------------------

         Net interest income is generated from lending and investment activities, and is the most significant component of First Frederick's earnings. Net interest income is the difference between interest and fees earned on loans and investments and interest paid on deposits and other sources of funding. Changes in net interest income between periods is affected primarily by the volume of interest earning assets and the yield on those assets, and by the volume of interest bearing deposits and other liabilities and the rates paid on those deposits and liabilities.

         First Frederick's tax-equivalent net interest income, before provision for credit losses, for the first three months of 1999 totaled $1.46 million, increasing 25% from the $1.16 million recorded for the same period in 1998. First Frederick's net interest margin was 5.27% for the first three months of 1999, as compared to 4.96% for the same period in 1998, representing a 6% increase. The increase in net interest income, at March 31, 1999, as compared to March 31, 1998, was the result of an increase in the level of earning assets as well as an improvement in the yields earned on those earning assets.

         The rate of interest earned on interest earning assets and the rate paid on interest earning liabilities, while significantly affected by actions taken by the Federal Reserve to control economic growth, are influenced by competitive factors within First Frederick's geographic market. Competitive pressures, for both loans and the funding sources needed to satisfy loan demand within First Frederick's market area, caused the net interest margin to narrow during the first three months of 1998. First Frederick improved its net interest margin in the first three months of 1999 by concentrating efforts on a new leasing division, established in late 1998, to help support an increase in yields on small commercial loans and higher volumes of construction lending which, typically, are associated with higher mortgage loan yields. First Frederick continued to pursue operating efficiencies through improved technology in order to enhance non-interest income for First Frederick and First Bank.

         Tax-equivalent net interest income before the provision for credit losses totaled $5.3 million in 1998, increasing 10.4% from $4.8 million in 1997. The improved net interest income is primarily the result of an approximate 15% growth in loans. The net interest margin (taxable-equivalent net interest income as a percent of average interest earning assets) was 5.25% in 1998, as compared to 5.35% in 1997. This decrease in net interest margin primarily reflects the impact of the change in the spread between yields on average interest earning assets and rates paid on average interest-bearing liabilities realized during 1998. This spread decreased by 1 basis point in 1998. During the year, the rate paid on average interest bearing liabilities increased 3 basis points while the yield on average earning assets increased 2 basis points.

         The yield on the average investment portfolio fell 9 basis points during 1998 compared to 1997, as higher yielding investments matured in 1998, and proceeds were reinvested in lower yielding investments. The yield on the average loan portfolio remained relatively constant despite heavy competitive pressures. In addition, First Frederick maintained spreads on average earning assets at a constant level, in the aggregate despite continuing heavy competitive pressures. Funding sources needed to meet current loan demand in 1998 resulted in higher rates being paid for average interest-bearing liabilities, causing the net interest spread to narrow. Management believes that competitive pressures will continue, and declining spreads will continue. Therefore, First Frederick has invested in technology to assist in improving operating efficiencies. In addition, new products and services were introduced during 1998 with the objective of improving the level of non-interest income. There can be no assurances, however, that these benefits will be realized.

         Net interest income increased $643,000, or 15.75%, in 1997, as compared to 1996. In 1997, the net interest margin on average total interest earning assets increased to 5.35% from 5.09% in 1996. Changes in the net interest income between periods were affected principally by the volume of interest bearing deposits and other liabilities and the rates paid on these deposits and liabilities.

         Table 1: Comparative Statement Analysis


                                                              Year ended December 31,
                                       --------------------------------------------------------------------------
                                                    1998                                  1997
                                       -----------------------------------     ----------------------------------

                                       Average    Interest       Average       Average    Interest      Average
                                       Balance   Income/Paid(2)  Yield/Rate    Balance   Income/Paid(2) Yield/Rate
                                       -------   --------------  ----------    -------   -------------- ----------
Assets
Interest-earning assets:
Interest-bearing deposits in other
banks                                $   2,497 $         136       5.45%    $    595  $          36       6.05%
Loans held for sale                        192            15       7.81          560             46       8.21
Investment securities:
  Taxable                               14,390           886       6.16       16,695          1,063       6.37
  Nontaxable                             2,228           169       7.59        1,174             87       7.41
                                       --------  ------------                 -------   ------------
  Total investment securities           16,618         1,055       6.35       17,869          1,150       6.44
                                       --------  ------------                 -------   ------------
Loans(1), net of unearned income        80,885         8,072       9.98       69,906          6,983       9.99
                                       --------  ------------                 -------   ------------
Total interest-earning assets          100,192         9,278       9.26       88,930          8,215       9.24
                                       --------  ------------                 -------   ------------
Noninterest-earning assets               6,664                                 4,891
Net effect of unrealized gain
(loss) on
  Securities available for sale             10                                  (64)
                                                                              -------
                                       ========
    Total assets                     $ 106,866                              $ 93,757
                                       ========                               =======

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  NOW/SuperNOW accounts              $  13,032 $         432       3.31%    $  6,846  $         156       2.28%
  Savings accounts                      12,197           329       2.70       11,404            310       2.72
  Money market accounts                 11,426           440       3.85        9,662            353       3.65
  Certificates of deposit and
other time
    Deposits less than $100,000         26,862         1,576       5.87       25,162          1,467       5.83
  Certificates of deposit and
other time
    Deposits of $100,000 or more        18,083         1,121       6.20       15,072            928       6.16
  Securities sold under agreements
to
    Repurchase                           1,638            64       3.91        1,036             38       3.67
  Other short-term borrowings            1,049            56       5.34        3,786            208       5.49
                                       --------                               -------
                                                 ------------                           ------------
Total interest-bearing liabilities      84,287         4,018       4.77       72,968          3,460       4.74
                                                 ------------                           ------------
Noninterest-bearing deposits            13,441                                12,538
Noninterest-bearing liabilities          1,048                                   601
                                       --------
                                                                              -------
  Total liabilities                     98,776                                86,107
                                       --------                               -------
Shareholders' equity                     8,080                                 7,714
Accumulated other comprehensive
  Income                                    10                                  (64)
                                       --------
                                                                              -------
  Total shareholders' equity             8,090                                 7,650
                                       --------
                                                                              =======
  Total liabilities and
shareholders' equity                 $ 106,866                              $ 93,757
                                       ========                               =======
Net interest income                            $       5,260                          $       4,755
                                                 ============                           ============
Net interest spread                                                4.49%                                  4.50%
Net interest margin                                                5.25%                                  5.35%

(1) Nonaccruing loans, which include impaired loans, are included in the average balances. Net loan fees included in interest income totaled $232,000 for 1998 and $114,000 for 1997.

(2) Presented on a taxable-equivalent basis using the statutory federal income tax rate of 35%.


                                                          Three months ended March 31,
                                     ---------------------------------------------------------------------------
                                                   1999                                  1998
                                     ------------------------------------    -----------------------------------
                                     Average     Interest      Average       Average    Interest      Average
                                     Balance    Income/Paid(2) Yield/Rate    Balance   Income/Paid(2) Yield/Rate
                                     -------    -------------- ----------    -------   -------------- ----------
Assets
Interest-earning assets:
Interest-bearing deposits in
other banks                        $   1,713  $          25      5.92%   $  1,686  $          23        5.53%
Loans held for sale                      175              4      9.27         378              9        9.66
Investment securities:
  Taxable                             12,937            192      6.02      16,086            259        6.53
  Nontaxable                           3,950             76      7.80       1,192             23        6.62
                                     --------   ------------               -------   ------------
  Total investment securities         16,887            268      6.44      17,278            282        6.62
                                     --------   ------------               -------   ------------
Loans(1), net of unearned income      93,776          2,256      9.76      75,395          1,791        9.63
                                     --------   ------------               -------   ------------
Total interest-earning assets        112,551          2,553      9.20      94,737          2,105        9.01
                                     --------   ------------               -------   ------------
Noninterest-earning assets             7,055                                4,875
Net effect of unrealized gain
(loss) on
  securities available for  sale          26                                   28
                                     ========                              =======
    Total assets                   $ 119,632                             $ 99,640
                                     ========                              =======

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  NOW/SuperNOW accounts            $  16,296  $         133      3.31%   $ 10,418  $          87        3.39%
  Savings accounts                    13,520             83      2.49      11,987             77        2.61
  Money market accounts               12,968            120      3.75       9,718             91        3.80
  Certificates of deposit and
other time
    deposits less than $100,000       28,899            406      5.70      26,659            383        5.83
  Certificates of deposit and
other time
    deposits of $100,000 or more      19,321            294      6.17      17,667            279        6.40
  Securities sold under
agreements to
    Repurchase                         1,637             16      3.96       1,269             11        3.52
  Other short-term borrowings          2,730             38      5.65    $  1,410  $          18 $      5.18
                                     --------                              -------
                                                ------------                         ------------
Total interest-bearing liabilities    95,371          1,090      4.64    $ 79,128            946        4.85
                                                ------------                         ------------
Noninterest-bearing deposits          14,124                               11,794
Noninterest-bearing liabilities        1,875                                  720
                                     --------                              -------
   Total liabilities                 111,370                               91,642
                                     --------                              -------
Shareholders' equity                   8,236                                7,970
Accumulated other comprehensive
   Income                                 26                                   28
                                     --------                              -------
   Total shareholders' equity          8,262                                7,998
                                     ========                              =======
   Total liabilities and
shareholders'
     Equity                        $ 119,632                             $ 99,640
                                     ========                              =======
Net interest income                           $       1,463                        $       1,159
                                                ============                         ============
Net interest spread                                              4.56%                                  4.16%
Net interest margin                                              5.27%                                  4.96%

(1) Nonaccruing loans, which include impaired loans, are included in the average balances. Net loan fees included in interest income totaled $65,000 and $27,000 for 1999 and 1998, respectively.

(2) Presented on a taxable-equivalent basis using the statutory federal income tax rate of 35%.

Rate/Volume Analysis


                                                  1998 COMPARED TO 1997               1997 COMPARED TO 1996
                                            ----------------------------------  -----------------------------------
                                               INCREASE (DECREASE) DUE TO           INCREASE (DECREASE) DUE TO
                                                                     NET                                NET
                                                                     INCREASE                           INCREASE
                                            VOLUME       RATE(1)     (DECREASE) VOLUME       RATE(1)    (DECREASE)
                                            ---------   ----------   ---------  ----------   ---------  -----------
                                                                                            (dollars in thousands)
Interest Income
Interest-earning assets:
  Interest-bearing deposits in other
banks                                     $      115  $      (15)  $      100 $      (83)  $        2 $       (81)
Loans held for sale                             (30)          (1)        (31)        (37)         (1)         (38)
Investment securities:
  Taxable                                      (147)         (30)       (177)         (9)         137          128
  Nontaxable                                      78            4          82          --          --           --
Loans                                          1,097          (8)       1,089       1,058         112        1,170
                                            ---------   ----------   ---------  ----------   ---------  -----------
Total interest income                          1,113         (50)       1,063         929         250        1,179
                                            ---------   ----------   ---------  ----------   ---------  -----------
Interest Paid Interest-bearing
liabilities:
  Savings deposits(2)                            227          155         382          23          28           51
  Time deposits                                  284           18         302         413        (13)          400
  Securities sold under agreements to
repurchase                                        22            4          26          18          11           29
  Other short-term borrowings                  (150)          (2)       (152)          57         (1)           56
                                            ---------   ----------   ---------  ----------   ---------  -----------
Total interest paid                              383          175         558         511          25          536
                                            =========   ==========   =========  ==========   =========  ===========
Net interest income                       $      730  $     (225)  $      505 $       418  $      225 $        643
------------------------------------------  =========   ==========   =========  ==========   =========  ===========

(1)       The volume/rate variance is allocated entirely to changes in rates.
(2)       Savings deposits include NOW, savings and money market accounts.

Non-Interest Income
-------------------

         Non-interest income showed no significant increase for the three months ended March 31, 1999, when compared to the same period in 1998. Non-interest income was $196,000 for the first three months of 1999, as compared to $190,000 for the first three months of 1998.

         Non-interest income (including securities gains) increased by $1.0 million, or 218%, in 1998 over 1997. Other service charge income, representing origination income generated by First Bank Mortgage Corporation, contributed $837,000 or 186% to the significant increase in non-interest income during 1998. This source of income is, and will continue to be, highly influenced by the general level of interest rates charged on residential mortgage loans. Service charges on deposit accounts totaled $463,000 and $360,000, in 1998 and 1997, respectively. Management continued to concentrate on new product offerings and services to improve the level of non-interest income and ratio of non-interest income to total revenue. Most fee-based services are less sensitive to interest rate fluctuations and mitigate the effect of a narrowing net interest spread.

         Non-interest  income  excluding  net  realized  losses,   increased  by
$72,000,  or 16.3%,  in 1997, and by $70,000,  or 18.9%,  in 1996. The increases were attributed to an improvement in service fees earned on deposit accounts.

         At the end of 1998, First Frederick's management introduced 26 automatic teller machines to dispense cash in selected Maryland and Virginia stores of a national retailer. This operation enables First Frederick to earn fee income for the use of the machines by the retailer's customers. First Frederick also began a leasing division, under First Bank, to assist in creating a new source of fee income and to diversify yields on smaller commercial loans. Additionally, revenue from service charges on deposit accounts is expected to increase as the volume of deposits is expanded.

Non-Interest Expenses
---------------------

         Non-interest expenses increased by 14%, ending at $962,000 for the first three months of 1999 when compared to $844,000 for the first three months of 1998. Total salaries and employee benefits increased $28,000 (7.4% over the first three months of 1998). The increase in salaries and employee benefits reflects general merit and cost of living adjustments plus additional staffing to support the creation of the leasing division and First Bank Mortgage. Additional increases in health care costs also contributed to the increase in total salaries and employee benefits for the first three months of 1999.

         Non-interest expenses increased by $1.2 million, or 37%, in 1998 over 1997. The increase was primarily attributable to higher salaries and employee benefits expense of $586,000. The increase in salaries and benefits reflects the additional staffing associated with the First Bank Mortgage and general merit and cost-of-living adjustments. The average number of employees increased by 10 to 45 during 1998.

         Occupancy expenses increased by $127,000 and is attributable to the first full year of operation of First Bank Mortgage and the new Mt. Airy office, which opened in late 1997. Equipment expense increased $71,000, and is primarily associated with technology upgrades to improve efficiency, and replacement of aged equipment.

         Other operating expenses increased $72,000 (27.5%) during the first three months of 1999 over the same period in 1998. The increase in other expenses is primarily associated with additional operating expense incurred as a result of the installation of twenty-six (26) ATMs in a national retail chain, the replacement of aging equipment and replacement of equipment to meet Year 2000 needs. In addition, $18,000 was attributed to a non-compete agreement for a former executive of First Frederick. Other operating expenses increased $376,000 in 1998, or 47.7%, compared to the prior period. The increase in other operating expense was associated, primarily, with higher costs for outsourcing data processing services, costs associated with the establishment of the mortgage operation and the introduction of 26 ATMs in the national retailer's stores.

         Non-interest expense increased $274,000 in 1997, and $314,000 in 1996. Increases in salaries and benefits, additional staff and the opening of the Rosemont and Mt. Airy branch offices all contributed to the increases in non-interest expenses during 1997 and 1996.

Income Taxes
------------

         First Frederick's effective tax rates for the first three months of 1999 and 1998 were 36.5% and 36.4%, respectively. First Frederick's income tax expenses differs from the amount computed at statutory rates primarily due to tax exempt earnings from certain loans and investment securities. Income taxes expense ended at $212,000 at March 31, 1999, as compared to $172,000 for March 31, 1998.

         Income tax expense declined to $595,000 in 1998, compared to $637,000 in 1997. First Frederick's effective tax rate was 30.3% in 1998, compared to 37.3% in 1997. First Frederick's effective tax rate differs from the amount computed at statutory rates primarily due to tax-exempt income from certain loans and investment securities owned. Note 8 to the consolidated financial statements for the year ended December 31, 1998 reconciles expected income taxes at statutory rates with income tax expense included in the consolidated statements of income.

         Income tax expense increased to $637,000 in 1997, compared to $465,000 in 1996. The higher level of income tax reflects the increased levels of pre-tax income experienced in 1997.

Liquidity and Asset Liability Management
----------------------------------------

         Liquidity represents the ability to support asset growth, meet customer borrowing needs, fund deposit withdrawals and maintain reserve requirements. It also involves providing adequate cash and cash equivalent assets, while sustaining stable growth in net interest income. A regular review and analysis by management of deposit and loan trends, cash flows of various categories of loans and monitoring of interest spread relationships is vital to the process.

         The conduct of First Frederick's banking business requires that it maintain adequate liquidity to meet changes in composition and volume of assets and liabilities due to seasonal, cyclical or other demands. First Frederick's management evaluates the liquidity position on a daily basis and strives to maintain a level of liquidity conducive to efficient operations. Attention is directed primarily to assets or liabilities that mature or can be repriced within a period of 30-365 days. First Bank attempts to match a portion of its assets and liabilities to minimize variability in net interest income. This practice also serves to minimize both liquidity and interest rate risk. Sources of liquidity include the investment portfolio, cash flows from loan and investment prepayments and maturities, short-term borrowings under existing credit facilities, marketing of core deposit products and the discount window of the Federal Home Loan Bank.

         Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of First Frederick's earning assets and funding sources. An Asset/Liability Committee manages the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with First Frederick's liquidity analysis, growth and capital adequacy goals. First Frederick believes that by selling certain loans rather than retaining them in its portfolio, it is better able to match the maturities or repricing of interest sensitive assets to interest sensitive liabilities. It is the objective of the Asset/Liability Committee to maximize net interest margins during periods of both volatile and stable interest rates, to attain earnings growth, and to maintain sufficient liquidity to satisfy depositors' requirements and meet credit needs of customers.

         The following table, "Interest Rate Sensitivity Analysis", summarizes, as of December 31, 1998, the anticipated maturities or repricing of First Frederick's interest rate sensitivity gap (interest earning assets less interest bearing liabilities), and First Frederick's cumulative interest rate sensitivity gap ratio (cumulative interest rate sensitivity gap divided by total assets). A negative gap for any time period means that more interest bearing liabilities will reprice or mature during that time period than interest earning assets. During periods of rising interest rates, a negative gap position will generally decrease earnings, and during period of declining interest rates, a negative gap position will generally increase earnings. The opposite will be true for a positive gap position. Therefore, a positive gap for any time period means that more interest earning assets will reprice or mature during that time period than interest bearing liabilities. During periods of rising interest rates, a positive gap position will generally increase earnings, and during periods of declining interest rates, a positive gap position will generally decrease earnings.

         In addition to the gap method of monitoring interest rate sensitivity, First Frederick employs computer model simulations to measure interest rate risk. Interest rate risk measures repricing risk, basic risk, yield curve risk and option risk. The model incorporates cash flow analysis to: (1) measure the direction of interest rate exposure and the size under various interest rate scenarios; (2) capture critical information on volumes, maturity dates, repricing caps, puts and calls; (3) utilize data to focus attention to critical variables; and (4) reflect changes in prevailing interest rates and liabilities in different ways. These simulations are prepared on a quarterly basis using an interest rate shock technique to determine the effects on First Frederick's net income and the Market Value of Portfolio Equity (MVPE), assuming an immediate change (increase or decrease) in interest rates. The MVPE simulation is the process of generating discounted estimated cash flows anticipated under various scenarios. The MVPE is the estimated economic value of First Frederick based on the net difference between the value of interest earning assets and the value of interest bearing liabilities. The model results as of December 31, 1998 are as follows:


                                                                   Change in Interest Rate Assumption
                                                             -----------------------------------------------
                                                                         (dollars in thousands)
                                                                    +200bp                   -200bp
                                                             ---------------------    ----------------------
              Net income - increase (decrease)                       $262                    $(289)
              Net income - % change                                 10.10%                  (11.20%)
              MVPE - increase (decrease)                            ($455)                     $28
              MVPE - % change                                      (3.83%)                    0.24%

             Interest Rate Sensitivity Analysis - December 31, 1998


                                                    Interest sensitivity period

                                            3 or                     After 1
                                            less       4 to 12       through     After 5
                                            months       months      5 years       years       Total
                                            --------   -----------   ---------   ----------  -----------
                                                              (dollars in thousands)
INTEREST-EARNING ASSETS
Interest-bearing deposits in other banks  $   8,024  $         --  $       --  $        -- $      8,024
Loans held for sale
  Fixed rate                                    149            --          --           --          149
Investment securities:(1)
  Fixed rate                                     --            --       6,880        9,370       16,250
  Variable rate                                  --            --          --           --           --
Loans:
  Fixed rate                                  2,502         7,698      25,461        7,588       43,249
  Variable rate                              47,244            --          --           --       47,244
                                            ========   ===========   =========   ==========  ===========
  Total interest-earning assets           $  57,919  $      7,698  $   32,341  $    16,958 $    114,916
                                            ========   ===========   =========   ==========  ===========

INTEREST-BEARING LIABILITIES
Deposits:
  NOW/SuperNOW accounts
  and savings                             $     431  $      1,033  $    6,889  $    26,091 $     34,444
  Money market accounts                      13,060            --          --           --       13,060
  Certificates of deposit and other time
  Deposits:
   Fixed rate                                 7,566        22,257      18,200           --       48,023
Federal funds purchased and securities
sold under agreements to repurchase           1,830            --          --           --        1,830
Other short-term borrowings:
   Fixed rate                                   564            --          --           --          564
                                                                                             -----------
                                            ========   ===========   =========   ==========
   Total interest-bearing liabilities     $  23,451  $     23,290  $   25,089  $    26,091 $     97,921
                                            ========   ===========   =========   ==========  ===========

Interest-earning assets less
interest-bearing liabilities ("Gap")      $  34,468  $   (15,592)  $    7,252  $   (9,133) $     16,995
Cumulative Gap                            $  34,468  $     18,876  $   26,128  $    16,995 $     16,995
Cumulative Gap as a percentage of total
assets                                       28.01%        15.34%      21.23%       13.81%       13.81%
-----------------------------------------

(1)  Excludes  non-rate  sensitive  equity   securities.   Reflects  fair  value
     adjustments for securities available for sale.

Financial Condition
-------------------

         First Frederick's total assets were $123.5 million at March 31, 1999. Total assets increased to $123.0 million at December 31, 1998, a 29% increase from the prior year-end. An increase of $15.7 million in net loans and $10.1 million in interest bearing deposits and cash, funded by a $26.2 million increase in deposits contributed to the overall asset growth in 1998. By continuing to concentrate on its target market of small business lending and personal relationships, First Bank increased commercial and consumer loans by $6.3 million and $5.8 million, respectively in 1998. During 1998, First Bank entered the residential construction loan market and grew construction loans by $3.7 million.

         During 1997, total assets grew at a rate of 6%, from $90 million at December 31, 1996 to $95.5 million at December 31, 1997. An increase of $8.8 million in net loans was partially funded by a $4.5 million increase in deposits and customer repurchase agreements. Loan growth outpaced deposit growth resulting in reliance on short term borrowings to meet the loan demands of the target market. First Bank concentrated on lending to small business and consumers, increasing these loan categories by $15.7 million while other loan categories remained constant.

LOAN PORTFOLIO

         First Frederick makes real estate construction, real estate mortgage, commercial and consumer loans. The real estate construction loans are generally secured by the construction project financed and have a term of one (1) year or less. The real estate mortgage loans are generally secured by the property being financed and have a maximum loan to value ratio of 80%, with terms of one (1) to five (5) years. Commercial loans are made on both a secured and unsecured basis. Unsecured loans are made based upon the financial strength of the borrower. Most commercial loans require personal guarantees from the principals of the business. The collateral for secured commercial loans may be accounts receivable, equipment, marketable securities or deposits in First Bank. The terms of these loans are normally one (1) to five (5) years. Consumer loans are made on an unsecured or secured basis based upon the financial strength of the borrower. The collateral for consumer loans may be marketable securities, automobiles, recreational vehicles, boats, airplanes or deposits in First Bank. The usual term of these loans is three (3) to five (5) years.

         During 1998, First Bank's lending and consumer banking officers continued to focus their attention on developing profitable customer relationships with small and medium sized businesses, professionals, investors and not-for-profit organizations in Frederick County, western Carroll County and northern Montgomery County. First Bank entered western Carroll County with the opening of a branch location in Mt. Airy, Maryland.

                                Loan Distribution

                                                    At December 31,
                                        ----------------------------------------
                                         1998     %         1997         %
                                        -------  -----     --------    ------
                                                (dollars in thousands)

  Real estate-construction:          $   9,124     10%   $   5,421         7%
  Real estate-mortgage                  35,960     40       35,937        48
  Commercial and agricultural           29,035     32       22,752        31
  Consumer                              16,374     18       10,595        14
                                        -------            --------
  Total loans, net of unearned          90,493    100%      74,705       100%
  income
  Less: Allowance for credit            (1,039)              (910)
  losses
                                        =======            ========
  Net loans                          $  89,454           $  73,795
                                        =======            ========

        Maturity and Interest Rate Sensitivity of Loans-December 31, 1998

Maturing in                             1 year or less        After 1 through 5 years            After 5 years
                                     ----------------------   ----------------------   -------------------------------
                                     Fixed       Variable     Fixed        Variable    Fixed     Variable
                                     interest    interest     interest     interest    interest  interest
                                      rates        rates        rates       rates       rates     rates       Total
                                     ---------   ----------   ----------   ---------   --------  ---------  ----------
                                                                  (dollars in thousands)
Real estate-construction           $      109  $     7,087  $        62  $      636  $      -- $    1,230 $     9,124
Real estate-mortgage(1)                 4,811        9,439        8,990       5,379      4,124      3,217      35,960
Commercial and agricultural             2,169       14,164        6,084       2,319        700      3,599      29,035
Consumer                                  251            9       14,477         165      1,472         --      16,374
                                     ---------   ----------   ----------   ---------   --------  ---------  ----------
Total loans, net of unearned
income                             $    7,340  $    30,699  $    29,613  $    8,499  $   6,296 $    8,046 $    90,493
                                     =========   ==========   ==========   =========   ========  =========  ==========

(1) First Frederick's customary business practice is to write real estate mortgage loans, which will be retained in its loan portfolio, with repayment terms normally not exceeding five years. Most loans mature in five years with the balance due at maturity. Assuming that credit standards are met at each maturity, First Frederick customarily extends its loans for successive five year periods.

ALLOWANCE FOR CREDIT LOSSES

         The Company follows the guidance of Statement of Financial Accounting Standards #114 (SFAS #114), "Accounting by Creditors for Impairment of a Loan" as amended by Statement #118, "Accounting by Creditors for Impairment of Loan Income Recognition and Disclosures". It requires an impaired loan within its scope to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, except that as a particular expedient, a creditor may measure impairment based on a loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         SFAS #114 excludes smaller balance and homogenous loans from impairment reporting. Therefore, First Frederick has designated consumer, credit card and residential mortgage loans to be excluded for this purpose. From the remaining loan portfolio, loans rated as Doubtful or worse, classified as Non-Accrual, and troubled debt restructurings are considered to be impaired. Loans are placed on Non-Accrual when the loan is specifically determined to be impaired or when principal or interest is delinquent for ninety (90) days or more. Any unpaid interest, previously accrued, on those loans is reversed from income. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan's principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received. First Frederick considers a slow payment on a loan, to be a minimal delay. First Frederick has identified commercial real estate and commercial and industrial type loans as the major risk classifications to be used in the application of SFAS #114.

         First Frederick maintains an allowance for credit losses at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Uncertainties inherent in the estimation process might cause management's estimate of credit losses in the loan portfolio and the related allowance to change in the near term. The allowance is increased by the provision for credit losses, which is charged to expense and reduced by charge-offs, net of recoveries.

         Loans are considered impaired when, based on current information, it is probable that First Frederick will not collect all principal and interest payments according to the loan's contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on non-accrual. Management also considers the financial condition of the borrower, loan cash flows and the value of related collateral when evaluating loan impairment. Impaired loans do not include large groups of smaller balance homogenous loans such as consumer installment loans that are evaluated collectively for impairment. Loans specifically reviewed for impairment are normally not considered impaired if the payment is delinquent 90 days or less, provided eventual collection of all amounts is expected. Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if repayment is expected to be provided by the collateral.

         While First Frederick considered the allowance for loan losses to be adequate at March 31, 1999 and December 31, 1998, management is unable to predict the amount, if any, of future provisions to the allowance.

         The allowance for credit losses was $1.1 million, or 1.15% of total loans, net of earned income, at March 31, 1999, compared to $1.0 million, or 1.14% of total loans as of December 31, 1998. The provision for loan losses during the three months ended March 31, 1999 was $90,000. Total non-performing assets, as of March 31, 1999, were approximately $1.6 million, an increase from $16,000 at March 31, 1998. This significant increase was the result of the deterioration of the credit quality of two (2) loan relationships.

         Provisions for loan losses aggregated $327,000 in 1998, as compared to $285,000 in 1997. The allowance for loan losses totaled $1.04 million and $910,000 at December 31, 1998 and December 31, 1997, respectively, representing 1.14% and 1.22% of outstanding loans. Non-accrual loans at December 31, 1998 and 1997 totaled $1.4 million and $52,000, respectively. The increase in non-accrual loans is the result of the deterioration of two commercial lending relationships. Management believes that these relationships will be resolved in the second quarter of 1999 without additional loss to First Frederick. There can be no assurance, however, that these relationships will be resolved without loss or additional provisions for loan losses. The ratio of net loans charged off to average loans outstanding was .24% and .27% for years ended December 31, 1998 and December 31, 1997, respectively.

         First Frederick has loans totaling $1.4 million that are now current for which there are concerns as to the ability of the borrowers to comply with present loan repayment terms. While management does not anticipate any loss not previously provided for on these loans, changes in the financial condition of these borrowers may necessitate additional provisions for loan losses or future modifications in their loan repayment terms.

         At December 31, 1998 and March 31, 1999, First Frederick had no concentrations of loans in any one industry exceeding 10% of its total loan portfolio. An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

         The following three tables set forth certain information regarding activity in, and the allocation of, the allowance for loan losses and First Frederick's problem assets, at the dates and for the periods indicated.


                                                         Three months       Year ended December
                                                        ended March 31              31,
                                                        ---------------    -----------------------
                                                             1999             1998         1997
                                                        ---------------    -----------   ---------
                                                                 (dollars in thousands)
        Average total loans out-standing during year  $        $92,926   $     81,077  $   72,377
                                                        ===============    ===========   =========
        Allowance at beginning of year                $          1,039   $        910  $      819
        Charge-offs:                                                                           --
           Real estate-construction                                                            --
           Real estate-mortgage                                     --             --
           Commercial and agricultural                               1             --         165
           Consumer                                                 --            161
                                                                    13             69          64
                                                        ---------------    -----------   ---------
             Total charge-offs                                      14            230         229
                                                        ---------------    -----------   ---------
        Recoveries:
           Real estate-construction                                 --             --          --
           Real estate-mortgage                                     --             --          --
           Commercial and agricultural                              --             17          11
           Consumer                                                 --             15          25
                                                        ---------------    -----------   ---------
             Total recoveries                                       --             32          36
                                                        ---------------    -----------   ---------
        Net charge-offs                                             14            198         193
        Additions to allowance charged to operating
        expenses                                                    90            327         284
                                                        ---------------    -----------   ---------
        Allowance at end of year                      $          1,115   $      1,039  $      910
                                                        ===============    ===========   =========
        Ratio of net charge-offs to average total
        loans                                                     0.02 %         0.24 %      0.27 %

                    Allocation of Allowance for Credit Losses

                                  Three months
                                ended March 31,                  At December 31,
                                -----------------     --------------------------------------
                                 1999      %(1)        1998      %(1)        1997     %(1)
                                --------   ------     --------   ------     -------   ------
                                                    (dollars in thousands)

Real estate-construction      $      27       11 %  $      23       10 %  $     29        7 %
Real estate-mortgage                361       44          304       40         387       48
Commercial and agricultural         575       37          483       32         450       31
Consumer                             70        8           59       18          44       14
Unallocated                          82       --          170       --          --       --
                                -------    ------     --------   ------     -------   ------
Total Allowance               $   1,115      100 %  $   1,039      100 %  $    910      100 %
-----------------------------   ========   ======     ========   ======     =======   ======

(1) Percent of loans in each category to total loans, net of unearned income.

                                 Problem Assets

                                                At December 31,
                                              ---------------------
                                                1998        1997
                                              ---------    --------
                                              (dollars in thousands)
Nonperforming loans:
  Nonaccrual loans(1)                       $    1,409   $      52
  Restructured loans(2)                             --          --
  Past due loans(3)                                 14       1,277
                                              ---------    --------
   Total nonperforming loans                     1,423       1,329
Foreclosed properties                               --          --
                                              =========    ========
   Total nonperforming assets                    1,423       1,329
                                              =========    ========
Nonperforming assets to total loans (net
of unearned income) and foreclosed
properties at period-end                          1.57 %      1.78 %
Nonperforming assets to total assets at
period-end                                        1.16 %      1.39 %
Allowance for credit losses to
nonperforming loans at period-end                73.01 %     68.47 %
-------------------------------------------

(1) See discussion at "Allowance for Credit Losses" for nonaccrual and impaired loans.

(2) Restructured loans are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15. Nonaccrual loans are not included in these totals.

(3) Past due loans are loans that were contractually past due 90 days or more as to principal or interest payments at the dates indicated. Nonaccrual and restructured loans are not included in these totals.

Investment Portfolio
--------------------

         Investment securities represent the second largest component of earning assets, at 13.8% of total assets, at December 31, 1998, and 16.7% of total assets at December 31, 1997. The investment portfolio is used as a source of interest income, liquidity and to diversify credit risk. In addition, the portfolio assists in the management of rate sensitivity, to provide collateral for public funds, repurchase agreements and other short term borrowings. At December 31, 1998, the investment portfolio totaled $17 million compared to $15.9 million at December 31, 1997. All of First Frederick's investment securities are classified as available for sale. Gross unrealized gains were $70,655 and $49,477 and gross unrealized losses were $13,962 and $37,049 at December 31, 1998 and December 31, 1997, respectively. The investment portfolio's average life is 4.48 years with an estimated average tax-equivalent yield of 6.30% at December 31, 1998.

         First Frederick had no investments that were obligations of the issuer, or payable from or secured by a source of revenue or taxing authority of the issuer, whose aggregate book value exceeded 10% of shareholders' equity at December 31, 1998.

          Investment Portfolio Distribution-Book Value (Amortized cost)


                                                At December 31,
                                            ------------------------
                                            1998(1)       1997(1)
                                            --------     -----------
                                            (dollars in thousands)
U.S. Treasury and other U.S.
government agencies and corporations     $    7,473   $       5,244
State and political subdivisions              4,021           1,197
Mortgage backed securities                    4,700           8,783
Other securities                                771             751
                                           --------     ------------
   Total                                 $   16,965   $      15,975
                                           =========    ============

(1)  Reflects   the  cost  of   securities   purchased,   adjusted  for  premium
     amortization and discount accretion, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments.


Maturing in:                          1 year or less         After 1 Through 5 years  After 5 Through 10 years    After 10 years
                                     ------------------     --------------------     ---------------------     --------------------
                                               Average                Average                    Average                 Average
                                     Amount(1)  Yield       Amount(1)   Yield        Amount(1)    Yield        Amount(1)  Yield
                                     --------- --------     --------------------     ----------- ---------     --------- --------
                                                                        (dollars in thousands)
U.S. Treasury and other U.S.
government agencies and
corporations                      $        --       --%   $     7,473      6.07%   $         --        --%  $        --       --
Mortgage backed securities                 --       --             --        --           3,539      6.26         1,161     5.56
Other securities                          771       --             --        --              --        --            --       --
State and political subdivisions           --       --            534      6.07             743      6.39         2,744     6.90
                                     --------- --------     --------------------     ----------- ---------     --------- --------
Total                             $
                                          771       --%%  $     8,007      6.07%%  $      4,282      6.28%    $   3,905     6.50%
                                     ========= ========     ====================     =========== =========     ========= ========

(1   Reflects   the  cost  of   securities   purchased,   adjusted  for  premium
     amortization and discount accretion, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments

DEPOSITS

         At December 31, 1998,  demand,  savings and time  deposits  represented
13.8%, 16% and 43.3% of total deposits, respectively. The most significant change in deposits occurred in interest bearing demand deposit accounts, which increased by $7.7 million, or 86.5%, over the prior period. This increase can be attributed to the introduction of the "Success Index" Account which is tied to the 91-day Treasury Bill. Customer repurchase agreements, a form of secured deposits classified as short-term borrowings on First Frederick's Statement of Condition, increased to $1.8 million at December 31, 1998, compared to $1.2 million at December 31, 1997.

                       Average Deposits and Average Rates


                                                        Years ended December 31,
                                            ------------------------------------------------
                                                    1998                     1997
                                            ---------------------   ------------------------

                                            Average daily  Average    Average daily  Average
                                               balance      rate         balance      rate
                                            ------------  -------      ------------ --------
                                                         (dollars in thousands)
Noninterest-bearing demand deposits       $      13,441       --%   $       12,538       --%
Interest-bearing demand deposits                 13,032     3.31             6,846     2.28
Savings deposits                                 23,623     3.26            21,066     3.15
Certificates of deposit and other
time deposits                                    44,945     6.00            40,234     5.95
                                            ============  =======      ============ ========
Total average deposits                    $      95,041     4.10%   $       80,684     3.98%
                                            ============  =======      ============ ========

                 Maturities of Time Deposits - $100,000 or More

                                               At December 31,
                                          --------------------------
                                            1998          1997
                                          ---------     ---------
                                          (dollars in thousands)
Maturing in:
  3 months or less                      $    4,528    $    1,217
  Over 3 months through 6 months             7,216         5,481
  Over 6 months through 12 months            2,623         2,582
  Over 12 months                             4,808         7,338
                                          ---------     ---------
Total Time Deposits-$100,000 or more    $   19,175    $   16,618
                                          =========     =========

SHORT TERM BORROWINGS

   The  following   tables  set  forth  certain   information   regarding  First
Frederick's short term borrowings.

               Securities Sold Under Agreements to Repurchase(1):

                                                   At December 31,
                                                ----------------------
                                                  1998         1997
                                                ---------    ---------
                                                (dollars in thousands)
Total outstanding at year-end                 $    1,830   $    1,208
Average amount outstanding during the year    $    1,638   $    1,036
Maximum amount outstanding at any month-end   $    4,985   $    1,598
Weighted-average interest rate at year-end          3.88%        3.48%
Weighted-average interest rate during the year      3.89%        3.71%
----------------------------------------------

(1) Includes securities sold under agreements to repurchase with various counterparties. Securities sold under agreements to repurchase generally mature the day following the date sold.

                         Other Short-term Borrowings(1):


                                                   At December 31,
                                               -------------------------
                                                1998         1997
                                               --------     --------
                                               (dollars in thousands)

Total outstanding at year-end                $     564    $     974
Average amount outstanding during the year   $   1,049    $   3,786
Maximum amount outstanding at any month-end  $   4,700    $   7,333
Weighted-average interest rate at year-end        4.91%        5.89%
Weighted-average interest rate during the year    5.65%        5.48%
----------------------------------------------

(1) Primarily reflects borrowings under a secured lending arrangement with the Federal Home Loan Bank of Atlanta and an unsecured credit arrangement with Drovers and Mechanics Bank.

Capital Resources
-----------------

         Stockholders' equity increased by $586,000 during 1998 as a result of net income of $1.36 million less the application of $818,000 to repurchase 35,576 shares of common stock and payment of cash dividends totaling $541,000.

         First Frederick and First Bank, are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators, that, if undertaken, can have a direct material effect on First Frederick's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Frederick and First Bank must meet specific capital guidelines that involve quantitative measures of First Frederick's, and First Bank's, assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Frederick, and First Bank's, capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require First Frederick, and First Bank, to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined); and, of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and December 31, 1997, First Frederick and First Bank met all necessary capital adequacy requirements. See Note 15 to the consolidated financial statements for a table depicting compliance with regulatory capital requirements.

         As of  December  31,  1998,  the  most  recent  notification  from  the
regulatory  agency   categorized  First  Bank  as  well  capitalized  under  the regulatory framework for prompt corrective action. To be categorized as well capitalized, First Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in Note 15 to the consolidated financial statements. There are no conditions or events since that notification that management believes have changed First Bank's category.

Impact of Inflation and Changing Prices
---------------------------------------

         The impact of inflation on First Frederick is reflected, primarily, in the increased cost of operations. These increased costs are generally passed on to First Frederick's customers in the form of increased service fees. Since the primary assets and liabilities of First Frederick are monetary in nature, the impact of inflation on interest rates has had, and is expected to continue to have, an effect on net income.

         In structuring fees, negotiating loan margins and developing customer relationships, management concentrates its efforts on maximizing earnings capacity while attempting to contain operating expenses. In addition, management looks toward the development of fee based services to offset the effects of inflation and changing prices.

         The financial statements of First Frederick and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, almost all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same magnitude as the price of goods and services, since such prices are affected by inflation. The discussion on liquidity and interest sensitivity provides additional comments on First Frederick's approach to managing risk.

Year 2000
---------

         First Frederick is utilizing both internal and external resources to address the Year 2000 issues. These resources are being used to reprogram, replace, or remediate non-compliant software and hardware. First Frederick expects all of its information technology and non-information technology systems to be Year 2000 compliant by June 30, 1999, prior to any anticipated impact on First Frederick's operating systems.

         The estimated cost to address the Year 2000 issues is $291,000 and is being funded through cash flow. The Year 2000 costs are not expected to have an adverse effect upon First Frederick's results of operations. To date, First Frederick has incurred approximately $185,000 of capitalized costs related to Year 2000 preparations.

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF FCNB

         In connection with the merger, the Board of Directors of FCNB has approved and adopted an amendment, pursuant to which Article Sixth of the Articles of Incorporation of FCNB would be amended to increase the number of authorized shares of FCNB common stock from twenty million (20,000,000) to fifty million (50,000,000). See "FCNB Corp -- Description of FCNB Capital Stock." The amendment would be effected by restating the first paragraph of Article Sixth of the Articles of Incorporation to read in its entirety as follow:

         "SIXTH. The total number of shares of stock of all classes which the Corporation has authority to issue is fifty one million shares (51,000,000), consisting of fifty million (50,000,000) shares of Common Stock, par value $1.00 per share, and one million (1,000,000) shares of preferred stock, par value $1.00 per share, amounting in aggregate par value to fifty one million dollars ($51,000,000)."

         The number of authorized shares of preferred stock will not be affected by the amendment.

         The Board of Directors of FCNB believes that approval of the amendment is desirable in order to enable FCNB to have a sufficient number of shares of FCNB common stock available for general corporate purposes following the effectiveness of the merger. Such purposes could include employee benefit plans, stock dividends or splits, or future acquisition activity. Although the merger agreement provides that as a result of the merger, and without further action, the Articles of Incorporation of FCNB may be amended as described for state law purposes, the amendment is being presented separately for approval by FCNB shareholders in accordance with the requirements of the Commission.

         Approval of the amendment would permit the Board of Directors to issue additional shares of FCNB common stock, up to the total number of authorized shares, without further stockholder action. The availability of such shares will enable FCNB to meet possible contingencies or opportunities in which the issuance of additional shares of FCNB common stock would be advisable. The availability of additional shares of FCNB common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts, or facilitating a negotiated acquisition of FCNB. The affirmative vote of two-thirds of the votes entitled to be cast at the FCNB shareholder meeting is required to approve the amendment. Directors of FCNB owning or having the power to direct the voting of _____ shares of FCNB common stock have indicated their intention to vote in favor of the amendment. THE BOARD OF DIRECTORS OF FCNB RECOMMENDS THAT HOLDERS OF FCNB COMMON STOCK VOTE "FOR" THE AMENDMENT.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of FCNB common stock offered hereby will be passed upon for FCNB by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Certain federal income tax consequences of the transaction have been passed upon by Kevin P. Kennedy, Esquire.

                                     EXPERTS

         The consolidated financial statements of First Frederick included herein and delivered herewith have been audited by Keller Bruner & Company, LLP, independent certified public accountants, as indicated in their report dated January 22, 1999 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of FCNB incorporated by reference herein have been audited by Keller Bruner & Company, LLP, independent certified public accountants, as indicated in their report dated January 28, 1999 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    OF FIRST FREDERICK FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1998

Independent Auditor's Report....................................................................................F-1

Consolidated Balance Sheets.....................................................................................F-2

Consolidated Statements of Income...............................................................................F-4

Consolidated Statements of Shareholders' Equity and Comprehensive Income........................................F-5

Consolidated Statements of Cash Flows...........................................................................F-6

Notes to the Consolidated Financial Statements..................................................................F-8

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999

Unaudited Consolidated Balance Sheets..........................................................................F-26

Unaudited Consolidated Statements of Income....................................................................F-27

Unaudited Consolidated Statements of Cash Flows................................................................F-28

Notes to the Unaudited Consolidated Financial Statements.......................................................F-30

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
First Frederick Financial Corporation
Frederick, Maryland

We have audited the accompanying consolidated balance sheets of First Frederick Financial Corporation and its subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Frederick Financial Corporation and its subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Keller Bruner & Company, LLP

Frederick, Maryland
January 22, 1999

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997

ASSETS                                                               1998                 1997
----------------------------------------------------------------------------------------------------------
Cash and due from banks                                        $     5,018,424       $   2,887,007
----------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks                             8,023,985              92,611
----------------------------------------------------------------------------------------------------------
Loans held for sale                                                    149,119             233,734
----------------------------------------------------------------------------------------------------------
Investment securities available for sale - at fair value            17,021,277          15,987,017
----------------------------------------------------------------------------------------------------------
Loans                                                               90,492,900          74,704,739
Less allowance for credit losses                                    (1,038,654)           (910,153)
----------------------------------------------------------------------------------------------------------
                                                                    89,454,246          73,794,586
----------------------------------------------------------------------------------------------------------
Bank premises and equipment, net of accumulated
  depreciation and amortization                                      1,622,437           1,284,684
Interest receivable                                                    655,457             606,161
Intangible, net of accumulated amortization                            100,944             182,416
Other assets                                                         1,010,767             469,140
----------------------------------------------------------------------------------------------------------
                                                                     3,389,605           2,542,401
----------------------------------------------------------------------------------------------------------
                                                               $   123,056,656       $  95,537,356
==========================================================================================================


See Notes to Consolidated Financial Statements.

LIABILITIES AND SHAREHOLDERS' EQUITY                                 1998                    1997
-----------------------------------------------------------------------------------------------------------
Liabilities
   Deposits
      Noninterest-bearing                                      $    15,453,516       $   11,784,415
      Interest-bearing:
         NOW accounts                                               16,585,564            8,869,413
         Savings accounts                                           17,857,967           12,256,375
         Money market accounts                                      13,059,597            9,780,366
         Certificates of deposit under $100,000                     37,910,068           32,698,589
         Certificates of deposit $100,000 and over                  10,112,503            9,450,501
-----------------------------------------------------------------------------------------------------------
                                                                   110,979,215           84,839,659
   Short-term borrowings
      Securities sold under agreements
       to repurchase                                                 1,830,385            1,207,932
      Other short-term borrowings                                      564,215              973,885
   Accrued interest and other liabilities                              876,527              295,405
-----------------------------------------------------------------------------------------------------------
                                                                   114,250,342           87,316,881
-----------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 11)
Shareholders' Equity
   Common stock, par value $1 per share; 2,000,000
    shares authorized; 1,525,215 shares in 1998 and
    758,863 shares in 1997 issued and outstanding                    1,525,215              758,863
   Capital surplus                                                   6,150,989            6,116,082
   Retained earnings                                                 1,095,312            1,337,901
   Accumulated other comprehensive income                               34,798                7,629
-----------------------------------------------------------------------------------------------------------
                                                                     8,806,314            8,220,475
-----------------------------------------------------------------------------------------------------------
                                                               $   123,056,656       $   95,537,356
===========================================================================================================



                                      F-3


FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998 AND 1997
                                                                                 1998                1997
-------------------------------------------------------------------------------------------------------------------------------
Interest income
   Interest and fees on loans                                           $    8,087,476       $    7,028,925
   Interest on interest-bearing deposits in other banks                        135,772               35,882
   Interest on securities-taxable                                              886,029            1,062,826
   Interest on securities-tax exempt                                           109,661               57,239
-------------------------------------------------------------------------------------------------------------------------------
                                                                             9,218,938            8,184,872
-------------------------------------------------------------------------------------------------------------------------------
Interest expense
   Interest on deposits
      NOW accounts                                                             432,272              156,073
      Savings accounts                                                         329,027              310,171
      Money market accounts                                                    440,265              352,750
      Certificates of deposit under $100,000                                 1,575,896            1,466,558
      Certificates of deposit $100,000 and over                              1,120,524              927,853
   Interest on securities sold under agreements to repurchase                   63,683               38,405
   Interest on other short-term borrowings                                      55,855              208,541
-------------------------------------------------------------------------------------------------------------------------------
                                                                             4,017,522            3,460,351
-------------------------------------------------------------------------------------------------------------------------------
               NET INTEREST INCOME                                           5,201,416            4,724,521
Provision for credit losses                                                    327,000              284,587
-------------------------------------------------------------------------------------------------------------------------------
               NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES         4,874,416            4,439,934
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income
   Net realized gains (losses) on sales of securities                           39,310              (63,792)
   Service charges on deposit accounts                                         463,051              360,302
   Other service charge income                                                 880,612               43,636
   Other operating income                                                       43,870              108,491
-------------------------------------------------------------------------------------------------------------------------------
                                                                             1,426,843              448,637
-------------------------------------------------------------------------------------------------------------------------------
Noninterest expenses
   Salaries and employee benefits                                            2,088,730            1,502,750
   Occupancy expenses                                                          627,932              500,039
   Equipment expenses                                                          460,751              389,009
   Other operating expenses                                                  1,164,418              788,070
-------------------------------------------------------------------------------------------------------------------------------
                                                                             4,341,831            3,179,868
-------------------------------------------------------------------------------------------------------------------------------
               INCOME BEFORE PROVISION FOR INCOME TAXES                      1,959,428            1,708,703
Provision for income taxes                                                     594,552              637,058
-------------------------------------------------------------------------------------------------------------------------------
               NET INCOME                                               $    1,364,876       $    1,071,645
===============================================================================================================================
Basic earnings per share                                                $         .90        $         .71
===============================================================================================================================
Diluted earnings per share                                              $         .79        $         .64
===============================================================================================================================


See Notes to Consolidated Financial Statements.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                        1998               1997
-----------------------------------------------------------------------------------------------------
Net income                                                           $ 1,364,876       $1,071,645
-----------------------------------------------------------------------------------------------------
Other comprehensive income:

Unrealized gains (losses) on securities:
      Unrealized  holding gains  arising  during  period,
         net of tax expense of $32,277 and $63,182 for years
         ended December 31,1998 and 1997, respectively............        51,297          100,418

      Reclassification adjustment for (gains) losses included in net income, net of tax expense (benefit) of $15,182 and
         ($24,636) for years ended December 31, 1998 and 1997,
         respectively..............................................      (24,128)          39,156
-----------------------------------------------------------------------------------------------------
                                                                          27,169          139,574
-----------------------------------------------------------------------------------------------------
               COMPREHENSIVE INCOME                                  $ 1,392,045       $1,211,219
=====================================================================================================


See Notes to Financial Statements.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998 AND 1997

----------------------------------------------------------------------------------------------------------------------
                                                                                     Accumulated Other
                                            Common                       Retained      Comprehensive
                                             Stock         Surplus       Earnings      Income (Loss)       Total
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996            $    496,048   $  5,991,521    $    924,216   $   (131,945)  $    7,279,840

Net income                                         -              -       1,071,645              -        1,071,645

Cash dividends declared                            -              -        (350,007)             -         (350,007)

Stock options exercised (3,601 shares)         3,601         57,642               -              -           61,243

Stock warrants exercised (16,944 shares)      16,944        136,919               -              -          153,863

Repurchase of stock (5,000 shares)            (5,000)       (70,000)        (60,000)             -         (135,000)

Three-for-two stock split, effected
 in the form of a 50% stock dividend         247,270              -        (247,953)             -             (683)

Change in fair value of securities
 available for sale, net of applicable
 deferred income tax effects                       -              -               -        139,574          139,574
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                 758,863      6,116,082       1,337,901          7,629        8,220,475

Net income                                         -              -       1,364,876              -        1,364,876

Cash dividends declared                            -              -        (541,376)             -         (541,376)

Stock options exercised (37,001 shares)       37,001        488,907               -              -          525,908

Stock warrants exercised (3,032 shares)        3,032         24,478               -              -           27,510

Repurchase of stock (35,576 shares)          (35,576)      (478,478)       (304,194)             -         (818,248)

Two-for-one stock split, effected in
 the form of a 100% stock dividend           761,895              -        (761,895)             -                -

Change in fair value of securities
 available for sale, net of applicable
 deferred income tax effects                       -              -               -         27,169           27,169
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998            $  1,525,215   $  6,150,989    $  1,095,312   $     34,798   $    8,806,314
======================================================================================================================

See Notes to Consolidated Financial Statements.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                              1998                1997
------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Interest and fees received on loans                                  $     8,123,109       $    6,971,521
   Interest received on interest-bearing deposits in other banks                135,772               35,882
   Interest received on securities                                            1,068,615            1,186,343
   Other income                                                               1,315,275              455,561
   Proceeds from loan sales                                                     865,818              597,672
   Originations of loans held for sale                                         (708,945)            (395,964)
   Interest paid on securities sold under agreements to repurchase              (63,683)             (38,405)
   Interest paid on other short-term borrowings                                 (55,855)            (208,541)
   Interest paid to depositors                                               (3,841,716)          (3,165,139)
   Cash paid to suppliers and employees                                      (4,056,420)          (2,907,757)
   Income taxes paid                                                           (532,000)            (857,467)
------------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY OPERATING ACTIVITIES                      2,249,970            1,673,706
------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Purchases of securities available for sale                               (14,633,300)          (9,117,380)
   Proceeds from sales of securities available for sale                      11,824,151           10,549,471
   Proceeds from maturities of and principal payments on securities           1,773,309            1,151,027
   Decrease (increase) in interest-bearing deposits in other banks           (7,931,374)             273,038
   Net increase in loans                                                    (16,047,414)          (8,598,790)
   Purchases of bank premises and equipment                                    (650,058)            (626,047)
------------------------------------------------------------------------------------------------------------------
               NET CASH (USED IN) INVESTING ACTIVITIES                      (25,664,686)          (6,368,681)
------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Net increase in noninterest-bearing deposits, NOW accounts,
    money market accounts and savings accounts                               20,266,075            1,737,096
   Net increase in certificates of deposit                                    5,873,481            6,901,781
   Net increase in securities sold under agreements to repurchase               622,453              964,527
   Net decrease in other short-term borrowings                                 (409,670)          (4,849,399)
   Cash dividends paid                                                         (541,376)            (350,007)
   Stock distribution - cash in lieu of fractional shares                             -                 (683)
   Repurchase of common stock                                                  (818,248)            (135,000)
   Proceeds from issuance of common stock                                       553,418              215,106
------------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY FINANCING ACTIVITIES                     25,546,133            4,483,421
------------------------------------------------------------------------------------------------------------------
               NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           2,131,417             (211,554)
Cash and Cash Equivalents
   Beginning of year                                                          2,887,007            3,098,561
------------------------------------------------------------------------------------------------------------------
   End of year                                                          $     5,018,424       $    2,887,007
==================================================================================================================

                                                                     (Continued)

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                              1998                1997
----------------------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities
   Net income                                                              $  1,364,876        $   1,071,645
   Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for depreciation and amortization                               429,128              294,307
      Loss (gain) on disposition of property and equipment                        6,464              (11,371)
      Provision for credit losses                                               327,000              284,587
      Deferred income tax benefits                                              (57,411)              (9,358)
      Net realized (gains) losses on sales of securities                        (39,310)              63,792
      Net premium amortization on securities                                     85,154               13,904
      Net amortization of net loan origination costs                             60,754                6,214
      Changes in assets and liabilities
         Decrease (increase) in:
           Loans held for sale                                                   84,615              158,072
           Interest receivable                                                  (49,296)             (13,004)
           Other assets                                                        (501,311)              25,931
         Increase (decrease) in:
           Accrued interest and other liabilities relating
            to operating activities                                             539,307             (211,013)
----------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY OPERATING ACTIVITIES                $     2,249,970       $    1,673,706
================================================================================================================


See Notes to Consolidated Financial Statements.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1.    NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

First Frederick Financial Corporation (the "Parent Company") is a bank holding company that provides its customers with banking and non-bank financial services through its wholly-owned subsidiary, First Bank of Frederick (the "Bank"). The Bank offers various loan, deposit and other financial service products to its customers within Frederick County, Maryland and the surrounding region. Additionally, the Bank maintains correspondent banking relationships and transacts overnight investment activities, on an unsecured basis, with regional correspondent banks and the Federal Home Loan Bank.

The accounting and reporting policies and practices of First Frederick Financial Corporation and its subsidiary (collectively, the "Company") conform with generally accepted accounting principles. The following is a summary of the most significant policies and practices.

Basis of presentation: The consolidated financial statements include the accounts of the Parent Company and the Bank, presented on the accrual basis of accounting, after elimination of all intercompany accounts and transactions.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in the process of clearing), and federal funds sold. Generally, federal funds are sold for one-day periods.

Loans held for sale: Loans held for sale are carried at the lower of aggregate cost or fair value.

Investment securities available for sale: Securities available for sale are equity securities with readily determinable fair values and those debt securities the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value with any unrealized holding gains or losses reported in shareholders' equity, net of the related deferred tax effect.

Interest income from securities, adjusted for amortization of premium and accretion of discount, is included in interest income in the consolidated statements of income. Realized gains and losses, determined using the amortized cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans and interest on loans: Loans are carried at the amount of unpaid principal. Interest on loans is accrued based on the principal amounts outstanding. It is the Company's policy to discontinue the accrual of interest when a loan is delinquent for 90 days or more. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Generally, nonaccrual loans include those specifically classified as impaired, due to concerns about the debtor's ability to repay the loan according to contractual terms. Interest income is generally not recognized on specific impaired loans unless the likelihood of further loss is remote. Cash collections on such loans generally are applied as a reduction of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for credit losses: The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Uncertainties inherent in the estimation process, might cause management's estimate of credit losses in the loan portfolio and the related allowance to change in the near term. The allowance is increased by the provision for credit losses, which is charged to expense and reduced by charge-offs, net of recoveries.

Impaired loans: Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, loan cash flows and the value of the related collateral when evaluating loan impairment. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans that are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if repayment is expected to be provided by the collateral. The majority of the Company's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis when the likelihood of further loss is remote.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation and amortization. The provision for depreciation is computed using the straight-line method based on estimated useful lives ranging from ten to twenty-five years for bank premises and ranging from three to twenty years for equipment. Leasehold improvements are amortized over the shorter of the terms of the leases or the asset's estimated useful life. Gains and losses realized on dispositions of property and equipment are reflected in the consolidated statement of income in the year of disposition. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Intangible assets: The intangible assets, resulting primarily from the premiums paid with the acquisition of certain depository accounts, are stated at cost less accumulated amortization. Provisions for amortization are computed using the straight-line method over a seven-year life.

Income taxes: Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Per share data: The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, Earnings per Share as of December 31, 1997. Statement No. 128 establishes standards for computing and presenting earnings per share (EPS). Basic EPS is generally computed by dividing net income by the weighted average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS that could occur if other contracts to issue common stock were exercised. Per share amounts are based on the weighted-average number of shares outstanding during each year as follows:

                                                                  1998            1997
-------------------------------------------------------------------------------------------
Basic EPS weighted-average shares outstanding                   1,523,210      1,500,804
Effect of dilutive securities - stock options and warrants        205,219        175,588

-------------------------------------------------------------------------------------------
Diluted EPS weighted-average shares outstanding                 1,728,429      1,676,392

===========================================================================================

Comprehensive income: On January 1, 1998, the Bank adopted FASB Statement No. 130, Reporting Comprehensive Income. Comprehensive income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, the change in equity components under comprehensive income reporting include the net change in unrealized gains and losses on available-for-sale securities. As required by Statement No. 130, prior year information has been modified to conform with the new presentation.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments: All fair value estimates are made at a specific point in time and are based on existing on- and off-balance-sheet financial instruments without consideration of the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Due to the absence of a genuine market for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding risk characteristics, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions or estimation methodologies could significantly affect the estimates.

NOTE 2.    COMPENSATING BALANCES

Compensating balance arrangements exist with various correspondent banks. These noninterest-bearing deposits are maintained to reduce charges for standard bank services. The required balances totaled $128,400 and $119,760 at December 31, 1998 and 1997, respectively. While these balances generally exceed federally insured limits, the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.

NOTE 3.    INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale at December 31, 1998 and 1997, summarized by contractual maturity, are as follows:


                                                                 GROSS           GROSS          ESTIMATED
                                             AMORTIZED        UNREALIZED       UNREALIZED          FAIR
1998                                           COST              GAINS           LOSSES            VALUE
---------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
 agencies and corporations:
  Due after one year through
   five years                               $  7,472,567     $  19,290       $   3,285      $  7,488,572
State and political subdivisions:
  Due after one year through
   five years                                    533,797         1,894               -           535,691
  Due after five years through ten years       3,486,900        36,581           4,937         3,518,544
Mortgage-backed securities                     4,700,715        12,890           5,740         4,707,865
Equity securities                                770,605             -               -           770,605
---------------------------------------------------------------------------------------------------------
                                            $ 16,964,584     $  70,655       $  13,962      $ 17,021,277
=========================================================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 3.    INVESTMENT SECURITIES AVAILABLE FOR SALE (CONTINUED)


                                                                   Gross           Gross           Estimated
                                             Amortized          Unrealized       Unrealized           Fair
1997                                           Cost                Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
 agencies and corporations:
  Due after one year through
   five years                             $    2,993,539      $   16,781         $      -        $   3,010,320
  Due after five years through ten years       2,250,000           2,580                -            2,252,580
State and political subdivisions:
  Due after one year through
   five years                                    165,484           2,765                -              168,249
  Due after five years through ten years         661,793           3,287             5,610             659,470
  Due after ten years                            370,365           2,194             1,993             370,566
Mortgage-backed securities                     8,782,803          21,870            29,446           8,775,227
Equity securities                                750,605               -                 -             750,605
------------------------------------------------------------------------------  -----------------------------------
                                          $   15,974,589      $   49,477        $   37,049       $  15,987,017
===================================================================================================================

The fair value of securities issued by Federal Home Loan Bank totaled $8,990,447 and $5,262,900 at December 31, 1998 and 1997, respectively.

Actual maturities may differ from contractual maturities summarized in the preceding tables because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Gross gains (losses) of $39,310 and ($63,792) were realized on sales of securities available for sale for the years ended December 31, 1998 and 1997, respectively.

Securities with a book value of $8,861,526 and $8,357,565 at December 31, 1998 and 1997, respectively, were pledged to secure securities sold under agreements to repurchase, other short-term borrowings, and for other purposes as required and permitted by law.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.    LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loans consist of the following as of December 31, 1998 and 1997:

                                                                      1998               1997
----------------------------------------------------------------------------------------------------
Real estate loans:
   Construction                                              $    9,124,414       $   5,421,327
   Secured by farmland                                              691,980             691,980
   Secured by 1 to 4 family residential properties               13,908,651          13,757,292
   Secured by commercial property                                21,359,020          21,487,330
----------------------------------------------------------------------------------------------------
               TOTAL LOANS SECURED BY REAL ESTATE                45,084,065          41,357,929
Commercial and industrial loans                                  29,034,623          22,751,544
Loans to individuals for household, family and
 other personal expenditures                                     16,374,212          10,595,266
----------------------------------------------------------------------------------------------------
                                                             $   90,492,900       $  74,704,739
====================================================================================================



Transactions in the allowance for credit losses for the years ended December 31, 1998 and 1997 are as follows:

                                                                  1998                   1997
----------------------------------------------------------------------------------------------------
Balance at beginning of year                                 $      910,153       $     819,300
Provision charged to operating expenses                             327,000             284,587
Recoveries of loans previously charged-off                           31,981              36,205
Loans charged-off                                                  (230,480)           (229,939)
----------------------------------------------------------------------------------------------------
Balance at end of year                                       $    1,038,654       $     910,153
====================================================================================================



Selected information concerning the Company's recorded investment in impaired loans and related interest income for the years ended December 31, 1998 and 1997 are summarized as follows:


                                                                  1998               1997
----------------------------------------------------------------------------------------------------
Impaired loans with specific allocation of
 allowance for credit losses                                 $            -       $      77,159
Specific allocation of allowance for credit losses                        -              70,000
Other impaired loans                                              1,409,244              14,061
Average recorded investment in impaired loans                       750,232             231,483
Interest income recognized on impaired loans                         23,251               1,611


Nonaccrual loans at December 31, 1998 and 1997, which are included in the above impaired loan information, totaled $1,409,244 and $51,726, respectively. Interest income that would have been recorded had these nonaccrual loans been current in accordance with their original terms, was $158,019 in 1998 and $5,960 in 1997. Interest income recognized on these loans was $23,251 in 1998 and $1,302 in 1997.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5.    BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following as of December 31, 1998 and 1997:


                                                                1998                1997
-------------------------------------------------------------------------------------------------
Leasehold improvements                                    $     630,372       $      629,641
Furniture and equipment                                       2,064,111            1,665,277
-------------------------------------------------------------------------------------------------
                                                              2,694,483            2,294,918
      Less accumulated depreciation and amortization         (1,072,046)          (1,010,234)
-------------------------------------------------------------------------------------------------
                                                          $   1,622,437       $    1,284,684
=================================================================================================


Depreciation and amortization charged to operations for the years ended December 31, 1998 and 1997 is included in the statements of income as follows:


                                  1998                   1997
---------------------------------------------------------------------------
Occupancy expenses             $ 42,751                $ 24,154
Equipment expenses              251,719                 188,681
---------------------------------------------------------------------------
                               $294,470                $212,835
===========================================================================



NOTE 6.    DEPOSITS

At December 31, 1998, the scheduled maturities of certificates of deposit, including those with an initial term of 12 months or less, are as follows:

Years ending December 31,
-------------------------------------------------------------------
1999                                             $   29,822,830
2000                                                 12,165,272
2001                                                  2,318,921
2002                                                  2,127,004
2003                                                  1,535,442
Thereafter                                               53,102
-------------------------------------------------------------------
                                                 $   48,022,571
===================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7.    SHORT-TERM BORROWINGS

Securities sold under agreements to repurchase:

Securities pledged as collateral for securities sold under agreements to repurchase include U.S. Treasury and other U.S. government agencies and corporations, and interest-bearing deposits in other banks which have an aggregate book value of $2,160,944 and $2,257,728 at December 31, 1998 and 1997, respectively. Securities sold under agreements to repurchase generally mature the day following the date sold.

Selected information on repurchase agreements for the years ended December 31, 1998 and 1997 is as follows:

                                                  1998                1997
-------------------------------------------------------------------------------
Average amount outstanding during the year      $ 1,637,883      $ 1,036,326

===============================================================================
Maximum amount outstanding at any month-end     $ 4,984,576      $ 1,598,376

===============================================================================
Weighted average interest rate at year-end           3.88%           3.48%

===============================================================================
Weighted average interest rate for the year          3.89%           3.71%

===============================================================================

Other short-term borrowings:

Other short-term borrowings reflect the Company's borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and Drovers & Mechanics Bank (Drovers). The Company has an open line of credit arrangement with the FHLB of $15,000,000 at December 31, 1998. The outstanding balance at December 31, 1998 and 1997 was $144,215 and $973,885, respectively. The Company secures any borrowings against this arrangement with a blanket lien on certain loans and securities. In addition, during 1998 the Company entered into an unsecured line of credit arrangement in the amount of $3,000,000 with Drovers. The outstanding balance on this line of credit was $420,000 at December 31, 1998.

Selected information on other short-term borrowings for the years ended December 31, 1998 and 1997 is as follows:

                                                   1998            1997
-------------------------------------------------------------------------------
Average amount outstanding during the year      $  1,049,311      $ 3,785,958

===============================================================================
Maximum amount outstanding at any month-end     $  4,700,409        7,332,930

===============================================================================
Weighted average interest rate at year-end             4.91%          5.89%

===============================================================================
Weighted average interest rate for the year            5.65%          5.48%

===============================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

NOTE 8.    INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 consist of the following:

                                                                1998              1997
----------------------------------------------------------------------------------------------
Deferred tax assets:
   Provision for credit losses                              $   317,242       $    288,302
   Amortization of deposit intangibles                           62,481             50,766
   Deferred gain sale/leaseback transaction                      31,839             36,231
   Other                                                         30,548             22,167
----------------------------------------------------------------------------------------------
                                                                442,110            397,466
   Less: Valuation allowance                                          -             10,868
----------------------------------------------------------------------------------------------
                                                                442,110            386,598
----------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation expense                                          88,096             90,009
   Net unrealized gains on securities available for sale         21,894              4,799
   Other                                                            132                117
----------------------------------------------------------------------------------------------
                                                                110,122             94,925
----------------------------------------------------------------------------------------------
                                                            $   331,988       $    291,673
==============================================================================================


A reconciliation of the maximum statutory income tax rate to the provision for income taxes for the years ended December 31, 1998 and 1997 is as follows:

                                                              1998              1997
----------------------------------------------------------------------------------------------
Income before income taxes                                  $ 1,959,428       $  1,708,703
      Tax rate                                                       35%                35%
----------------------------------------------------------------------------------------------
Income tax at maximum statutory rate                            685,800            598,046
Increase (decrease) in tax resulting from:
   State income taxes, net of federal income tax benefit         86,128             76,085
   Tax exempt interest income                                   (35,198)           (17,000)
   Other                                                       (142,178)          (20,073)
----------------------------------------------------------------------------------------------
                                                            $   594,552       $    637,058
==============================================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.    INCOME TAXES (CONTINUED)

Significant components of the provision for income taxes consist of the following for the years ended December 31, 1998 and 1997:

                                                    1998              1997
------------------------------------------------------------------------------
Taxes currently payable:
      Federal                                   $   449,513       $  548,870
      State                                          87,629           97,546
------------------------------------------------------------------------------
               TOTAL TAXES CURRENTLY PAYABLE        537,142          646,416
Deferred tax (benefits)                              57,410           (9,358)
------------------------------------------------------------------------------
               Provision for income taxes       $   594,552       $  637,058
==============================================================================


NOTE 9.    RELATED PARTY TRANSACTIONS

In the normal course of business, transactions occur between the Company and its employees, officers, directors and companies in which the Company's directors are principal owners. These transactions were made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. The loans made to these related parties do not involve more than normal risk of collectibility or present other unfavorable features. A summary of these related party transactions at December 31, 1998 and 1997 is as follows:


                                              1998                1997
------------------------------------------------------------------------------
   Loans                                 $    2,840,040       $    2,929,627
==============================================================================
   Deposits                              $    4,063,376       $    3,436,991
==============================================================================

NOTE 10. PROFIT SHARING PLAN

Retirement benefits are provided by the Company through a Section 401(k) profit sharing plan to employees meeting certain age and eligibility requirements.

The terms of the plan enable the Company to make discretionary contributions to the plan based on the Company's earnings and additional matching amounts based on employee contributions. The Company's contributions to the plan were $18,056 and $9,651 for the years ended December 31, 1998 and 1997, respectively.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11. COMMITMENTS AND CONTINGENCIES

Credit extension commitments:

The Company is party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Company's exposure to loss, in the event of nonperformance by the other party, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

A summary of the contractual amount of the Company's exposure under these financial instruments at December 31, 1998 and 1997 is as follows:

                                          1998                    1997
-----------------------------------------------------------------------------
Standby letters of credit          $     2,455,613       $     1,020,701
Commitments to extend credit            23,094,269            15,686,900
-----------------------------------------------------------------------------
                                   $    25,549,882       $    16,707,601
=============================================================================


Commitments  to extend  credit are  agreements  to lend to a customer as long as there is no  violation  of any  condition  established  in the  contract.  These commitments may expire without being drawn upon. Accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions, marketable securities, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the installation of real property infrastructure and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Standby letters of credit at December 31, 1998 and 1997 are all secured by deposit accounts. Accordingly, the Bank does not anticipate any material losses as a result of these transactions.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11. COMMITMENTS AND CONTINGENCIES(CONTINUED)

Leasing arrangements:

The Company leases its operations center and certain office facilities under several non-cancelable operating lease arrangements with expiration dates ranging from January 2006 to June 2026, including renewal options. Rents in the renewal period will be based on prevailing market rates. In addition to minimum rentals, all of the leases have escalation clauses based upon price indexes and include provisions for additional payments to cover taxes, insurance, and repairs and maintenance.

The total future minimum rental commitment, including renewal periods, under these leases are as follows:

Years ending December 31,
----------------------------------------------------------------
1999                                            $    473,515
2000                                                 447,513
2001                                                 458,674
2002                                                 468,113
2003                                                 477,814
Later years                                        5,740,182
----------------------------------------------------------------
                                                $  8,065,811
================================================================

Rent expense included in occupancy expense in the statements of income totaled $369,349 and $291,848 for the years ended December 31, 1998 and 1997, respectively.

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments as of December 31, 1998 and 1997 were as follows:


                                                    1998                                   1997
                                      --------------------------------      ------------------------------------
                                      CARRYING AMOUNT       FAIR VALUE       Carrying Amount       Fair Value
-----------------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and cash equivalents        $      5,018,424    $     5,018,424     $     2,887,007    $      2,887,007
   Interest-bearing deposits in
    other banks                            8,023,985          8,023,985              92,611              92,611
   Loans held for sale                       149,119            149,119             233,734             233,734
   Investment securities                  17,021,277         17,021,277          15,987,017          15,987,017
   Net loans                              89,454,246         89,315,675          73,794,586          73,575,568
-----------------------------------------------------------------------------------------------------------------
                                    $    119,667,051    $   119,528,480     $    92,994,955    $     92,775,937
=================================================================================================================
Financial Liabilities
   Deposits                         $    110,979,215    $   111,653,741     $    84,839,659    $     85,198,236
   Short-term borrowings                   2,394,600          2,394,600           2,181,817           2,181,817
-----------------------------------------------------------------------------------------------------------------
                                    $    113,373,815    $   114,048,341     $    87,021,476    $     87,380,053
=================================================================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

Cash and due from banks, Interest-bearing deposits in other banks and Loans held for sale: The fair value of these financial instruments is estimated to approximate the carrying amounts due to their short-term nature.

Investment securities: Fair values are based on quoted market prices.

Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Each portfolio is further segmented into fixed and adjustable rate interest terms by performing and nonperforming categories.

The fair value of performing loans with original maturities greater than one year is calculated by discounting estimated cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated cash flows do not anticipate prepayments. The fair value of performing loans with original maturities of one year or less is considered equal to the carrying amount.

Fair value of nonperforming loans is based on recent external appraisals. If appraisals are not available, fair value is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented for loans would be indicative of the value negotiated in an actual sale.

Deposits: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market accounts is equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amount approximates fair value for variable-rate certificates of deposits due to the frequent repricing of these instruments at market rates. Fair value of fixed-rate certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.

Short-term borrowings: Due to the short maturities of these borrowings the carrying amounts approximate fair value.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13. COMMON STOCK WARRANTS

Pursuant to an agreement approved by the Board of Directors, warrants to purchase additional shares of common stock have been issued to the founding directors. Each warrant will entitle the holder to purchase one additional share of common stock. The exercise price is $4.54 per share. The maximum number of shares that directors may purchase with these warrants totaled 254,933 and 260,997 shares as of December 31, 1998 and 1997, respectively. The exercise period for the warrants will expire on December 7, 2008. The exercise price and the maximum number of shares that may be purchased are subject to certain anti-dilution provisions and, therefore, have been adjusted for the effects of stock distributions.

NOTE 14. COMMON STOCK OPTIONS

The Company has a stock option plan ("Plan") for key employees, which is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. The Plan permits the granting of both incentive stock options and non-qualified stock options to purchase common stock of the Company. The exercise price per share for incentive stock options and non-qualified stock options shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised in increments commencing after one year from the date of grant. Each incentive and non-qualified stock option granted under this plan shall expire not more than ten years from the date the option is granted.

The following is a summary of transactions during the two years ended December 31, 1998:

                                    Options issued         Weighted-average
                                    and outstanding          exercise price
---------------------------------------------------------------------------
Balance, December 31, 1996                128,290              $  4.73
   Exercised                               10,804                 4.45
   Granted                                 37,500                 8.07
   Terminated                                   -                    -
---------------------------------------------------------------------------
Balance, December 31, 1997                154,986                 5.56
   Exercised                               71,152                 4.53
   Granted                                      -                    -
   Terminated                               9,928                 4.54
---------------------------------------------------------------------------
Balance, December 31, 1998                 73,906              $  6.69
===========================================================================

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14. COMMON STOCK OPTIONS (CONTINUED)

At December 31, 1998, the 73,906 options issued and outstanding had exercise prices ranging from $4.54 to $8.34 and had an approximate weighted-average remaining contractual life of 67 months. Of those options issued and outstanding, there were 37,291 and 84,412 options exercisable with weighted-average exercise prices of $5.96 and $4.64 at December 31, 1998 and 1997, respectively. The total number of shares reserved for the Company's stock option plan was 165,376 at December 31, 1998. The exercise price and number of shares granted and reserved for stock options have been retroactively adjusted for the effects of stock distributions.

In addition to the preceding Plan for key employees, Company directors were granted options to purchase 22,870 shares at $4.01 per share in 1994, 5,500 shares at $7.34 per share in 1995, and 3,900 shares at $7.25 per share in 1996. During the year ended December 31, 1998, 1,425 of these options had been exercised at a weighted-average exercise price of $5.35 and 1,741 of these options had terminated at a weighted-average exercise price of $4.82. The exercise price and number of shares granted have been retroactively adjusted for the effects of stock distributions.

The Company's net income and basic and diluted earnings per share would not be materially different had compensation expense been determined based on the fair value of the options granted under both plans on the date of grant using an option-pricing model prescribed in Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation."

NOTE 15. SHAREHOLDERS' EQUITY

Retained earnings: Banking regulations limit the amount of cash dividends that may be paid without prior regulatory agency approval. Maryland law limits the amount of the Bank's earnings available for the payment of cash dividends until surplus equals 100% of the aggregate of the par value of its common stock. Additionally, since the Bank's deposits are insured by the FDIC, no cash dividends may be paid if the Bank is in default on any assessment due the FDIC. At December 31, 1998, $1,308,458 is available for the payment of cash dividends. On January 14, 1999, the Board of Directors declared a $.10 per share cash dividend payable to shareholder's of record on February 15, 1999.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15. SHAREHOLDERS' EQUITY (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and the Bank meet all capital adequacy requirements to which they are subject as of December 31, 1998.

As of December 31, 1998, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                     To Be Well Capitalized
                                                                              For Capital            Under Prompt Corrective
                                              Actual                      Adequacy Purposes:             Action Provisions:
                                     -------------------------         -----------------------      -----------------------------
                                       Amount            Ratio           Amount            Ratio        Amount          Ratio
-----------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
   COMPANY                          $ 9,845,314         10.67 %        $ 7,378,482       8.00%                   N/A
    BANK                              8,723,000          9.52 %          7,327,600       8.00%       $9,159,500        10.00
  TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
    COMPANY                           8,806,314          9.55 %          3,689,241       4.00%                   N/A
    BANK                              7,684,000          8.39 %          3,663,800       4.00%        5,495,700         6.00
  TIER I CAPITAL (TO AVERAGE ASSETS)
    COMPANY                           8,806,314          7.50 %          4,695,601       4.00%                    N/A
    BANK                              7,684,000          6.58 %          4,670,160       4.00%        5,837,700         5.00

As of December 31, 1997
  Total Capital (to Risk-Weighted Assets)
   Company                         $  8,930,583         11.66 %        $ 6,128,185       8.00%                   N/A
    Bank                              8,711,377         11.38 %          6,121,330       8.00%    $   7,651,663        10.00
  Tier I Capital (to Risk-Weighted Assets)
    Company                           8,030,430         10.48 %          3,064,092       4.00%                   N/A
    Bank                              7,811,224         10.21 %          3,060,665       4.00%        4,590,998         6.00
  Tier I Capital (to Average Assets)
    Company                           8,030,430          8.56 %          3,753,717       4.00%                   N/A
    Bank                              7,811,224          8.33 %          3,750,290       4.00%        4,687,863         5.00

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15. SHAREHOLDERS' EQUITY (CONTINUED)

Undesignated shares: The Board of Directors has the authority to issue an additional 3,000,000 shares of any type or class of stock, with such designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend and other optional or special rights, and such restrictions, limitations and qualifications as the Board of Directors may determine.

Restrictions on lending from subsidiary to parent: Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to the Parent Company in the form of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein.

There were no material loans or advances outstanding at December 31, 1998.

Repurchase plan: On September 10, 1998, the Board of Directors authorized a stock repurchase program. Pursuant to the terms of this program, the Company may repurchase up to nine percent of its outstanding common stock. No shares were purchased as of December 31, 1998.

FIRST FREDERICK FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------
                                                              (UNAUDITED)
ASSETS                                                       MARCH 31, 1999
------                                                       --------------
Cash and due from banks                                        $   7,071
Interest bearing deposits in other banks                           1,280
Loans held for sale                                                  175
Investment securities available for sale at fair value            17,438
-------------------------------------------------------------------------
Loans                                                             95,439
Less: Allowance for credit losses                                 (1,115)
         Unearned Income                                            (179)
-------------------------------------------------------------------------
         Net Loans                                                94,145
-------------------------------------------------------------------------
Bank premises and equipment                                        1,526
Other assets                                                       1,910
=========================================================================
         Total Assets                                          $ 123,545
=========================================================================
LIABILITIES AND SHAREHOLDERS EQUITY
LIABILITIES
Deposits
         Non interest bearing                                  $  16,257
         Interest bearing                                         88,264
-------------------------------------------------------------------------
         Total Deposits                                          104,521
-------------------------------------------------------------------------
Short term borrowings:
         Securities sold under agreements to repurchase            1,964
         Other short term borrowings                               7,544
Accrued interest and other liabilities                               546
-------------------------------------------------------------------------
         Total Liabilities                                       114,575
-------------------------------------------------------------------------
Shareholders' Equity
Common stock, per share par value $1.00 per share; 2,000,000
 shares authorized; 1,525,215 shares issued and outstanding        1,525
Capital surplus                                                    6,151
Retained earnings                                                  1,313
Accumulated other comprehensive income                               (19)
-------------------------------------------------------------------------
         Total shareholders' equity                            $   8,970
=========================================================================
         Total liabilities and shareholders' equity            $ 123,545
=========================================================================

FIRST FREDERICK FINANCIAL CORPORATION AND SUBSIDIARY CONSOLIDATED

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


---------------------------------------------------------------------------------------------
                                                                 FOR THE THREE MONTHS ENDED
--------------------------------------------------------------------------------------------------
                                                                 MARCH 31, 1999     MARCH 31, 1998
--------------------------------------------------------------------------------------------------
Interest Income
     Interest and fees on loans                                       $    2,260    $  1,800
     Interest and dividends on investment securities:
          Taxable                                                            179         246
          Tax exempt                                                          50          15
          Dividends                                                           13          13
     Other interest income                                                    25          23
---------------------------------------------------------------------------------------------
          Total interest Income                                            2,527       2,097
---------------------------------------------------------------------------------------------
Interest Expense:
     Interest on deposits                                                  1,036         917
     Interest on securities sold under agreements to repurchase               16          11
     Interest on other short-term borrowings                                  38          18
---------------------------------------------------------------------------------------------
          Total interest expense                                           1,090         946
---------------------------------------------------------------------------------------------
Net interest income                                                        1,437       1,151
Provision for credit losses                                                   90          25
---------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                      1,347       1,126
---------------------------------------------------------------------------------------------
Noninterest income:
     Service fees                                                            136         141
     Net securities gains                                                      -           1
     Gain on sale of loans                                                    27          28
     Other operating income                                                   33          20
---------------------------------------------------------------------------------------------
          Total noninterest income                                           196         190
---------------------------------------------------------------------------------------------
Noninterest expense:
     Salaries and employee benefits                                          407         379
     Occupancy expenses                                                      134         132
     Equipment expenses                                                       87          71
     Other operating expenses                                                334         262
---------------------------------------------------------------------------------------------
          Total noninterest expenses                                         962         844
---------------------------------------------------------------------------------------------
Income before provision for income taxes                                     581         472
Income tax expense                                                           212         172
---------------------------------------------------------------------------------------------
Net income                                                                   369         300
---------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
     Unrealized gains (losses) arising during period                         (87)          6
---------------------------------------------------------------------------------------------
Other Comprehensive income (loss)                                            (87)          6
---------------------------------------------------------------------------------------------
Comprehensive income                                                         282         306
---------------------------------------------------------------------------------------------
Net income                                                            $      369   $     300
---------------------------------------------------------------------------------------------
Basic earnings per share                                              $     0.24   $    0.20
---------------------------------------------------------------------------------------------
Diluted earnings per share                                            $     0.21   $    0.18
---------------------------------------------------------------------------------------------
Basic weighted-average number of shares outstanding                    1,525,215   1,520,758
---------------------------------------------------------------------------------------------
Diluted weighted-average number of shares outstanding                  1,732,434   1,704,556
---------------------------------------------------------------------------------------------

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
QUARTERS ENDED MARCH 31, 1999 AND 1998


                                                                               1999                    1998
------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Interest and fees received on loans                                  $            2,221       $            1,762
   Interest received on interest-bearing deposits in other banks                        25                       23
   Interest received on securities                                                     231                      199
   Other income                                                                        166                      161
   Proceeds from loan sales                                                            337                      342
   Originations of loans held for sale                                                (333)                    (458)
   Interest paid on securities sold under agreements to repurchase                     (16)                     (11)
   Interest paid on other short-term borrowings                                        (38)                     (18)
   Interest paid to depositors                                                      (1,018)                    (895)
   Cash paid to suppliers and employees                                             (1,411)                  (1,297)
   Income taxes paid                                                                    (9)                      (1)
------------------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                     155                     (193)
------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Purchases of securities available for sale                                         (778)                  (1,605)
   Proceeds from sales of securities available for sale                                  -                      100
   Proceeds from maturities of and principal payments on securities                    253                      425
   Decrease (increase) in interest-bearing deposits in other banks                   6,744                   (4,412)
   Net increase in loans                                                            (4,813)                  (1,275)
   Purchases of bank premises and equipment                                            (11)                    (142)
------------------------------------------------------------------------------------------------------------------------
               Net cash provided by (used in) investing activities                   1,395                   (6,909)
------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Net increase (decrease) in noninterest-bearing deposits, NOW accounts,
    money market accounts and savings accounts                                      (4,891)                   4,909
   Net increase (decrease) in certificates of deposit                               (1,568)                   4,000
   Net increase in securities sold under agreements to repurchase                      134                       84
   Net increase (decrease) in other short-term borrowings                            6,980                     (826)
   Cash dividends paid                                                                (152)                    (129)
   Repurchase of common stock                                                            -                     (818)
   Proceeds from issuance of common stock                                                -                      541
------------------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY FINANCING ACTIVITIES                               503                    7,761
------------------------------------------------------------------------------------------------------------------------
               NET INCREASE IN CASH AND CASH EQUIVALENTS                             2,053                      659
Cash and Cash Equivalents
   Beginning of year                                                                 5,018                    2,887
------------------------------------------------------------------------------------------------------------------------
   End of year                                                          $            7,071       $            3,546
========================================================================================================================

                                                                     (Continued)

FIRST FREDERICK FINANCIAL CORPORATION
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
QUARTERS ENDED MARCH 31, 1999 AND 1998

                                                                                 1999                     1998
----------------------------------------------------------------------------------------------------------------------------
Reconciliation of Net Income to Net Cash
 Provided by (Used in) Operating Activities
   Net income                                                          $               369       $              300
   Adjustments to reconcile net income to net cash
    provided (used in) by operating activities
      Provision for depreciation and amortization                                      145                      126
      Provision for credit losses                                                       90                       25
      Net realized (gains) on sales of securities                                        -                       (1)
      Net premium amortization on securities                                            40                        1
      Net amortization of net loan origination costs                                    32                        5
      Changes in assets and liabilities
         Decrease (increase) in:
           Loans held for sale                                                         (26)                    (144)
           Interest receivable                                                        (110)                    (117)
           Other assets                                                                (34)                    (429)
         Increase (decrease) in:
           Accrued interest and other liabilities relating
            to operating activities                                                   (351)                      41
----------------------------------------------------------------------------------------------------------------------------
               NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES      $              155       $             (193)
============================================================================================================================

FIRST FREDERICK FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

Note 1. - The accompanying unaudited consolidated financial statements for First Frederick Financial Corporation ("First Frederick') have been prepared in accordance with the instructions for Form 10-SB and, therefore, do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements have been prepared utilizing the interim basis of reporting and, as such, reflect all adjustments which are normal and recurring in nature and are, in the opinion of management, necessary for a fair presentation of the results for the periods presented.

Note 2. - Per share amounts: On December 31, 1997 First Frederick adopted FASB Statement No. 128. "Earnings per Share." Statement 123 establishes standards for computing and presenting earnings per share ("EPS") that simplify the standards previously followed in Accounting Principals Board Opinion No. 15. It replaces the former presentation of primary EPS with a presentation of basic EPS and, where applicable, requires the dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is generally computed by dividing net income by the weighted-average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS that could occur if other contracts to issue common stock were exercised. Per share amounts are based on the weighted-average number of shares outstanding during each year as follows:

------------------------------------------------------------------------------
                                                          March 31,
                                                ------------------------------
                                                      1999           1998
------------------------------------------------------------------------------
Basic EPS weighted-average shares outstanding        1,525,215      1,520,758
Effect of dilutive securities - stock options          207,219        183,798
------------------------------------------------------------------------------
Diluted EPS weighted-average shares outstanding      1,732,434      1,704,556
------------------------------------------------------------------------------

Note 3. - Comprehensive Income: On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Comprehensive income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to an enterprise's net income, change in equity components under comprehensive income reporting would also include such items as the net change in unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments. Statement 130 requires disclosure of comprehensive income and its components with the same prominence as the Company's other financial statements.

                                    EXHIBIT A

                          Agreement and Plan of Merger

                                                                       Exhibit A


         This Agreement and Plan of Merger (the "Agreement"), made as of this 12th day March, 1999, by and between FCNB Corp ("FCNB"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at 7200 FCNB Court, Frederick, Maryland 21703, and First Frederick Financial Corporation ("First"), a corporation organized and existing under the laws of the State of Maryland and having its principal office at 22 West Patrick Street, Frederick, Maryland 21701.

         WHEREAS, the respective Boards of Directors of FCNB and First each deem it advisable and in the best interest of their respective shareholders that First be acquired by FCNB through the merger of First with and into FCNB substantially on the terms, and subject to the conditions, set forth in this Agreement; and

         WHEREAS, the respective Boards of Directors of FCNB and First have each approved the merger of First with and into FCNB, substantially on the terms, and subject to the conditions, hereinafter set forth (the "Merger");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 Merger. Subject to the terms and conditions hereafter set forth, First shall be merged with and into FCNB, in accordance with the applicable provisions of the Maryland General Corporation Law, as amended (the "MGCL").

         1.2 Name. The name of the surviving corporation (the "Surviving Corporation" when reference is made to it after the Effective Time (hereinafter defined)) shall be "FCNB Corp".

         1.3 Certificate of Incorporation; Bylaws. As a result of, and upon the effectiveness of the Merger, Article Sixth of the Articles of Incorporation of FCNB shall, without further action, be amended to increase the total number of shares of capital stock of all classes which FCNB is authorized to issue to fifty-one million (51,000,000), fifty million (50,000,000) of which shall be common stock, par value $1.00 per share, and one million of which shall be preferred stock, par value $1.00 per share. The Articles of Incorporation of FCNB in effect at the Effective Time and as so amended, and the Bylaws of FCNB in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.4 Board of Directors; Officers. (a) The Board of Directors of FCNB at the Effective Time shall serve as the Board of Directors of the Surviving Corporation until their successors are duly elected and qualified.

(b) The Officers of FCNB at the Effective Time shall serve as the officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors.

         1.5 Effect of the Merger. At the Effective Time, the separate corporate existence of First shall cease and FCNB as the Surviving Corporation shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of First, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of First, all without further act or deed, and in accordance with the applicable provisions of the MGCL.

         1.6 Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall occur at the principal offices of FCNB, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than thirty (30) days, after the latest of the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

(b) The Merger shall become effective upon the later of (i) the filing of the articles of merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger") with the Maryland State Department of Taxation and Assessments (the "Department") or (ii) the time set forth in the Articles of Merger filed with the Department (the

"Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing.

                                   ARTICLE II

         2.1 Conversion of Shares, Options and Warrants. (a) At the Effective Time, each of the outstanding shares of common stock, par value $1.00 per share, of First ("First Common Stock") (excluding shares of First Common Stock held in treasury or by any First Subsidiary (other than in a fiduciary capacity), by FCNB or any FCNB Subsidiary (other than in a fiduciary capacity), or as to which the holders have perfected dissenters' right in accordance with the MGCL ("dissenting shares")), shall automatically, and without further action, be converted into one and four hundred thirty four ten-thousandths (1.0434) shares of the common stock, par value $1.00 per share, of FCNB ("FCNB Common Stock") (the "Conversion Ratio"). The Conversion Ratio reflects the closing price ($20.125) of the FCNB Common Stock on March 8, 1999. The Conversion Ratio shall be proportionately adjusted for dividends on FCNB Common Stock payable in shares of FCNB Common Stock or any combination or subdivision of the FCNB Common Stock the record date for which is after the date hereof but prior to the Effective Time. Following the Effective Time, certificates which formerly represented shares of First Common Stock (except for certificates representing shares held in treasury or by any First Subsidiary or dissenting shares) shall be deemed for all purposes to represent shares of FCNB Common Stock, except that until exchanged in accordance with the provisions of Section 2.2 hereof, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of FCNB Common Stock.

(b) (i) At the Effective Time, and subject to the agreement of each holder, each incentive and nonincentive stock option issued and outstanding under the First Employee Option Plan (each a "First Employee Option") outstanding as of the Effective Time, shall automatically, and without further action, be converted into the number of shares of FCNB Common Stock determined by (i) dividing the exercise price per share of such First Employee Option by 20.125, and (ii) subtracting such quotient (rounded to four decimal places) from the Conversion Ratio.

(ii) At the Effective Time, subject to the receipt of the agreement of each holder, each stock option issued to First's Directors Option Plan (each a "First Director Option," and together with the First Employee Options, the "First Options") and each organizers warrant ("Warrants"), outstanding as of the Effective Time, shall automatically, and without further action, be converted into the number of shares of FCNB Common Stock determined by (i) dividing the exercise price per share of such First Employee Option by 20.125, and (ii) subtracting such quotient (rounded to four decimal places) from the Conversion Ratio.

(c) No certificate for fractional shares of FCNB Common Stock will be issued in connection with the exchange contemplated by the Merger, and holders of First Common Stock entitled to fractional shares shall be paid cash in lieu of such fractional shares, without interest, on the basis of the value of a share of FCNB Common Stock. For purposes of this Agreement, the value of a share of FCNB Common Stock shall be equal to the average of the per share closing price for FCNB Common Stock for the twenty (20) trading days immediately preceding the date which is two business days before the Closing Date (the "Value Determination Period"), as reported on the Nasdaq National Market ("Nasdaq"). In the event that there shall be no trade on any trading day within the foregoing period, or if Nasdaq shall fail to report a closing price on any such day, the closing price for such day shall be the average of the closing bid price and the closing asked price as reported by Nasdaq. In the event of the payment of a dividend payable in shares of FCNB Common Stock, or the combination or subdivision of the FCNB Common Stock, the calculation for determining the value per share of FCNB Common Stock shall be proportionally adjusted to reflect such event.

(d) Each share of FCNB Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to be issued and outstanding shares of FCNB Common Stock.

(e) All shares of First Common Stock held by First as treasury shares or by any First Subsidiary (other than in a fiduciary capacity), by FCNB or any FCNB Subsidiary (other than in a fiduciary capacity) shall be cancelled and shall not be converted as provided in Section 2.1(a).

         2.2 Exchange of Share Certificates. Certificates formerly representing shares of First Common Stock shall be exchanged for FCNB Common Stock certificates in accordance with the following procedures:

(a) Exchange Agent. At FCNB's election, FCNB or the transfer agent for FCNB shall act as exchange agent ("Exchange Agent") to receive First Common Stock certificates from the holders thereof and to exchange such stock certificates for FCNB Common Stock certificates, and if appropriate, to pay cash for fractional shares of FCNB Common Stock pursuant to Section 2.1 hereof. The Exchange Agent shall, promptly after the Effective Time, mail to each former shareholder of First a notice specifying the procedures to be followed in surrendering such shareholder's First Common Stock certificates.

(b) Surrender of Certificates. As promptly as possible after receipt of the Exchange Agent notice, each former shareholder of First shall surrender his or her certificates to the Exchange Agent; provided, that if any former shareholder of First shall be unable to surrender his First Common Stock certificates due to loss or mutilation thereof, he or she may make a constructive surrender by following the procedures customarily followed by FCNB in the replacement of lost or mutilated certificates, including, if necessary, the posting of appropriate bond. Upon actual or constructive surrender of First Common Stock certificates from a former First shareholder, the Exchange Agent shall issue such shareholder, in exchange therefore, one or more certificates representing the number of whole shares of FCNB Common Stock into which such shareholder's shares of First Common Stock have been converted, together with a check in the amount of any cash in lieu of fractional shares of FCNB Common Stock.

(c) Dividend Withholding. Dividends or other distributions, if any, payable by FCNB after the Effective Time to any former shareholder of First who has not prior to the payment date surrendered his or her First Common Stock shall be withheld. Any dividends or other distributions so withheld shall be paid, without interest, to such former shareholder upon proper surrender of his First Common Stock certificates.

(d) Failure to Surrender Certificates. All First Common Stock certificates must be surrendered to the Exchange Agent within two (2) years of the Effective Time. In the event that any former shareholder of First shall not have properly surrendered his or her certificates within such period, the shares of FCNB Common Stock that would otherwise have been issued to such shareholder may, at the option of FCNB, be sold and the net proceeds of such sale, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held in a non-interest bearing account for such shareholder's benefit. From and after such sale, the sole right of such shareholder shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such amount shall be paid to such former shareholder of First, without interest, upon proper surrender of his or her First Common Stock certificates.

         2.3 Merger of Subsidiaries. FCNB and First acknowledge and agree that it is FCNB's expectation that First Bank of Frederick, the wholly-owned subsidiary of First ("First Bank"), will be merged with and into FCNB Bank, FCNB's wholly owned subsidiary ("FCNB Bank"). First agrees that it shall, or shall cause First Bank to, at the request of FCNB, provide such assistance, cooperation and information, execute, deliver, verify, file or acknowledge such other agreements, instruments, applications or other documents, and take all such other actions and do all such other things as may be reasonably necessary in order to effect such other transactions and to effect the intents and purposes of this Section 2.3.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF FCNB

         3.1 Organization and Authority. FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. FCNB is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of FCNB and its subsidiaries, taken as a whole. FCNB has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of FCNB and its subsidiaries, taken as a whole.

         3.2 Capital Structure of FCNB. As of February 28, 1999, the authorized capital stock of FCNB consisted of 20,000,000 shares of common stock, par value $1.00 per share, of which at such date, 10,064,892 shares were issued and outstanding and 1,000,000 shares of undesignated preferred stock, par value $1.00 per share, of which no shares were issued or outstanding at such date. Additionally, 819,077 shares of Common Stock have been reserved for issuance pursuant to FCNB's 1992 Stock Option Plan, the FCNB 1997 Director Stock Option Plan and the FCNB Option Plan for former employees of Capital Bank, National Association (the "FCNB Option Plans"), under which options to purchase an aggregate of 282,846 shares of FCNB Common Stock are issued and outstanding as of the date hereof. Additionally, 214,736 shares of FCNB Common Stock are reserved for issuance in connection with the FCNB Dividend Reinvestment Plan ("DRI Plan"). Other than as set forth in this Section 3.2, there are no other shares of capital stock or other equity securities of FCNB outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of FCNB, or contracts, commitments, understandings, or arrangements by which FCNB was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock

         All of the outstanding shares of FCNB Common Stock, and, when issued in accordance with the provisions of this Agreement, all of the shares of FCNB Common Stock to be issued in exchange for shares of First Common Stock, are, or will be, duly authorized and validly issued shares of FCNB Common Stock, which shares are fully paid and nonassessable under the MGCL. No shares of FCNB Common Stock have been, and none of the shares of FCNB Common Stock to be issued in exchange for shares of First Common Stock will be, issued in violation of the preemptive rights of any shareholder of FCNB. FCNB has reserved a sufficient number of shares of FCNB Common Stock for the purpose of issuing shares of FCNB Common Stock in accordance with the provisions of Article II hereof.

         3.3 FCNB Subsidiaries. FCNB directly owns all the shares of the outstanding capital stock of FCNB Bank. Except as set forth in the separate disclosure letter of FCNB dated as of the date hereof, and delivered not later than the date hereof (the "FCNB Disclosure Letter"), neither FCNB nor FCNB Bank has any other subsidiaries. No equity securities of FCNB Bank are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of FCNB Bank, and there are no other contracts, commitments, understandings or arrangements by which FCNB Bank is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of FCNB Bank so owned by FCNB are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. FCNB Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of FCNB Bank are insured to the applicable legal limits by the Federal Deposit Insurance Corporation (the "FDIC").

         3.4 Authorization. The execution, delivery and performance of this Agreement by FCNB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FCNB and, except for approval by the shareholders of FCNB, no other corporate proceedings on the part of FCNB are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and the approvals of government agencies having regulatory authority over FCNB and FCNB Bank as may be required by statute or regulation, this Agreement is the valid and binding obligation of FCNB, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and the rights of creditors of insured depository institutions, and subject to general equitable principles which may limit the enforcement of certain remedies.

         Neither the execution, delivery and performance of this Agreement by FCNB, nor the consummation of the transactions contemplated hereby, nor compliance by FCNB with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FCNB under any of the terms, conditions or provisions of, (x) the Articles of Incorporation or Bylaws of FCNB, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FCNB is a party or by which FCNB may be bound, or to which FCNB or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FCNB or any of its properties or assets.

         Other than in connection or in compliance with the applicable provisions of the MGCL, the Maryland Financial Institutions Code (the "MFIC"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Federal Deposit Insurance Act (the "FDIA") or any applicable federal or state banking statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by FCNB of the transactions contemplated by this Agreement. FCNB has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which it would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

         3.5 Financial Statements. FCNB has furnished to First the following financial statements: the audited Consolidated Balance Sheets for the years ended December 31, 1998 and 1997, and Consolidated Statements of Income and Comprehensive Income, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows of FCNB and its subsidiaries as of and for the years ended December 31, 1998, 1997 and 1996. Each of the aforementioned financial statements, and like financial information provided to First subsequent to the date hereof, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly and will present fairly the consolidated financial position, results of operations, stockholders' equity and changes in financial position of FCNB as of the dates and for the periods therein set forth. In the case of the interim fiscal periods, all adjustments, consisting only of normal recurring items, have been and will be made, subject to year end audit adjustments. Without limitation of the foregoing, the reserves for possible credit losses which it has established and which are included in the above-referenced FCNB Financial Statements, were as of such dates, in the judgement of FCNB, adequate to absorb all reasonably anticipated losses in the loan and lease portfolios of FCNB, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors; and, further, no facts have subsequently come to the attention of management of FCNB which would cause it to restate in any material way the levels of such reserves for possible credit losses as of such dates. Such financial statements do not, as of the date thereof, include any material asset, or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances in which they were made, misleading in any material respect.

         3.6 SEC Filings. FCNB has filed all reports, forms, statements and other documents with the SEC that it was required to file since January 1, 1996 (the "SEC filings"), all of which complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act. As of their respective dates, and except as revised, amended or modified by a subsequently filed document, each such SEC filing did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.7 Absence of Material Adverse Changes. Since December 31, 1998, there has not been any change in the financial condition, results of operations or business of FCNB and its subsidiaries that has had, or may be reasonably expected to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of FCNB and its subsidiaries, taken as a whole, or on the ability of FCNB to consummate the transactions contemplated hereby.

         3.8 Reports. As of February 28, 1999 FCNB and FCNB Bank have filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Department, and (v) the Department of Financial Regulation (the "DFR") (all such reports and statements are collectively referred to herein as the "FCNB Reports"). As of their respective dates, the FCNB Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.9 Litigation and Other Proceedings. Except as set forth in the FCNB Disclosure Letter, FCNB is not a party to any pending, or, to the knowledge of FCNB, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of FCNB and its subsidiaries, taken as a whole. FCNB does not have any knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby or by the Bank Merger Agreement (as hereinafter defined) or the Option Agreement (as hereinafter defined).

         3.10 Compliance with Laws. FCNB and the FCNB Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of FCNB, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct of its business by FCNB does not violate, in any material respect, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect. FCNB is not in default under any order, license or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of FCNB.

         3.11 Proxy Statement, Etc. None of the information supplied or to be supplied by FCNB for inclusion, or included, in (i) the Proxy Statements to be mailed to the shareholders of First and FCNB ("Proxy Statement" as described in Section 5.3 below), in connection with the Shareholder Meetings and (ii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of FCNB and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which FCNB is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.12 Year 2000. FCNB is in compliance in all material respects with all regulatory requirements regarding Year 2000 issues. FCNB has developed, approved and is implementing in a timely manner, a Year 2000 compliance program which will ensure that its computer systems and/or those of its data processing providers are or will be Year 2000 compliant prior to December 1999. No material costs in excess of those reflected on the financial statements and internal budget projections will be incurred in connection with such programs.

         3.13 Brokers and Finders. Except for a success fee of .03% of the aggregate value of the consideration issued by FCNB to holders of First Common Stock to Feldman Financial Advisors, Inc., neither FCNB nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for FCNB in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF FIRST

         First represents and warrants to FCNB that:

         4.1 Organization and Authority. First is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a registered bank holding company BHCA, and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. First is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations, of First and its subsidiaries, taken as a whole. First has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on the business, operations, financial condition, or result of operations of First and its subsidiaries, taken as a whole.

         4.2 First Subsidiaries. First directly owns all the shares of the outstanding capital stock of First Bank of Frederick, Frederick, Maryland, a Maryland chartered commercial bank which is not a member of the Federal Reserve System ("First Bank"). Except as set forth in the separate disclosure letter of First dated as of the date hereof, and delivered not later than the date hereof (the "First Disclosure Letter"), updated for comparative purposes as of the date of Closing, neither First nor First Bank has any other subsidiaries, or owns any capital stock or other interests in any entity (including, without limitation, corporations, partnerships, joint ventures, and inactive corporations). First Bank, together with all other First subsidiaries referred to on occasion as "First Subsidiaries" and each individually as a "First Subsidiary". No equity securities of any First Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock of any First Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any First Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each of the First Subsidiaries so owned by First or any First Subsidiary are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. First Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of First Bank are insured to the applicable legal limits by the Bank Insurance Fund of the FDIC. Each other First Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authorization and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations which the failure to possess or obtain would not have a material adverse effect on the financial condition, results of operations, properties, assets or business of First and the First Subsidiaries, taken as a whole.

         4.3 Capitalization of First. As of February 28,1999, the authorized capital stock of First consisted of five million (5,000,000) shares, of which two million (2,000,000) shares are designated as common stock, par value $1.00 ("First Common Stock"), and three million (3,000,000) shares are undesignated. As of February 28, 1999, 1,525,215 shares of First Common Stock were issued and outstanding, and no shares of First Common Stock or other class or series of capital stock have been issued since that date. Except for options to acquire
102,952 shares of First Common Stock upon the exercise of options issued pursuant to the First Option Plans, and Warrants to acquire 254,925 shares of First Common Stock, which options and Warrants are described (including, but not limited to, exercise price, expiration date, identity of holders, and number held by each holder) in the First Disclosure Letter, there are no other shares of capital stock or other equity securities of First outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of First, or contracts, commitments, understandings, or arrangements by which First was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

         All of the outstanding shares of First Common Stock are duly and validly issued shares of First Common Stock, and are fully paid and nonassessable. No shares of First Common Stock have been issued in violation of the preemptive or preferential rights of any holder of First Common Stock. Except as set forth in the First Disclosure Letter, all of the outstanding shares of First Common Stock have been issued pursuant to an effective registration statement under the Securities Act of 1933, and pursuant to effective registrations or qualifications under applicable state securities or blue sky laws or pursuant to applicable exemptions from such registration or qualification. The First Disclosure Letter sets forth any exemptions from such registration relied upon and the circumstances of any such exempt offering.

         4.4 Authorization. The execution, delivery and performance of this Agreement by First and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of First and, except for the approval by the shareholders of First, no other corporate proceedings on the part of First are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval, this Agreement is the valid and binding obligation of First enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors' rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.

         Except as set forth in the First Disclosure Letter, neither the execution, delivery and performance of this Agreement by First, nor the consummation of the transactions contemplated hereby, nor compliance by First with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First or any First Subsidiary under any of the terms, conditions or provisions of (x) its or any First Subsidiary's Articles or Certificate of Incorporation or Charter or Bylaws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First or any of the First Subsidiaries may be bound, or to which First or any of the First Subsidiaries or any of the properties or assets of First or the First Subsidiaries may be subject; or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First or any of the First Subsidiaries or any of their respective properties or assets.

         Other  than  in  connection  or  in  compliance   with  the  applicable
provisions of the MGCL, the MFIC, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA, the FDIA or any applicable federal or state banking statute, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First of the transactions contemplated by this Agreement. First has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which FCNB would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.

         4.5 First Financial Statements. The consolidated balance sheets of First as of December 31, 1998 and 1997, and the related consolidated statements of financial condition, operations, changes in stockholders' equity, comprehensive income and cash flows for the two years ended December 31 1998, certified by Keller Bruner & Company, LLP, copies of which have been furnished by First to FCNB (the "First Consolidated Financial Statements"), and like financial information provided to FCNB subsequent to the date hereof, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present and will present fairly the financial position of First at the dates, and the consolidated results of operations, stockholders' equity, and changes in the financial position of First for the periods stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, have been and will be made, subject to year-end audit adjustments. Without limitation of the foregoing, and except as agreed upon between the parties hereto, the reserves for possible credit losses which are included in the above-referenced First Consolidated Financial Statements, were as of such dates, adequate to absorb all reasonably anticipated losses in the loan and lease portfolios of First and each of the First Subsidiaries, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors; and, further, no facts have subsequently come to the attention of management of First which would cause it to restate in any material way the levels of such reserves for possible credit losses.

         4.6 Books of Account; Corporate Records. The books of account of First and each First Subsidiary are maintained in compliance in all material respects with all applicable legal and accounting requirements. The minute books of First and each of the First Subsidiaries accurately disclose all material corporate actions of their respective shareholders and Board of Directors and of all committees thereof.

         4.7 Reports. As of February 28, 1999, First and the First Subsidiaries have filed, since that date have filed, and subsequent to the date hereof will file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC,
(iv) the Department and (v) the DFR (all such reports and statements are collectively referred to herein as the "First Reports"). As of their respective dates, the First Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.8 Absence of Certain Changes. Since February 28, 1999 there has not been any change, in the nature of the business, results of operations, assets, financial condition, prospects, method of accounting or accounting practice, or manner of conducting the business of First and the First Subsidiaries, or otherwise, any of which changes has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, financial condition, prospects or results of operations of First and the First Subsidiaries taken as a whole, or on the ability of First to consummate the transactions contemplated hereby.

         4.9 Insurance. All policies of insurance, including policies of title insurance, liability insurance and financial institutions bonds maintained by First or any First Subsidiary, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past five (5) years, are set forth in the First Disclosure Letter. All such policies are in full force and effect and no notices of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the banking industry in respect of amounts, types and risks insured, for the business in which First and the First Subsidiaries are engaged, and are sufficient for compliance with all legal requirements and all agreements to which First or any First Subsidiary is a party. Neither First nor any First Subsidiary is in default with respect to any such policy which defaults, taken as a whole, are material to First.

         4.10 Properties, Leases and Other Agreements. Except as may be reflected in the First Consolidated Financial Statements and except for any lien for current taxes not yet delinquent, and except for imperfections of title, encumbrances and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, First and the First Subsidiaries have good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of First as of December 31, 1998 referred to above in Section 4.5, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases material to First and the First Subsidiaries, pursuant to which First or any First Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by First or any First Subsidiary or any event which with notice or lapse of time or both would constitute such a material default. The First Disclosure Letter sets forth a complete list and brief description of all real estate owned or leased by First or any First Subsidiary (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor's right), and all personal property having a value in excess of $25,000 owned or leased by First or any First Subsidiary. Each item of real estate described in the First Disclosure Letter and used in the conduct of the business of First or any First Subsidiary is in good repair and insurable at market rates; no notice of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation of such property has been received by or is known of by First or any First Subsidiary; and there are no condemnation or similar proceedings pending or threatened against any such property or any portion thereof.

         4.11 Taxes. First and the First Subsidiaries have duly filed, or will file, all federal, state, local and foreign tax returns ("Returns") required by applicable law to be filed on or before the Effective Time (all such Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all taxes required to be paid in respect of the periods covered by such Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. Neither First nor any of the First Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserved or accruals so established. Neither First nor any of the First Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitively) against First which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any tax, or waivers of the statutory period of limitation, are pending or have been granted, and First does not have in effect any currently effective power of attorney or authorization to any person to represent it in connection with any taxes.

         4.12 Fiduciary Activities. Except as set forth in the First Disclosure Letter, neither First, nor any First Subsidiary, is directly or indirectly engaged in any fiduciary or custodial activities.

         4.13 Intangible Property. First and the First Subsidiaries own or possess the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by them in the conduct of their respective businesses, each of which is described in the First Disclosure Letter. No material product or service offered and no material trademark, service mark or similar right used by them infringes any rights of any other person, and, as of the date hereof, First has received no written or oral notice of any claim of such infringement.

         4.14 Employee Relations. As of the date hereof, First and each First Subsidiary is in all material respects in compliance with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title 7 of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and none of them is engaged in any unfair labor practice, and there are no pending, or to the knowledge of First, threatened actions, suits or proceedings, administrative, arbitrarial, civil, criminal or otherwise, seeking to impose on First or any First Subsidiary, any penalty, or to recover any damages from First, any First Subsidiary or any person to whom they may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders, and there is no basis for any of the foregoing. As of the date hereof, no dispute exists between First or any of the First Subsidiaries and any of their respective employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of First and the First Subsidiaries taken as a whole. As of the date hereof, there are no labor or collective bargaining agreements binding upon First or any First Subsidiary or to which First or any First Subsidiary is a party, and, except as set forth in the First Disclosure Letter, no employment or consulting agreements binding upon First or any First Subsidiary, or to which First or any First Subsidiary is a party. As of the date hereof, neither First nor any First Subsidiary is aware of any attempts to organize a collective bargaining unit to represent any of their respective employee groups. All contributions due on or prior to the date hereof to any pension, profit-sharing, or similar plan of First or any First Subsidiary have been paid or provided for in accordance with the Employee Retirement Income Security Act of 1974, as amended, and all other applicable federal and state statutes and regulations. The First Disclosure Letter sets forth each employment contract, deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, incentive and insurance arrangement or plan, and any other remunerative or fringe benefit arrangement applicable to First or any First Subsidiary, including the amounts currently payable pursuant to any employment agreement or other remunerative arrangement.

         4.15 ERISA. The First Disclosure Letter sets forth a complete list of First Bank's employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, group insurance plans and all other employee welfare benefits plans within the meaning of Section 3(1) of ERISA, maintained for the benefit of the employees or former employees, including any beneficiaries thereof, and directors or former directors of First and First Subsidiaries. First has delivered to FCNB a true and correct copy of each such employee benefit plan. Other than as set forth in this Section 4.15 and in the First Disclosure Letter, neither First nor any First Subsidiary maintains any plans of the type described in this Section.

         All "employee benefit plans" (as defined in Section 3(3) of ERISA) comply in all material respects with all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. The assets of First are not subject to any liens under ERISA or the Code with respect to any employee benefit plan of First or an Affiliate (as defined below), and no event has occurred, or condition exists, which could subject First or its assets to a future liability, obligation, or lien arising out of any employee benefit plan of First or an Affiliate.

         All employee benefit plans currently or previously maintained, sponsored, or contributed to by First or First Bank have been administered, maintained, and operated in accordance with their terms. All contributions, payments, fees or expenses relating to each such employee benefit plan that were deducted by First or First Bank for income tax purposes were properly deductible in the year claimed. There are no actions, claims (other than routine benefit claims made in the ordinary course), proceedings or inquiries, pending or threatened, with respect to any such employee benefit plan, and neither First nor First Bank has any knowledge of any fact which could give rise to any such action, claim, proceeding or inquiry. Neither First, First Bank, nor any other person or entity who or which is a party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such employee benefit plan in any manner which constitutes: (a) a breach of fiduciary responsibility under ERISA; (2) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (3) any other violation of ERISA or the Code, except as set forth in the First Disclosure Letter. Except as set forth in the First Disclosure Letter, neither First nor First Bank is obligated to indemnify, reimburse, or contribute to the liabilities or expenses of any person or entity who may have committed or been involved in any such fiduciary breach, prohibited transaction, or ERISA or Code violation. Each such employee benefit plan which is intended to meet the requirements for tax-favored treatment under Subtitle A, Chapter 1 of the Code meets such requirements. Each such employee benefit plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code, and any related trust is and has, at all times, been exempt from income tax. Neither First nor any Affiliate (as defined below) has ever maintained or contributed to a multiemployer plan (as defined in
Section 3(37) of ERISA). Except as set forth in the First Disclosure Letter, all returns, reports, statements, notices, declarations or documents relating to an employee benefit plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed. Any employee benefit plan (including any employee benefit plan of an Affiliate) that is a group health plan (as defined in Section 5000(b)(1) of the Code) has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state, and local laws relating to continuation coverage (collectively "COBRA"), and no such plan provides benefits to former employees or their beneficiaries (except to the extent required under COBRA). Each employee benefit plan can be amended, modified, or terminated without participant consent and without additional liability accruing to First or any First Subsidiary after the date of Plan termination. For this purpose, liabilities accrued on or before the date of Plan termination shall be limited to the following: (1) in the case of an employee benefit pension plan (within the meaning of Section 3(2) of ERISA), the participant's "accrued benefit," as defined in Section 3(23) of ERISA; and (2) in the case of an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), claims for expenses, costs, or services (including, but not limited to, medical and other health care services) actually performed or incurred before the date of the Plan termination. Any prior amendment, modification, or termination of an employee benefit plan has been made in accordance with the terms of the Plan and applicable law.

         For purposes of this Section 4.15, the term Affiliate means an entity included in the group of entities consisting of First and all other entities that are treated as part of the same controlled group under Section 414(b), (c),
(m) or (o) of the Code.

         4.16 Contracts. Except as disclosed in the First Disclosure Letter, neither First nor any First Subsidiary is a party to, and no property or assets of First or any First Subsidiary is subject to any contract, agreement, lease, sublease, license, arrangement, understanding or instrument calling for payments in excess of $25,000 over the term of the contract or in any year ("Material Contract"). Except as disclosed in the First Disclosure Letter each such Material Contract is valid and in full force and effect, and all parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. Except as disclosed in the First Disclosure Letter each Material Contract is assumable and assignable without consent of the other party thereto and does not contain any provision, increasing or accelerating payments otherwise due, or change or modify the provisions or terms of such Material Contract as a result of this Agreement or the transactions contemplated hereby.

         4.17 Related Party Transactions. Except as set forth in the First Disclosure Letter neither First nor any First Subsidiary has any contract, extension of credit, business arrangement, depository relationship, or other relationship with (i) any present or former director or officer of First or any First Subsidiary; (ii) any shareholder of First owning 5% or more of the outstanding First Common Stock; or (iii) any affiliate or associate of the foregoing. Each extension of credit disclosed in the First Disclosure Letter has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms'-length transactions, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         4.18 Loans. Except as set forth in the First Disclosure Letter, each of the loans of First or any First Subsidiary represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. Except as set forth in the First Disclosure Letter no default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision of any such loan exists, and First has no knowledge of any borrower's inability to repay any of such loans when due, whether or not such borrower is currently in default.

         4.19 Environmental Matters. First has no knowledge or information that any environmental contaminant, pollutant, toxic or hazardous waste or similar or like substance has been generated, used, stored, processed, disposed of, discharged at, or was or is otherwise present at any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor's right) or leased by First or any First Subsidiary, or any real estate which is pledged or stands as collateral security for any loan or other extension of credit by First or any First Subsidiary, except as disclosed in the First Disclosure Letter. Except as disclosed in the First Disclosure Letter, there is no legal, administrative, arbitrarial or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on First or any First Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, pending or, to the knowledge of First, threatened against First or any First Subsidiary; and there is no reasonable basis for any of the foregoing; and neither First nor any First Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability. Notwithstanding anything to the contrary contained herein, FCNB shall be entitled to conduct investigations into environmental matters relating to First and the First Subsidiaries for a period of 45 days from the date hereof. First agrees that it shall permit to be performed, at FCNB's expense, such environmental testing and investigations as FCNB shall request.

         4.20 Litigation and Other Proceedings. Except as set forth in the First Disclosure Letter, neither First nor any of the First Subsidiaries is a party to any pending, or, to the knowledge of First, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business, properties or prospects of First and the First Subsidiaries taken as a whole, and there is no basis for any of the foregoing. The First Disclosure
Letter sets forth a complete and accurate list of all actions, suits, investigations or proceedings to which First or any First Subsidiary is a party or which relate to any of their respective assets. First does not have any knowledge of any pending or threatened action, suit or proceeding which presents a claim to prohibit, restrict or restrain the transactions contemplated hereby or by the Bank Merger Agreement or the Option Agreement.

         4.21 Compliance with Laws. First and each of the First Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of First, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct of its business by First and each of the First Subsidiaries does not violate, in any material respect, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect. Neither First nor any of the First Subsidiaries is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of First or any of the First Subsidiaries.

         4.22 Year 2000. First is in compliance in all material respects with all regulatory requirements regarding Year 2000 issues. First has developed, approved and is implementing in a timely manner, a Year 2000 compliance program which will ensure that its computer systems and/or those of its data processing providers are or will be Year 2000 compliant prior to December 1999. No material costs in excess of those reflected on the financial statements and internal budget projections will be incurred in connection with such programs.

         4.23 Proxy Statement, Etc. None of the information supplied or to be supplied by First for inclusion, or included, in (i) the Proxy Statement or (ii) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of First, and at the respective times such information is supplied or such documents  are filed or  mailed,  be false or  misleading  with  respect  to any material
fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which First is responsible for filing with the SEC and any regulatory agency in connection with the transactions contemplated hereby, and all information provided by First to FCNB for inclusion in any such filings by FCNB, will comply as to form in all material respects with the provisions of applicable law.

         4.24 Brokers and Finders. Neither First or any First Subsidiary, nor any of their officers, directors, or employees, or to their best knowledge any shareholder of First, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for First, in connection with this Agreement or the transactions contemplated hereby.

                                    ARTICLE V

                 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

         5.1 Forbearance by First. From the date hereof until the Effective Time, First covenants and agrees that it will not do, or agree or commit to do, or permit any First Subsidiary to do or agree or commit to do, without the prior written consent of FCNB, any of the following:

(a) except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or engage in any transaction not in the ordinary course of business consistent with past practice or subject any of First's assets or properties to any lien, claim, charge or encumbrances whatsoever;

(b) grant any general increase in compensation to its employees or officers or directors, pay any bonus, or effect any increase in retirement benefits to any class of employees or its officers (unless any such change shall be required by applicable law);

(c) declare, set aside or pay any dividend or other distribution on First's Common Stock,;

(d) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or bank or permit any other corporation or bank to merge into it, or consolidate with any other corporation or bank; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice; or agree to do any of the foregoing;

(e) open, or file an application with any federal or other regulatory agency with respect to the opening of any additional office, branch or banking facility, or the acquisition or establishment of any additional banking or nonbanking facility;

(f) issue any share of its capital stock or permit any share of its capital stock held in its treasury to become outstanding, except for the issuance of shares of First Common Stock pursuant to the exercise of options outstanding as of the date hereof pursuant to the First Option Plans; issue, grant or extend the term of any option, warrant, or stock appreciation right;

(g) amend the Articles or Certificate of Incorporation or Charter or Bylaws of First or any First Subsidiary;

(h)  effect  any  capital   reclassification,   stock  dividend,   stock  split,
consolidation of shares or similar change in capitalization;

(i) take, cause or permit the occurrence of any change or event which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Time;

(j) enter into any related party transaction of the type contemplated by Section
4.17 hereof, except for transactions relating to deposit relationships or the extension of credit in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectibility or other unfavorable features, and in respect of which disclosure has been made to FCNB prior to disbursement;

(k) solicit, encourage, or authorize any person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or communicate with, any third party, inquiries or proposals relating to the disposition of First's or any First Subsidiary's business or assets, or the acquisition of First's or any First Subsidiary's voting securities, or the merger of First, First Bank or any other material First Subsidiary with any person other than FCNB or any subsidiary of FCNB, or provide any such person with information or assistance or negotiate or conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal, or continue any such activities in progress on the date hereof, and First shall promptly notify FCNB of all of the relevant details, including the identity of such third party and the nature of any such third party proposal, relating to all inquiries and proposals which it may receive relating to any of such matters; or

(l) knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368 of the Internal Revenue Code of 1986, as amended; (iii) adversely affect the eligibility of the transactions contemplated hereby for treatment as a pooling of interests for financial reporting purposes; or (iv) adversely affect the ability to perform the covenants and agreements under the Agreement.

         5.2 Conduct of Business. From the date hereof until the Effective Time, First covenants and agrees that, except as otherwise consented to by FCNB in writing it shall, and shall cause each First Subsidiary to:

(a) carry on its business, and maintain its books of account and other corporate records, in the ordinary course consistent with past practice and legal and regulatory requirements;

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its officers and employees, and maintain customer and other business relationships;

(c) maintain all of the structures, equipment, and other real and personal property of First and the First Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;

(d) use all reasonable efforts to preserve or collect all material claims or causes of action of First or the First Subsidiaries;

(e) keep in full force and effect all insurance coverage maintained by First or the First Subsidiaries;

(f) perform in all material respects all obligations under all material agreements, contracts, commitments and other instruments which First or any First Subsidiary is a party or by which they may be bound or which relate to or affect any of their respective assets or properties;

(g) comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to First or any First Subsidiary and the conduct of their respective businesses; and

(h) at all times maintain the allowance for loan losses at a level which is adequate to absorb reasonably anticipated losses in the loan and lease portfolio, in accordance with generally accepted accounting principles and regulatory requirements.

         5.3 Approval of First Shareholders. Subject to the effectiveness of the Registration Statement (defined in Section 6.2 below), First shall cause a meeting of its shareholders (the "First Shareholder Meeting" together with the FCNB Shareholder Meeting, the "Shareholder Meetings") to be held as soon as reasonably possible, but no later than sixty (60) days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. First shall cause to be distributed to each shareholder of record of First

(according to the transfer records of First as of the record date for the First Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the joint Prospectus/Proxy Statement (the "Proxy Statement") to be prepared by FCNB in connection with the Merger and to be included in the Registration Statement. The Proxy Statement shall be mailed by First on the date (the "Mailing Date") at least twenty (20) business days prior to the date of the First Shareholder Meeting. The Board of Directors of First shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and First shall use its best efforts in good faith to obtain its shareholders' approval of the Merger in accordance with Maryland law.

         5.4 Conduct of Business by FCNB. FCNB covenants that it shall, from the date hereof until the Effective Time, use its best efforts to (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; and (iii) preserve for itself the goodwill of its and its subsidiaries' customer and other business relationships. FCNB covenants that from the date hereof until the Effective Time, it shall not, without the prior written consent of First, knowingly take any action which would (i) adversely affect the ability to obtain the necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368 of the Internal Revenue Code of 1986, as amended; (iii) adversely affect the eligibility of the transactions contemplated hereby for treatment as a pooling of interests for financial reporting purposes; or (iv) adversely affect the ability to perform the covenants and agreements under the Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Access and Information. (a) First shall afford to FCNB, and to FCNB's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to FCNB (a) a copy of each report, schedule and other document filed or received by it during such period with or from (i) the SEC; (ii the Federal Reserve Board; (iii) the DFR; (iv) the FDIC; and (b) all other information concerning its business, properties and personnel as FCNB may reasonably request. FCNB shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation thereof to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from First, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material by FCNB or for FCNB's use.

(b) FCNB shall afford to First, and to First's accountants, counsel and other representatives, reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to First (a) a copy of each report, schedule and other document filed or received by it during such period with or from (i) the SEC; (ii) the Federal Reserve Board; (iii) the FDIC; (iv) the DFR; and (b) such other information concerning its business, properties and personnel as First may reasonably request. First shall cause all information obtained by it or its representatives pursuant to this Agreement or in connection with the negotiation thereof to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from FCNB, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material by First or for First's use.

         6.2 Registration Statement; Other Information; Applications; Cooperation. (a) As promptly as practicable after the date hereof and the furnishing by First of all information regarding First required to be reflected therein, FCNB shall file (i) a registration statement (the "Registration Statement") with the SEC on Form S-4 under the Securities Act, containing the Proxy Statement to be used in connection with the Shareholder Meetings regarding the Merger, (ii) the applications for Federal Reserve and Commissioner approval, and (iii) any other applications for regulatory or other approvals deemed necessary or appropriate by FCNB. FCNB will use reasonable efforts to cause said Registration Statement to be declared effective as soon as practicable thereafter. The parties hereto agree, that at the time the Registration Statement becomes effective and at the Mailing Date of the Proxy Statement, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act, and the Registration Statement, at the time it becomes effective, and the Proxy Statement, in either case as amended or supplemented by any amendment or supplement filed with the SEC, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date included therein shall be deemed to modify information of an earlier date, and with respect to either party, the foregoing statement shall not apply to statements in or omissions from the Registration Statement or Proxy Statement made in reliance upon and in conformity with information furnished by the other party for use in the Registration Statement or Proxy Statement. After becoming aware of any statement or omission which renders the statement set forth in the preceding sentence not true or correct, FCNB will promptly amend, supplement or revise such material in order to make the statement in the preceding sentence true and correct at all times up to and including the Effective Time. First shall have the right to review the Registration Statement and each of the above applications, together with any and all amendments thereto, and to comment on their form and content, prior to their being filed by FCNB. First agrees that it shall, and shall cause its employees, agents, representatives, and advisors to, cooperate with FCNB in the preparation and filing of the Registration Statement and the aforementioned regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by FCNB for inclusion in such documents, and by providing comments on drafts of such documents on a timely basis.

(b) FCNB agrees to use its best efforts to prepare and file all material applications, notices or other filings with respect to the Merger required to be made with the Federal Reserve Board or the DFR, not later than sixty (60) days from the date hereof, subject to the timely furnishing by First of all information regarding First required to be included therein or necessary for the preparation of such applications.

         6.3 Approval of FCNB Shareholders. Subject to the effectiveness of the Registration Statement, FCNB shall cause a meeting of its shareholders (the "FCNB Shareholder Meeting") to be held as soon as reasonably possible, but no later than sixty (60) days after the effectiveness of the Registration Statement, for the purpose of considering the approval of the Merger and adoption of this Agreement. FCNB shall cause to be distributed to each shareholder of record of FCNB (according to the transfer records of FCNB as of the record date for the FCNB Shareholder Meeting), such material required by applicable statutes and regulations including but not limited to a copy of the Proxy Statement. The Mailing Date for the Proxy Statement shall be at least twenty (20) business days prior to the date of the FCNB Shareholder Meeting. The Board of Directors of FCNB shall recommend to its shareholders that they vote the shares held by them to approve the Merger and to adopt this Agreement and FCNB shall use its best efforts to obtain its shareholders' approval of the Merger in accordance with Maryland law.

         6.4 Notice of Actual or Threatened Breach. Each party will promptly give written notice to the other party upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur which would cause or constitute a breach of any of the representations, warranties or covenants made by such party in this Agreement, any other changes or inaccuracies in any data previously given or made available to the other party, or which would threaten consummation of the transaction contemplated hereby.

         6.5  Current  Information.  During  the  period  from  the date of this
Agreement to the Effective Time, First will cause one or more of its representatives to confer on a regular and frequent basis with representatives of FCNB and to report the general status of its ongoing operations. First will promptly notify FCNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First, and will keep FCNB fully informed with respect to such events. FCNB shall provide copies of all reports filed by FCNB pursuant to Section 13 of the Exchange Act to First upon the filing of such reports.

         6.6 Filing with Department. FCNB and First shall execute and deliver and use their best efforts to file appropriate Articles of Merger with the Department at the earliest practicable date after satisfaction or waiver of the conditions set forth in Article VII hereof.

         6.7 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby. First agrees that the aggregate expenses of First, including all fees and expenses of legal counsel, accountants, and financial or other advisors, shall not exceed reasonable amounts in light of the circumstances and the amount and nature of work or services to be performed.

         6.8 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. FCNB and First will, and First will cause each of the First Subsidiaries, as the case may be, to use its best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         6.9 Press Releases. FCNB and First will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, FCNB and First agree that FCNB and First shall, immediately following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that FCNB and First shall each be entitled to issue separate press releases announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party prior to issuance.

         6.10 Current Public Information. FCNB agrees that it shall, for a period of two (2) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.2(n) with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of FCNB Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act.

         6.11 No Purchases or Sales of FCNB Common Stock During Value Determination Period. Except for purchases of shares of FCNB Common Stock by FCNB in connection with the DRI Plan and FCNB's 401(k) Plan, neither FCNB, First, any subsidiary of FCNB, any First Subsidiary, nor any executive officer or director of either FCNB, First, any FCNB subsidiary or any First Subsidiary, nor any shareholder who shall be deemed an "affiliate" of FCNB or First (as that term is used for purposes of Rule 144 and Rule 145 promulgated under the Securities Act) shall purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of FCNB Common Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of FCNB Common Stock during the Value Determination Period.

         6.12 First Employees. Following the Effective Time, FCNB shall provide to all officers and employees of First who, at the Effective Time, become employees of FCNB ("Continuing Employees") employee benefits under terms and conditions, which when taken as a whole, are substantially similar to those currently provided by FCNB to its similarly situated officers and employees. For purposes of participation, vesting and accrual of benefits under FCNB's employee benefit plans: (i) service under any qualified defined benefit plans of First shall be treated as service under FCNB's qualified defined benefit plans; (ii) service under any qualified defined contribution plans of First shall be treated as service under FCNB's qualified defined contribution plans; and (iii) service under any other employee benefit plans of First shall be treated as service under any similar benefit plan maintained by FCNB. FCNB shall cause the FCNB welfare benefit plans to waive any waiting period and restrictions or limitations for preexisting conditions and insurability. FCNB shall honor all employment, severance, consulting and other compensation contracts between First and any current or former director, officer, employee thereof existing on the date hereof and disclosed in the First Disclosure Letter.

         6.13 Stock Option Agreement. First agrees that, simultaneously with the execution of this Agreement, it shall grant FCNB an option, substantially in the form attached hereto and made a part hereof, to acquire such number of shares of First Common Stock as shall equal 19.9% of the outstanding First Common Stock following exercise thereof.

         6.14 Insurance. (a) First agrees that it shall use its best efforts to obtain director's and officer's liability insurance coverage covering the directors and officers of First who do not serve after the Effective Time as directors of FCNB or FCNB Bank covering a period of not less than three (3) years after the Effective Time, from its current insurance carrier or a carrier reasonably acceptable to FCNB. In the event that First shall be unable to obtain such insurance coverage FCNB shall be entitled to obtain comparable coverage for such directors from its insurance carrier.

(b) FCNB acknowledges and agrees that all rights to indemnification and all limitations on liability existing in favor of the officers, directors and employees of First and its Subsidiaries (the "Covered Persons") as provided in their respective Articles or Certificate of Incorporation or charter, Bylaws and other governing documents, as in effect as of the date hereof with respect to matters arising prior to the Effective Time, shall continue in full force and effect, and shall be honored by FCNB to the extent set forth in such governing documents, as if it were the indemnifying party thereunder, without any amendment thereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Not in limitation of the foregoing, in any case where approval by FCNB is required to effectuate any indemnification, the Covered Person seeking indemnification shall be entitled to require, by written notice delivered to FCNB, such determination regarding approval to be made by independent counsel mutually agreed upon by FCNB and such Covered Person.

(c) If FCNB or any successor or assign thereof shall merge into or consolidate with any other person, and shall not be the party surviving such merger or consolidation, or shall transfer all or substantially all of its assets to any person, then in each such case FCNB (or such successor or assign) shall make appropriate provision for the assumption by the acquiring or surviving party of the obligations set forth in Section 6.14(b). Notwithstanding anything to the contrary contained herein, nothing in this Section 6.14 shall create any right of any Covered Person to any indemnification by FCNB at any time during any period following the Effective Time when the insurance coverage described in
Section 6.14(a) shall be in effect, or at any time following the end of the three (3) year period following the Effective Time.

         6.15 Unsolicited Acquisition Proposals. (a) Notwithstanding anything contained in Section 5.1(k) to the contrary, in the event that First shall receive prior to the Effective Time an Unsolicited Acquisition Proposal (as hereinafter defined) which, in the good faith determination of the Board of Directors of First, the fiduciary duty of the directors under Maryland law requires that the Board of Directors consider, negotiate, communicate, or provide information with respect to (collectively "communications"), which such determination shall be based on the written advice of, counsel to First, to the effect that the fiduciary duty of the directors requires such communications because such Unsolicited Acquisition Proposal is more favorable (in the written opinion of First's financial advisor) to shareholders of First than the Merger, then First shall be entitled to engage in such communications.

(b) For purposes of this Section 6.15 an "Unsolicited Acquisition Proposal" shall mean any proposal, other than the Merger, received by First without violation of the provisions of Section 5.1(k) hereof regarding (i) any merger, consolidation, share purchase or exchange, or purchase and assumption or similar transaction involving First; or (ii) any sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all of the assets of First. Any proposal relating to any such transaction made by any party at the direction, suggestion, solicitation, encouragement, or otherwise as a result of contact between such party and any investment banker or financial advisor retained by First shall be deemed to be a proposal solicited by First for purposes of this Section 6.15 and shall not constitute an Unsolicited Acquisition Proposal. First shall immediately advise FCNB of, and communicate to FCNB the terms of, any such inquiry or proposal addressed to First or of which First or its officers, directors, employees, agents, or representatives (including, without limitation, any investment banker or financial advisor) has knowledge. First's Board of Directors shall use its best efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section and Section 5.1(k).

         6.16 Disclosure Letters. First and FCNB agree that they shall each update their respective Disclosure Letter at and as of the Closing Date, for comparative purposes.

                                   ARTICLE VII

                                   CONDITIONS

         7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Merger shall have been approved by the requisite majorities of the shareholders of each of FCNB and First.

(b) Tax Opinion. There shall have been delivered to FCNB and First, an opinion of Kevin Kennedy, Esquire, special tax counsel to FCNB, in form and substance satisfactory to FCNB and First to the effect that:

         (i) the transactions contemplated by this Agreement (including the additional transactions contemplated by Section 2.4 of this Agreement) will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         (ii) no gain or loss will be recognized by FCNB or First as a result of the transactions contemplated hereby;

         (iii) the tax basis of the assets of First in the hands of FCNB will be the same as the tax basis of such assets in the hands of First immediately prior to the Effective Time;

         (iv) the holding period of the assets of First transferred to FCNB will include the period during which such assets were held by First prior to the Effective Time;

         (v) no gain or loss will be recognized by the shareholders of First upon the receipt of FCNB Common Stock in exchange for their shares of First Common Stock (except in respect of cash received in lieu of the issuance of fractional shares of FCNB Common Stock and any shareholder of First who receives payment of cash as a dissenting shareholder);

         (vi) the tax basis of the FCNB Common Stock received by shareholders of First pursuant to the Agreement will be the same as the tax basis of the First Common Stock surrendered in exchange therefore; and

         (vii) the holding period of the FCNB Common Stock received by the shareholders of First will include the holding period of the shares of First Common Stock surrendered in exchange therefore, provided that such shares of First Common Stock are held as a First asset as of the Effective Time.

         7.2 Conditions to Obligation of FCNB to Effect the Merger. The obligation of FCNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. The representations and warranties of First set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, and FCNB shall have received a certificate of the President of First to that effect. All corporate action required to have been taken by, or on the part of, First to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and FCNB shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. First shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and FCNB shall have received a certificate of the President of First to that effect.

(c) Permits, Authorizations, Etc. First and the First Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Material Adverse Change. There shall not have been any material adverse change in the business, operation, assets, financial condition, prospects or results of operations of First, First Bank, or any other material First Subsidiary. For purposes hereof, adverse developments with respect to any matter disclosed to FCNB prior to the date hereof and included in the First Disclosure Letter delivered to FCNB on the date hereof shall not constitute a material adverse change to the extent that the nature and scope of the adverse development is of the nature and within the scope of the matter disclosed.

(e) Regulatory Approvals. FCNB shall have received unconditional approval of the Merger contemplated by this Agreement from the Federal Reserve Board, the DFR and any other federal or state regulatory agencies whose approval is required for consummation of such transaction (except for such conditions as are ordinarily imposed in connection with transactions of the type contemplated hereby and which are not, in the opinion of FCNB, unduly burdensome), and all notice and waiting periods after the granting of any such approval shall have expired.

(f) Environmental Matters. FCNB shall have completed, with results satisfactory to it, the investigations into environmental matters referred to in Section 4.19 above.

(g) No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prevents the consummation of the Merger shall be in effect, and no action shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby or which in the reasonable judgment of FCNB would make it inadvisable to consummate the transactions contemplated by this Agreement.

(h) Litigation. Except as set forth in the First Disclosure Letter, at the Effective Time, there shall not be pending or threatened against First or any First Subsidiary or the officers or directors thereof in their capacity as such, any suit action or proceeding (including antitrust actions) which, if successful, would, in the reasonable judgment of FCNB, have a material adverse effect on the business, operation, assets, financial condition, prospects or results of operations of First or First Bank.

(i) Dissenters. Holders of not more than 5% of the outstanding Common Stock of First shall have validly exercised and perfected their rights to dissent from the Merger and demand fair value of their shares of First Common Stock in accordance with Maryland law.

(j) Voting Agreement. Each of the directors of First shall have, simultaneously with the execution of the Merger Agreement entered into a Voting Agreement in substantially in the form attached hereto.

(k) Brokers and Finders Fees. First shall have paid in full, at or prior to Closing, all amounts owing in respect of the payments contemplated in Section
4.23 hereof.

(l) Accountants' Letter. FCNB shall have received from Keller Bruner & Company, L.L.C., independent public accountants to First, a letter dated the Closing Date, with respect to certain financial information regarding First, which shall be substantially in the following form:

               (i) they are independent public accountants with respect to First;

               (ii) in their opinion the audited financial statements of First examined by them and included in the Proxy Statement furnished to shareholders of First, or subsequently provided to FCNB and/or the shareholders of First, comply as to form in all material respects with the requirements applicable thereto;

               (iii) at the request of First they have carried out procedures to a specified date not more than five business days prior to the Effective Time as follows: (1) read the unaudited financial statements of First for the period from the date of the most recent audited financial statements of First through the last day of the most recent calendar month ended prior to such specified date not more than five days prior to the Effective Time; (2) read the minutes of the meetings of the shareholders and of the Board of Directors (and all committees thereof) of First from the date of the most recently audited financial statements to a date not more than five days prior to the Effective Time, and (3) consulted with certain officers and employees of First responsible for financial and accounting matters as to whether there has been any change in First stock or long-term debt, or any decrease in consolidated net assets or in the total or per-share amounts of net income of First, and, based on such procedures and except as disclosed in such letter, nothing has come to their attention which would cause them to believe that:

                     (A) the  financial  statements  referred to in (1) above do not fairly present the financial position of First and the results of its operations and changes in its financial position at the dates and for the periods referred to therein and are not presented in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with that of the audited consolidated statements of First at December 31, 1998, except as expressly required by this Agreement or noted in such letter;

                     (B) as of said date not more than five  business days prior to the Effective Time, there was any (x) change in the First stock or long-term debt of First or (y) decreases in consolidated net assets of First, in each case as compared with the amounts shown in the balance sheet of First at the date of the most recent audited financial statements, or for the period from the date of the most recent financial statements to said date not more than five business days prior to the Effective Time, there were any decreases, as compared with the corresponding portion of the preceding fiscal year, in the total or per share amounts of income before extraordinary items or net income, other than, in each case, as set forth in such letter;

                     (C) the consolidated  financial statements of First for the quarter immediately preceding the Effective Time are not prepared in accordance with generally accepted accounting principles, and, based on a review of the interim financial statements of First and upon due inquiry made of the management of First, that material modifications should be made to such financial statements for them to be in conformity with generally accepted accounting principles as of said date not more than five business days prior to the Effective Time, except as noted in such letter;

                     (D) the reserve for possible  credit losses  established by
               First is not adequate to absorb reasonably anticipated losses in the loan and leasing portfolio of First in view of the size and character of such portfolios, then current economic conditions and other pertinent factors; and

                     (E) there are any contingent liabilities which could have a materially adverse effect on the assets, business or prospects of First or any First Subsidiary other than as disclosed in the most recent audited financial statements for First or other than, in each case, as disclosed in said letter.

The parties hereto acknowledge and agree that the foregoing letter is not, and the contents shall not be governed as a, "comfort letter" as that term is used for purposes of Statement of Financial Accounting Standards No. 72 , but is an agreed upon procedures letter,

 (m) Opinion of Counsel. First shall have delivered to FCNB an opinion, dated the Effective Time, of counsel to First, in form and substance reasonably satisfactory to FCNB and its counsel, to the effect that:

                  (i) First is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; is registered as a bank holding company under the BHCA; and has full corporate power and authority to own and operate its business and properties and to carry on its business as currently conducted;

                  (ii) First Bank is a state charted commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland; and has full corporate power and authority to own and operate its business and properties and to carry on its business as currently conducted

                  (ii) subject to possible increase to reflect the issuance of shares of First Common Stock pursuant to the exercise of options outstanding under the First Option Plans, the authorized capital stock of First consists solely of 5,000,000 shares of capital stock, par value $1.00 per share, 2,000,000 of which are First Common Stock, of which 1,525,125 shares are validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person, and 3,000,000 of which are undesignated;

                  (iii) subject to possible decrease to reflect the exercise of such options, to the knowledge of such counsel, except for the 102,952 options outstanding pursuant to the First Option Plans and 254,925 Warrants, there are no outstanding subscriptions, warrants, or rights to acquire from First or First Bank, or requiring First or First Bank to issue, or any outstanding securities or obligations convertible into, shares of First Common Stock or other class of capital stock or the capital stock of First Bank;

                  (iv)  to  the  knowledge  of  such   counsel,   there  are  no
         outstanding obligations of First or any First Subsidiary, to purchase, reacquire or redeem any shares of First Common Stock;

                  (v) execution, delivery and performance of this Agreement by First and consummation of the transactions contemplated in this Agreement do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles or Certificate of Incorporation or Charter or Bylaws of First or any First Subsidiary or, to the knowledge of such counsel, any material agreement to which First or any First Subsidiary is a party or by which their properties or assets may be bound; and

                  (vi) First has full corporate power and corporate authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, approved and adopted by all requisite corporate action of First, and by the shareholders of First, and constitutes the valid and legally binding obligation of First in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

                  (vii) except as set forth in the First Disclosure Letter, such counsel does not know of any claim, litigation, arbitration proceeding, labor dispute or investigation of any kind pending or threatened against First, or any First Subsidiary in any court or before any federal, state or municipal or other governmental agency or instrumentality relating in any way to the transactions contemplated in this Agreement, or which is determined adversely to First or such First Subsidiary, would have a material adverse effect on the financial condition, results of operations, business, properties, or assets of First and the First Subsidiaries, taken as a whole; and

                  (viii) to the knowledge of such counsel, such counsel has no reason to believe that (except as to financial statements and other financial or statistical data, or as to materials relating to or supplied by FCNB or the FCNB subsidiaries for inclusion in the Proxy Statement, as to which no belief need be expressed) the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time the Registration Statement became effective, the time of the Shareholder Meetings or as of the Closing Date.

 (n) Affiliate Letters. (i) First shall deliver or cause to be delivered to FCNB a letter from each officer, director or shareholder of First who may be deemed to be an "affiliate" (as defined for purposes of Rules 145 and 405 promulgated under the 1933 Act) of First, in form and substance reasonably satisfactory to FCNB, under the terms of which each such officer, director, and shareholder acknowledges and agrees to abide by and comply with: all limitations imposed by this Agreement with respect to the purchase or sale or other disposition of shares of FCNB Common Stock after the date hereof and prior to the Effective Time; the 1933 Act and all rules, regulations and releases promulgated thereunder with respect to the sale or other disposition of the shares of FCNB Common Stock received by such person in connection with this Agreement, including those accounting rules, regulations, releases and guidelines which govern the eligibility of the transactions governed hereby for treatment as a pooling of interests, including those which impose limitations or restrictions on the sale, disposition or other transactions with respect to shares of First Common Stock and FCNB Common Stock prior to and during the period following the Effective Time.

         (ii) FCNB shall have received from each of its directors, officers and shareholders who may be deemed to be an "affiliate" a letter in which such persons agree to abide by the provisions of this Agreement regarding the purchase and sale or other disposition of shares of FCNB Common Stock after the date hereof and prior to the Effective Time and accounting rules, regulations, releases and guidelines which govern the eligibility of the transactions governed hereby for treatment as a pooling of interests, including those which impose limitations or restrictions on the sale, disposition or other transactions with respect to shares of First Common Stock and FCNB Common Stock prior to and during the period following the Effective Time.

(o) Accounting Treatment. FCNB shall have received an opinion of Keller Bruner & Company, L.L.C., or otherwise determined to its satisfaction, that the transactions contemplated hereby can be accounted for as a pooling of interests for financial reporting purposes.

(p) Third Party Consents. First shall have obtained all material third party consents under any agreement, contract, lease, note, license, permit or other document by which First or any First Subsidiary is bound or to which any of their respective properties is subject required for the consummation of the transactions contemplated hereby.

(r) Non-Competition Agreements. Each of the members of the Board of Directors of First and First Bank shall have entered into an agreement, in form and substance satisfactory to FCNB, with FCNB and FCNB Bank regarding limitations on the ability of such persons to compete with FCNB and FCNB Bank, and to solicit customers of FCNB, for the period commencing at the Effective Time and ending on June 30, 2002.

(s) Option and Warrant Holder Agreements. FCNB shall have received agreements, satisfactory in form and substance to FCNB, from each of the holders of First Options pursuant to the First Option Plans and Warrants consenting to the treatment of such Options or Warrants, as the case may be as contemplated by
Section 2.1(b) hereof.

(t) Employment Termination Agreement. FCNB shall have received an agreement, satisfactory in form and substance to FCNB, from Jacob H. Goldstein, and consented to by First and First Bank, relating to the termination of Goldstein's existing employment agreement with First and First Bank as of the Effective Time.

         7.3 Conditions to Obligation of First to Effect the Merger. The obligation of First to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties; Corporate Proceedings. The representations and warranties of FCNB set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, and First shall have received a signed certificate the President of FCNB to that effect. All corporate action required to have been taken by, or on the part of, FCNB to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and First shall have received certified copies of the resolutions evidencing such authorizations.

(b) Performance of Obligations. FCNB shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and First shall have received a certificate of the President of FCNB to that effect.

(c) Registration Statement. The Registration Statement of FCNB under the Securities Act relating to the FCNB Common Stock shall have been declared effective, and no stop order with respect to the Registration Statement shall have been issued, or First shall have received an opinion of counsel to FCNB that such registration is not required. In addition, all state securities and blue sky permits and approvals required to carry out the transactions contemplated hereby shall have been obtained.

(d) Opinion of Counsel. FCNB shall have delivered to First an opinion, dated the Effective Time of Kennedy, Baris & Lundy, L.L.P., in form and substance reasonably satisfactory to First and its counsel, to the effect that:

                  (i) FCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; is registered as a bank holding company under the BHCA; and FCNB has full corporate power and authority to own and operate its business and properties and to carry on its business as currently conducted;

                  (ii) subject to the possible issuance of additional shares of FCNB Common Stock pursuant to the exercise of options issued under the FCNB Option Plan or the DRI Plan the authorized capital stock of FCNB consists solely of 20,000,000 shares of FCNB Common Stock, of which 10,064,892 shares are validly issued and outstanding immediately prior to the Effective Time, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person, and 1,000,000 shares of undesignated preferred stock, no shares of which were outstanding immediately prior to the Effective Time;

                  (iii) except as set forth in such opinion, to the best knowledge of such counsel, there are no outstanding subscriptions, warrants, options or rights to acquire from FCNB, or requiring FCNB to issue, or any outstanding securities or obligations convertible into, shares of FCNB Common Stock;

                  (iv) except as set forth in such opinion, to the best knowledge of such counsel, there are no outstanding commitments or obligations of FCNB to purchase, reacquire or redeem any shares of FCNB Common Stock;

                  (v) the FCNB Common Stock issued pursuant to the Merger, when issued in exchange for the First Common Stock, will be validly issued and outstanding, fully paid and nonassessable;

                  (vi) execution, delivery and performance of the Agreement by FCNB and consummation of the transactions contemplated in the Agreement do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Bylaws of FCNB, or, to the best knowledge of such counsel, any material agreement to which FCNB is a party or by which its properties or assets may be bound;

                  (vii) FCNB has full corporate power and corporate authority to make, execute, deliver and perform the Agreement and the Agreement has been duly authorized and approved by all requisite corporate action of FCNB and constitutes the valid and legally binding obligations of FCNB in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and subject to general equity principles which may limit the enforcement of certain remedies;

                  (viii) all material filings and registrations with, and notifications to, all federal, state and local authorities required on the part of FCNB for the consummation of the Merger have been made, all approvals and authorizations of all federal, state and local authorities required on the part of FCNB for consummation of the Merger are in full force and effect and all applicable waiting periods have passed;

                  (ix) such counsel does not know of any claim, litigation, arbitration proceeding, labor dispute or investigation of any kind pending or threatened against FCNB in any court or before any federal, state or municipal or governmental agency or instrumentality relating in any way to the transactions contemplated in this Agreement; and

                  (x) to the best knowledge of such counsel, such counsel has no reason to believe that (except as to financial statements and other financial or statistical data, or as to materials relating to or supplied by First or the First Subsidiaries for inclusion in the Proxy Statement, as to which no belief need be expressed) the Proxy Statement, as amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time the Registration Statement became effective, the time of the Shareholder Meetings or as of the Closing Date.

(e) Fairness Opinion. First shall have received from a investment advisor of its selection, reasonably acceptable to FCNB, an opinion dated as of a date prior to effectiveness of the Registration Statement to shareholders of First to the effect that the Merger is fair to the shareholders of First from a financial point of view.

(f) Nasdaq Listing. The shares of FCNB Common Stock to be issued to holders of First Common Stock in connection with the Merger shall have been approved for quotation, upon notice of issuance, on Nasdaq.

(g) No Material Adverse Change. There shall not have been any material adverse change in the business, operation, assets, financial condition, prospects or results of operations of FCNB. For purposes hereof, adverse developments with respect to any matter disclosed to First prior to the date hereof and included in the FCNB Disclosure Letter delivered to First on the date hereof shall not constitute a material adverse change to the extent that the nature and scope of the adverse development is of the nature and within the scope of the matter disclosed.

(h) No Injunction. The shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby, nor shall there be any pending proceeding of any agency of competent jurisdiction seeking any of the foregoing.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)      by mutual consent of First and FCNB; or

(b) by either FCNB or First at anytime after December 31, 1999, if the Merger shall not theretofore have been consummated, unless the date reflected in this
Section 8.1(b) shall be extended in writing by the parties hereto provided, however, in the event that First engages in communications relating to an Unsolicited Acquisition Proposal pursuant to Section 6.15(a) above, First shall not be entitled to terminate this Agreement pursuant to provisions of Section 8.1(b);

(c) by either FCNB or First in the event of the material breach by the other party of any material representation, warranty or agreement contained herein;

(d) by either of First or FCNB if any governmental or regulatory approval required for consummation of the Merger and the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal, provided, however, that the denial of any application relating to the merger, purchase and assumption or other transaction contemplated by Section 2.3 hereof shall not entitle First to terminate this Agreement pursuant to this Section 8.1(d).

(e) by either FCNB or First in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that the terminating party shall not be in material breach of a material representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(e);

(h) by First, in the exercise of its sole discretion, in the event that the Merger and the Agreement are not approved by the requisite majority of the shareholders of First at the First Shareholder Meeting;

(i) by FCNB, in the exercise of its sole discretion, in the event that the Merger and the Agreement are not approved by the requisite majority of the shareholders of FCNB at the FCNB shareholder meeting.

         8.2 Effect of Termination. In the event of termination of this Agreement by either First or FCNB as provided in Section 8.1 above, this Agreement shall forthwith become void except that (i) the provisions of this
Section 8.2, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1, and the provisions of Section 6.7 shall survive any such termination and abandonment, and (ii)and there shall be no liability on the part of either First or FCNB or their respective officers or directors, except in the event of willful breach of a material provision of this Agreement.

         8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of both First and FCNB; provided, however, that after such approvals no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of First's shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of First and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Non-survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. All representations, warranties and agreements in this Agreement of First and FCNB or in any instrument delivered by First and FCNB pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms except this Section 9.1, and the provisions of Articles I and II, Section 6.12 and 6.16 (to the extent they relate to, or are to be performed after, the Effective Time).

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by telecopier, cable, telegram or telex or (ii) on the date received if sent by overnight delivery service or if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)    if to FCNB:

                                      A. Patrick Linton, President
                                      FCNB Corp
                                      7200 FCNB Court
                                      Frederick, Maryland  21703

                             Copy to:

                                      David H. Baris, Esq.
                                      Kennedy, Baris & Lundy, L.L.P.
                                      Suite 300
                                      4719 Hampden Lane
                                      Bethesda, Maryland  20814

                      (b)    if to First:

                                      Jacob H. Goldstein, President
                                      First Frederick Financial Corporation
                                      22 West Patrick Street
                                      Frederick, Maryland  21701

         9.3 Material Adverse Change. Notwithstanding anything to the contrary contained herein, the term "material adverse change" or "material adverse effect" or words of similar import, shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities; (ii) changes, after the date hereof, in generally accepted accounting principles or regulatory principles generally applicable to banks; (iii) actions or omissions by a party hereto (or any of its subsidiaries), after the date hereof, taken or failed to be taken with the prior informed written consent of the other party, or at the express written request of the other party, in contemplation of the transaction contemplated hereby; or (iv) the Merger and compliance with the provisions of this Agreement on the operating performance of the parties.

         9.4 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

         9.5 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement.

         9.6 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other remedy.

         9.7 Miscellaneous. This Agreement (including exhibits, documents and instruments referred to herein)

(a) together with all Schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;

(b) is not intended to confer upon any person not a party hereto any rights or remedies hereunder;

(c) shall not be assigned by operation of law or otherwise, except that FCNB may without prior notice to or approval by First, assign this Agreement to a wholly-owned subsidiary of FCNB, provided, however, that in the event of any assignment of this Agreement to a subsidiary of FCNB resulting in the merger of First into such subsidiary, the consideration received by shareholders of First shall nevertheless consist of shares of FCNB Common Stock as set forth in
Article II hereof;

(d) shall be governed in all respects by the laws of the State of Maryland; and

(e) may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST: [SEAL]                           FCNB CORP

/s/ Helen G. Hahn                        By: /s/ A. Patrick Linton
--------------------------                   ------------------------------
Name:  Helen G. Hahn                     Name:  A. Patrick Linton
Title: Secretary                         Title: President

ATTEST: [SEAL]                           FIRST FREDERICK FINANCIAL
                                           CORPORATION

/s/ Mary Jo Clark                        By: /s/ Jacob H. Goldstein
--------------------------                   ------------------------------
Name:  Mary Jo Clark                     Name:  Jacob H. Goldstein
Title: Secretary                         Title: President

                                    EXHIBIT B

           Title 3, Subtitle 2 of the Maryland General Corporation Law

                           ANNOTATED CODE OF MARYLAND
                         CORPORATIONS AND ASSOCIATIONS.
           TITLE 3. CORPORATIONS IN GENERAL -- EXTRAORDINARY ACTIONS.
                  Subtitle 2. Rights of Objecting Stockholders.

ss. 3-201  "Successor" defined.

     (a) Corporation amending charter. -- In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
     (b) Corporation whose stock is acquired. -- When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

ss. 3-202  Right to fair value of stock.

     (a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:
          (1) The corporation consolidates or merges with another corporation;
          (2) The stockholder's stock is to be acquired in a share exchange;
          (3) The corporation transfers its assets in a manner requiring corporate action under ss.3-105 of this title;
          (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or
          (5) The transaction is governed by ss.3-602 of this title or exempted by ss. 3-603 (b) of this title.
     (b) Basis of fair value. -- (1) Fair value is determined as of the close of business:
               (i) With respect to a merger underss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived underss.3-106; or
               (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
          (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
          (3) In any transaction governed by ss.3-602 of this title or exempted by ss.3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of ss.3-603 (b) of this title.
     (c) When right to fair value does not apply. -- Unless the transaction is governed by ss.3-602 of this title or is exempted by ss.3-603 (b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:
         (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:
               (i) With respect to a merger under ss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under ss.3-106; or
               (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
         (2) The stock is that of the successor in a merger, unless:
               (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
               (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or
          (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

ss.3-203  Procedure by stockholder.

     (a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:
          (1) Shall file with the corporation a written objection to the proposed transaction:
               (i) With respect to a merger underss.3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived underss.3-106; or
               (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered; (2) May not vote in favor of the transaction; and (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.
     (b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

ss.3-204  Effect of demand on dividend and other rights.

  A stockholder who demands payment for his stock under this subtitle:
          (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss.3-202 of this subtitle; and
          (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

ss.3-205  Withdrawal of demand.

  A demand for payment may be withdrawn only with the consent of the successor.

ss.3-206  Restoration of dividend and other rights.

  (a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:
          (1) The demand for payment is withdrawn;
          (2) A petition for an appraisal is not filed within the time required by this subtitle;
          (3) A court determines that the stockholder is not entitled to relief; or
          (4) The transaction objected to is abandoned or rescinded.
     (b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

ss.3-207  Notice and offer to stockholders.

     (a) Duty of successor. -- (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
          (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
               (i) A balance sheet as of a date not more than six months before the date of the offer;
               (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and
               (iii) Any other information the successor considers pertinent.
     (b) Manner of sending notice. -- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

ss.3-208 Petition for appraisal; consolidation of proceedings; joinder of objectors.

     (a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
     (b) Consolidation of suits; joinder of objectors. -- (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
          (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

ss.3-209  Notation on stock certificate.

     (a) Submission of certificate. -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
     (b) Transfer of stock bearing notation. -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

ss.3-210  Appraisal of fair value.

     (a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
     (b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
     (c) Same -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
     (d) Same -- Service; objection. -- (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
          (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

ss.3-211  Action by court on appraisers' report.

     (a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which: (1) Confirms, modifies, or rejects it; and (2) If appropriate, sets the time for payment to the stockholder.
     (b) Procedure after order. -- (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
          (2) If the appraisers' report is rejected, the court may:
               (i) Determine the fair value of the stock and enter judgment for the stockholder; or
               (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
     (c) Judgment includes interest. -- (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under ss.3-202 of this subtitle.

          (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under ss.3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
               (i) The price which the successor offered for the stock;
               (ii) The financial statements and other information furnished to the stockholder; and
               (iii) Any other circumstances it considers relevant.
     (d) Costs of proceedings. -- (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under ss.3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
               (i) The price which the successor offered for the stock;
               (ii) The financial statements and other information furnished to the stockholder; and
               (iii) Any other circumstances it considers relevant.
          (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:
               (i) The successor did not make an offer for the stock under ss.3-207 of this subtitle; or
               (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
     (e) Effect of judgment. -- The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

ss.3-212  Surrender of stock.

     The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
          (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
          (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

ss.3-213  Rights of successor with respect to stock.

     (a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under ss.3-202 of this subtitle.
     (b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
     (c) Successor in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation and Bylaws of FCNB provide for the indemnification of the officers and directors of FCNB to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"), and for the indemnification of other persons to the extent permitted by law and as determined by the Board of Directors. The MGCL provides, in general, that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, who was, is or is threatened to be made a defendant or
respondent  to  any  action,  suit  or  proceeding,   whether  civil,  criminal,
administrative or investigative, by reason of the fact that he served as a director, officer, employee or agent of the corporation, or served at the corporation's request in any capacity of another enterprise or employee benefit plan, unless (i) the act or omission giving rise to the liability of such person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe the act or omission was unlawful. Notwithstanding the foregoing, no indemnification shall be authorized in the case of any proceeding by or in the right of the corporation, if the person has been adjudged liable to the corporation, except that a court may order indemnification against expenses (including attorney fees) only. The indemnification is mandatory in the case of success, on the merits or otherwise, in the defense of any proceeding. Indemnification is against judgements, penalties, fines, settlements, and reasonable expenses actually incurred (including attorney's fees) in connection with the proceeding. A corporation has the power to purchase and maintain insurance or maintain other arrangements in respect of such indemnification. The indemnification provided by the MGCL is not exclusive of other rights to indemnification to which any person may otherwise be entitled.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)      Exhibits


         Number      Description
         ------      -----------
         2           Agreement  and Plan of  Merger,  as amended  and  restated,  included  as  Exhibit A to the  combined  proxy statement/prospectus.  Schedules  are  omitted.  FCNB  agrees to  furnish  copies of such  schedules  to the
                     Commission upon request.

         5           Opinion of Kennedy, Baris & Lundy, L.L.P.

         8           Form of Opinion of Kevin P. Kennedy, Esquire

         23(a)       Consent of Keller Bruner & Company, LLP., independent certified public accountants to FCNB

         23(b)       Consent of Keller Bruner & Company, LLP. independent certified public accountants to First Frederick

         23(c)       Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

         23(d)       Consent of Kevin P. Kennedy, Esquire, included in Exhibit 8

         99(a)       Form of Proxy for First Frederick Shareholder Meeting

         99(b)       Form of Proxy for FCNB Shareholder Meeting

(b)      Financial Statement Schedules
         Not Applicable

(c)      None.

ITEM 22. UNDERTAKINGS

         The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland on May 26, 1999.

                                            FCNB CORP

                                            By:  /s/ A. Patrick Linton
                                                 -------------------------------
                                                 A. Patrick Linton, President
                                                 and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ George B. Callan, Jr.                                 Director                        May 26, 1999
--------------------------
George B. Callan, Jr.


---------------------------                                Director
Miles M. Circo


/s/ Shirley D. Collier                                     Director                        May 26, 1999
--------------------------
Shirley D. Collier


 /s/ Clyde C. Crum                            Chairman of the Board of Directors           May 26, 1999
--------------------------
Clyde C. Crum


/s/ James S. Grimes                                        Director                        May 26, 1999
--------------------------
James S. Grimes


 /s/ Bernard L. Grove, Jr.                                 Director                        May 26, 1999
--------------------------
Bernard L. Grove, Jr.


 /s/ Gail T. Guyton                                        Director                        May 26, 1999
--------------------------
Gail T. Guyton


 /s/ Frank L. Hewitt                                        Director                        May 26, 1999
--------------------------
Frank L. Hewitt, III


 /s/ A. Patrick Linton                        President, Chief Executive Officer            May 26, 1999
---------------------------                               and Director
A. Patrick Linton


 /s/ Jacob R. Ramsburg, Jr.                                Director                        May 26, 1999
--------------------------
Jacob R. Ramsburg, Jr.

 /s/ Kenneth W. Rice                                       Director                        May 26, 1999
--------------------------
Kenneth W. Rice


/s/ Rand D. Weinberg                                       Director                        May 26, 1999
--------------------------
Rand D. Weinberg



--------------------------
DeWalt J. Willard, Jr.


 /s/ Mark A. Severson                                     Director                          May 26, 1999
--------------------------                   Principal Financial and Accounting
Mark A. Severson                                          Officer


                                INDEX TO EXHIBITS

  Number            Description
  ------            -----------

    2 Agreement and Plan of Merger, as amended and restated, included as Exhibit A to the combined proxy statement/prospectus. Schedules are omitted. FCNB agrees to furnish copies of such schedules to the Commission upon request.

    5       Opinion of Kennedy, Baris & Lundy, L.L.P.

    8       Form of Opinion of Kevin P. Kennedy, Esquire

    23(a) Consent of Keller Bruner & Company, LLP., independent certified public accountants to FCNB

    23(b) Consent of Keller Bruner & Company, LLP independent certified public accountants to First Frederick

    23(c)   Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

    23(d)   Consent of Kevin P. Kennedy, Esquire, included in Exhibit 8

    99(a)   Form of Proxy for First Frederick Shareholder Meeting

    99(b)   Form of Proxy for FCNB Shareholder Meeting